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Exhibit 2.2

Excerpts from Schedule 4.6 to the Share Purchase Agreement

The following sections, which are defined as the "Relevant Sections" in Section 4.6 of the Share Purchase Agreement, have been excerpted from the Draft Offering Memorandum, dated September 29, 2005, of Cablecom Holdings AG (the "Offering Memorandum"), which was annexed to the Share Purchase Agreement as Schedule 4.6 thereto:

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  Presentation of Financial and Other Information

  •
  Our Indebtedness

  •
  Description of Business

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  Information on Cablecom Holdings AG

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  Board of Directors, Management and Auditors

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  Related Party Transactions

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  Independent Auditors

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  Financial Information

All references in the following excerpts to "we," "us," "our," the "Company" and "Cablecom" have the meanings ascribed thereto under the heading "Presentation of Financial and Other Information—Definitions" below.

All references in the following excerpts to "herein" mean the Offering Memorandum. They do not refer to this Current Report on Form 8-K.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Financial Data

Unless otherwise indicated, the historical consolidated financial information presented herein has been prepared in compliance with the applicable provisions of the Swiss Code of Obligations and international financial reporting standards ("IFRS"). IFRS differs in certain respects from generally accepted accounting principles in the United States ("U.S. GAAP") and generally accepted accounting principles in Switzerland ("Swiss GAAP FER"). For a discussion of certain differences between IFRS and U.S. GAAP, and IFRS and Swiss GAAP FER, in each case as they relate to our financial statements, see "Significant Differences Between IFRS and U.S. GAAP" herein and Note 35 to our [omitted] consolidated financial statements included in this Offering Memorandum, respectively.

On September 26, 2005, the Company declared a stock split at a ratio of 2,500 Shares for each share then outstanding. In addition, on September 26, 2005, Glacier converted a shareholders loan into 50,000,000 newly issued Shares. For a description of the stock split and conversion of the shareholders loan, see "Share Capital and Shares."

This Offering Memorandum includes our [omitted] consolidated financial statements as of and for the years ended December 31, 2003 and 2004, and our unaudited consolidated financial statements as of and for the six month periods ended June 30, 2004 and 2005, as well as the [omitted] consolidated financial statements of Cablecom GmbH, our predecessor group holding company, as of and for the year ended December 31, 2002. See "Financial Information."

Also presented in this Offering Memorandum is certain unaudited pro forma financial information of Cablecom GmbH in the year ended December 31, 2002. The unaudited pro forma financial information has been adjusted as described under "Unaudited Pro Forma Consolidated Financial Information."

The unaudited interim financial statements presented herein have been prepared on a basis consistent with our [omitted] consolidated financial statements, and have, in our opinion, included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of the financial information set forth in those statements. Please refer to the notes to our consolidated financial statements included in this Offering Memorandum. Our historical results do not necessarily indicate results that may be expected for any future period.

Certain amounts and percentages presented herein have been rounded and, accordingly, may not total.

Definitions

Unless otherwise stated or the context otherwise requires, the terms "Cablecom," "we," "us" and "our" as used in this Offering Memorandum refer to the Company and its consolidated subsidiaries, except that references to "Cablecom," "we," "us" and "our" prior to the formation of the Company in October 2003 refer to the group as then constituted.

All references in this Offering Memorandum to "CHF" are to Swiss francs, to "EUR" or "€" are to euro and to "USD" or "$" are to U.S. dollars.

For an explanation or definition of certain terms used in this Offering Memorandum, see "Glossary."

"Cablecom," our logo and combined name and logo and certain other trademarks, servicemarks or registered servicemarks appearing in this Offering Memorandum are property of Cablecom GmbH. All other trademarks, tradenames or servicemarks referred to in this Offering Memorandum are the property of their respective owners.

Exchange Rate Information

We present our consolidated financial statements in Swiss francs. We have set forth in the table below, for the periods and dates indicated, information regarding the European Central Bank foreign exchange reference rate for cable transfers of euro, expressed as Swiss francs per EUR 1.00.

	CHF per EUR 1.00
	Average(1)	High	Low	Period End
Year Ended
December 31, 2002	1.4670	1.4856	1.4494	1.4524
December 31, 2003	1.5210	1.5729	1.4524	1.5579
December 31, 2004	1.5439	1.5838	1.5085	1.5429
December 31, 2005 (through September 26)	1.5485	1.5635	1.5303	1.5566
Six Months Ended
June 30, 2004	1.5531	1.5838	1.5085	1.5242
June 30, 2005	1.5463	1.5593	1.5303	1.5499
Month Ended
July 31, 2005	1.5578	1.5635	1.5472	1.5607
August 31, 2005	1.5528	1.5595	1.5453	1.5485
September 1, 2005 until September 26 (included)	1.5480	1.5566	1.5429	1.5566

(1)
The average of the noon buying rates on each business day during the relevant period.

Unless otherwise specified or the context otherwise requires, the exchange rate used in this Offering Memorandum for the conversion of Swiss francs into euro is CHF 1.5499 to EUR 1.00, the European Central Bank foreign exchange reference rate for cable transfers of euro on June 30, 2005.

The rates above may differ from the rates used in the preparation of financial information appearing elsewhere in this Offering Memorandum. We have provided these exchange rates solely for the convenience of potential investors. The rates should not be construed as a representation that Swiss franc amounts could have been, or could be, converted into euro at the rates set forth herein or at any other rate. Fluctuations in the exchange rate between the Swiss franc and other currencies, including the euro, may adversely affect our business. See "Risk Factors—Risks Relating to Our Financial Position—We are exposed to interest rate and currency exchange rate risks."

Industry and Market Data

We operate in an industry in which it is difficult to obtain precise industry and market information. Industry data presented in this Offering Memorandum is based upon information obtained from industry publications and from surveys or studies conducted by third party sources that we believe to be reliable, including:

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  for information relating to the cable television market, we have used information published by Swisscable, Euromedia and Swisscom AG ("Swisscom");

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  for information relating to the Internet market, we have used information published by Gartner Inc. ("Gartner") and Swisscom;

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  for information relating to the telephony market, we have used information published by Gartner, Swisscom, European Information Technology Observatory EWIV ("EITO") and the Swiss Federal Office of Communications ("OfCom");

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  for information relating to the business services market, we have used information published by Gartner; and

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  for demographic and economic information relating to Europe and Switzerland, we have relied on information from Euromonitor plc ("Euromonitor"), the International Telecommunications Union ("ITU") and the Swiss Federal Statistic Office.

We accept responsibility for the correct reproduction of this information. Although we believe these sources to be reliable, we have not independently verified the information and cannot guarantee their accuracy and completeness. See "Industry Overview and Key Trends" for further information regarding the industry data used herein.

In addition, certain data used herein, such as data relating to our market share and market position and other similar market-related data have been produced based on a combination of some or all of the following: our estimates, our own knowledge and experience and independent sources available to us but which we have not independently verified. In many cases there is no readily available third-party information (whether from trade associations, government bodies or other organizations) to validate market-related analyses and estimates, which requires us to rely on internally developed estimates. Our internal estimates have not been verified by an independent expert and we cannot guarantee that a third party using different methods to assemble, analyze or compute market data would obtain or generate the same result. Also, market data may change and cannot always be verified with complete certainty due to limited availability or reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market position or market share. Finally, consumption patterns and preferences can and do change. As a result, you should be aware that market share and position and other market data in this Offering Memorandum, and estimates based on that data, may not be reliable indicators of future results.

Operating Data

We use "subscriber," "revenue generating unit" or "RGU," "average revenue per user" or "ARPU," and "churn" as operating and performance measurements or metrics. None of these terms are measures of financial performance under IFRS, nor have these measures been reviewed by an outside auditor, consultant or expert. All of these measures, except where specifically indicated to the contrary, are derived from management estimates. As defined by us, these terms may not be comparable to similar terms used by other companies. These terms are described below.

Subscribers.    We refer to the end-users receiving our products directly through our network ("on-net") as our "subscribers," even if our billing relationship for that end-user is with the end-user's landlord or housing association and not with the end-user. We also refer to the following as our subscribers: (a) end-users to whom we directly provide our digital Consumer Market products through a partner network; and (b) end-users who receive our analog television signal through a partner network for analog cable television, if we have a service operating contract with the partner network that permits us to market one or more of our digital products to such end-user.

RGUs.    Each subscriber receiving analog cable television over our network or digital cable television, broadband Internet or fixed-line telephony services over our network or partner networks is counted as a revenue generating unit, or "RGU," for each such product received, regardless of the number of products such subscriber receives from us. Thus, a subscriber who receives all four of our Consumer Market products would be counted as four RGUs. Subscribers receiving analog cable television through partner networks, dial-up Internet or Service Plus are not recorded as RGUs for those services, although they generate revenue for us. In addition, subscribers receiving multiple digital television packages, pay-per-view programs or multiple telephony access lines are not counted as additional RGUs for the type of product received.

ARPU.    Monthly average revenue per user, or "ARPU," for any product, with the exception of fixed-line telephony, is calculated by dividing monthly recurring revenue (as defined below) associated with a product by our RGUs for that product at the beginning of the month. ARPU for fixed-line telephony for any month is calculated by dividing the recurring fixed-line telephony revenue generated in the month by the average RGUs for that month. Average RGUs for each month are calculated by adding the beginning and ending RGUs for the month and dividing by two. ARPU for a period is calculated by the sum of the monthly ARPUs over the period divided by the number of months in that period. We calculate the "on-net blended ARPU" as the sum of the products of (a) ARPU for each product for the period and (b) the number of on-net subscribers for the respective product at the period end, divided by (c) the number of our on-net analog cable television subscribers at period end.

Recurring revenue.    The principal components of recurring revenue for our Consumer Market products are:

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  for our analog cable television product, revenue generated from monthly subscription, regulatory and copyright fees, excluding revenue generated from Service Plus, new connections and advertising windows;

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  for our digital cable television products, revenue generated from subscription fees for our basic and premium content, set-top box rental and the sale of premium and pay-per-view content, excluding revenue generated from set-top box sales and installations;

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  for our broadband Internet products, revenue generated from subscription fees, excluding revenue generated from the sale of equipment such as wireless fidelity ("Wi-Fi") routers; and

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  for our fixed-line telephony products, revenue generated from line rental and charges relating to usage and interconnection, excluding revenue generated from handset sales.

Recurring revenue is not a measure of performance calculated in accordance with IFRS. Recurring revenues for all of our respective products are calculated net of discounts and adjustments related to recurring revenues.

Churn.    Churn includes both subscribers that elect to discontinue using our products and subscribers that are terminated from using our products because of non-payment. The monthly churn rate for a product is calculated by dividing (a) the number of RGUs that discontinue their subscription to the product plus the number of RGUs terminated because of non-payment less the number of RGUs that reactivate their service within approximately 40 days after the service suspension, by (b) the number of RGUs on the first day of the month. Churn rate for a year, half-year or quarter is the sum of the monthly churn rates during the period.

Homes passed.    Homes passed are the number of homes and other units such as apartments that we estimate can be connected to our network without further build-out of our network. We do not include homes passed by our partner networks in our calculation of homes passed.

Homes marketable.    Homes marketable for analog cable televison are the number of homes connected to our network that could potentially be provided with the analog cable television product. Within our own network, homes marketable for our digital products, including digital television, broadband Internet and fixed-line telephony, are analog cable television subscribers that reside in the parts of our network upgraded to provide the respective product. With respect to our partner networks, homes marketable are the number of partner network analog cable television subscribers to which we can market the respective digital product under a service operating contract between us and the respective partner network.

Network coverage area.    We consider the geographic area containing the homes marketable on our own network to be our "network coverage area."

Penetration rate.    Penetration rate represents the number of RGUs for a product as a percentage of homes marketable for the product indicated.

Partner networks.    Partner networks are cable network operators in Switzerland to which we provide our services, including but not limited to full or partial analog television signal delivery, network maintenance services, and engineering and construction services. With certain of our partner networks we have entered into a service operating contract to directly market and provide digital products, including digital television, broadband Internet and fixed-line telephony, to those partner network analog cable television subscribers.

Business area.    We define a business area as a 400 meter by 400 meter square containing a minimum of 500 employees. We estimate there are 413 such business areas in Switzerland. We believe our network passes a business area when a fiber access point is located within 500 meters from the center of a business area.

Market share.    We use different methods to measure our share of the various markets in which we operate. In particular, we measure our share of the analog cable television market as a percentage of the total number of analog cable television subscribers in Switzerland as estimated at year end by Swisscable and by us for interim periods, our share of the broadband Internet access as a percentage of residential broadband Internet customers on our network, on the Swisscom network (as reported by Swisscom) and on other cable networks (which we estimate), our share of the fixed-line telephony market as a percentage of the residential access lines in Switzerland owned or maintained by us and by Swisscom (as reported by Swisscom) and our share of the Swiss business market as a percentage of the calling revenues, connection revenues and data service revenues estimated by Gartner to be generated by businesses in Switzerland.

OUR INDEBTEDNESS

Senior Notes

General

On April 15, 2004, Cablecom Luxembourg S.C.A., an indirect wholly-owned subsidiary of the Company, issued EUR 290 million of 9 3/8% senior notes that mature on April 15, 2014.

Interest Rate

The Senior Notes bear interest at a rate equal to 9 3/8% per year. Interest is payable semi-annually on April 15 and October 15 of each year.

Ranking

The Senior Notes are Cablecom Luxembourg S.C.A.'s senior obligations and rank equally in right of payment with all future indebtedness of Cablecom Luxembourg S.C.A. that is not subordinated to the Senior Notes, and rank senior in right of payment to all of Cablecom Luxembourg S.C.A.'s existing and future subordinated indebtedness.

Covenants

The indenture governing the Senior Notes includes covenants which, among other things, restrict the ability of Cablecom Luxembourg S.C.A. and certain of its subsidiaries to:

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  pay dividends or make other distributions;

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  make certain other restricted payments and investments;

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  incur additional indebtedness;

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  create or permit to exist liens;

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  impose restrictions on the ability of certain subsidiaries to pay dividends or make other distributions;

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  transfer or sell assets;

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  merge or consolidate with other entities; and

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  enter into transactions with affiliates.

Cablecom Luxembourg S.C.A. is prevented from making any payment under the first two of the foregoing covenants (each defined as a "Restricted Payment" in the indenture) if at any time Cablecom Luxembourg S.C.A. makes such Restricted Payment:

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  a default under the indenture shall have occurred;

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  it would not be able to incur additional indebtedness under the indenture after giving effect to the Restricted Payment; or

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  the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the date of issuance of the Senior Notes and not returned or rescinded would exceed the sum of the proceeds received from any future sale of the Shares, the net reductions in certain restricted investments, and 50% of Cablecom Luxembourg S.C.A.'s consolidated net income (less 100% of any deficit in the net income) from and after June 30, 2005 to the end of the most recent fiscal quarter ending prior to the date of the Restricted Payment.

Security

The Senior Notes are secured by an inter-company loan note on a second-ranking basis.

Change of Control

Upon delivery of notice regarding the occurrence of a change of control, each holder of the Senior Notes has the right, subject to certain exceptions, to require Cablecom Luxembourg S.C.A. to repurchase such holder's Senior Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date. As defined in the indenture governing the Senior Notes, a change of control includes, among other things: (1) any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more specified permitted holders, is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of Cablecom Luxembourg S.C.A. (or its successor) (for the purposes of this clause, such person or group shall be deemed to beneficially own any voting stock of Cablecom Luxembourg S.C.A. held by a parent entity, if such person or group beneficially owns, directly or indirectly, more than 50% of the voting power of the voting stock of such parent entity); and (2) the first day on which a majority of the members of the board of directors of Cablecom Luxembourg S.C.A. are not nominated for election or elected to the board of directors with the approval of a majority of the then members of its board of directors.

Optional Redemption

On and after April 15, 2007, Cablecom Luxembourg S.C.A. will be entitled, at its option, to redeem all or a part of the Senior Notes upon not less than 30 nor more than 60 days' notice at the following redemption prices, plus accrued and unpaid interest to the redemption date, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:

Year	Redemption Price(1)
2007	109.375%
2008	107.031%
2009	104.688%
2010	103.125%
2011	101.563%
2012 and thereafter	100.000%

(1)
As a percentage of principal amount.

Prior to April 15, 2007, Cablecom Luxembourg S.C.A. may on any one or more occasions redeem up to 40% of the original principal amount of the Senior Notes with the net cash proceeds of one or more equity offerings at a redemption price of 109.375% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date; provided that:

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  at least 60% of the original principal amount of the Senior Notes remains outstanding after each such redemption; and

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  the redemption occurs within 120 days after the closing of such equity offering.

In addition, Cablecom Luxembourg S.C.A. may redeem all, but not less than all, of the Senior Notes in the event of specified developments affecting taxation, at a price equal to 100% of the principal amount thereof with accrued and unpaid interest.

Events of Default

The indenture governing the Senior Notes provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the Senior Notes to become or to be declared due and payable.

Senior Secured Notes

General

On April 8, 2005, Cablecom Luxembourg S.C.A. issued CHF 390 million of floating rate senior secured notes that mature on April 15, 2010 (the "Series A CHF Notes"), EUR 200 million of floating rate senior secured notes that mature on April 15, 2010 (the "Series A Euro Notes" and, together with the Series A CHF Notes, the "Series A Notes") and EUR 375 million of floating rate senior secured notes that mature on April 15, 2012 (the "Series B Notes" and, together with the Series A Notes, the "Senior Secured Notes").

Interest Rate

The Series A CHF Notes bear interest at a rate equal to three-month CHF LIBOR plus 2.625% per year, which rate is reset quarterly. The Series A Euro Notes bear interest at a rate equal to three-month EURIBOR plus 2.50%, which rate is reset quarterly. The Series B Notes bear interest at a rate equal to three-month EURIBOR plus 2.75%, and this rate is also reset quarterly. Interest on the Senior Secured Notes is payable quarterly on July 15, October 15, January 15 and April 15 of each year.

Ranking

The Senior Secured Notes are Cablecom Luxembourg S.C.A.'s senior obligations and rank senior in right of payment to all existing and future subordinated obligations of Cablecom Luxembourg S.C.A. and equal in right of payment with all existing and future indebtedness of Cablecom Luxembourg S.C.A. that is not subordinated to the Senior Secured Notes. On April 15, 2004, Cablecom GmbH and Cablecom Luxembourg S.C.A. entered into an intercreditor deed with, among others Deutsche Bank AG, London and Deutsche Bank Trustee Company Limited as amended by a supplemental deed dated April 8, 2005 pursuant to which the Senior Secured Notes effectively rank pari passu with the CHF 150 million Revolving Credit Facility of Cablecom GmbH and rank senior to the Senior Notes. The intercreditor deed contains customary undertakings by, among others, Cablecom GmbH and Cablecom Luxembourg S.C.A. to give effect to the ranking of the Senior Secured Notes, the CHF 150 million Revolving Credit Facility of Cablecom GmbH and the Senior Notes.

Covenants

The indenture governing the Senior Secured Notes includes covenants which, among other things, restrict the ability of Cablecom Luxembourg S.C.A. and certain of its subsidiaries to:

  •
  pay dividends or make other distributions;

  •
  make certain other restricted payments and investments;

  •
  incur additional indebtedness;

  •
  create or permit to exist liens;

  •
  impose restrictions on the ability of certain subsidiaries to pay dividends or make other distributions;

  •
  transfer or sell assets;

  •
  merge or consolidate with other entities; and

  •
  enter into transactions with affiliates.

Cablecom Luxembourg S.C.A. is prevented from making any payments under the first two of the foregoing covenants (each defined as a "Restricted Payment" in the indenture) if at any time Cablecom Luxembourg S.C.A. makes such Restricted Payment:

  •
  a default under the indenture shall have occurred;

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  it would not be able to incur additional indebtedness under the indenture after giving effect to the Restricted Payment; or

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  the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the date of issuance of the Senior Secured Notes and not returned or rescinded would exceed the sum of the proceeds received from any future sale of the Shares, the net reductions in certain restricted investments, and 50% of Cablecom Luxembourg S.C.A.'s consolidated net income (less 100% of any deficit in net income) from and after June 30, 2004 to the end of the most recent fiscal quarter ending prior to the date of the Restricted Payment.

Security

The Senior Secured Notes are secured by certain inter-company loan notes as well as all shares in Cablecom GmbH, all on a first-ranking basis.

Change of Control

Upon delivery of notice regarding the occurrence of a change of control, Cablecom Luxembourg S.C.A. will be required to offer to purchase all Senior Secured Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date. As defined in the indenture governing the Senior Secured Notes, a change of control includes, among other things: (1) any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more specified permitted holders, is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of Cablecom Luxembourg S.C.A. (or its successor) (for the purposes of this clause, such person or group shall be deemed to beneficially own any voting stock of Cablecom Luxembourg S.C.A. held by a parent entity, if such person or group beneficially owns, directly or indirectly, more than 50% of the voting power of the voting stock of such parent entity); and (2) the first day on which a majority of the members of the board of directors of Cablecom Luxembourg S.C.A. are not nominated for election or elected to the board of directors with the approval of a majority of the then members of its board of directors.

Optional Redemption

On and after October 15, 2005, Cablecom Luxembourg S.C.A. will be entitled, at its option, to redeem all or a part of the Senior Secured Notes upon not less than 30 nor more than 60 days' notice at the following redemption prices, plus accrued and unpaid interest to the redemption date, if redeemed during the twelve-month period beginning on October 15 of the years indicated below:

Year	Redemption Price(1)
2005	102.00%
2006	101.00%
2007 and thereafter	100.00%

(1)
As a percentage of principal amount.

In addition, Cablecom Luxembourg S.C.A. may redeem all, but not less than all, of the Senior Secured Notes in the event of specified developments affecting taxation, at a price equal to 100% of the principal amount thereof, together with accrued and unpaid interest.

Events of Default

The indenture governing the Senior Secured Notes provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the Senior Secured Notes to become or to be declared due and payable.

Revolving Credit Facility

On April 8, 2005, Cablecom GmbH and Cablecom Luxembourg S.C.A. entered into a credit agreement (the "credit agreement") with, among others, Goldman Sachs International, Deutsche Bank AG London and Credit Suisse First Boston as arrangers. The credit agreement provides for a revolving credit facility of up to CHF 150 million (the "Revolving Credit Facility"), which will be available for drawing in Swiss francs by Cablecom GmbH and certain of its subsidiaries (subject to its terms and conditions).

Interest Rates and Fees

Advances under the credit agreement will bear interest for each interest period at a rate per annum equal to LIBOR, plus a margin of 2.25% per annum, plus mandatory costs (if any). The margin is not subject to adjustment. In addition to paying interest on advances under the credit agreement, Cablecom GmbH is required to pay a commitment fee to the lenders under the credit agreement in respect of the unutilized commitments thereunder at a rate of 0.75% per annum. It has also agreed to pay certain agency fees to the facility agent and the security agent.

Guarantees and Security

The credit agreement will require the provision of the following security in favor of the lenders to secure the obligations of Cablecom GmbH and Cablecom Luxembourg S.C.A.:

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  a first-ranking pledge by Cablecom Luxembourg S.C.A. of its shares in Cablecom GmbH;

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  a first-ranking security assignment by Cablecom Luxembourg S.C.A. of certain inter-company loan notes; and

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  a first-ranking security assignment by Cablecom GmbH and certain other members of the Cablecom group of their bank accounts (subject to certain exceptions).

Cablecom GmbH, any other borrowers of the Revolving Credit Facility and Cablecom Luxembourg S.C.A. will each be required to provide a guarantee of each of the other borrowers' obligations under the credit agreement in favor of the lenders.

Maturity

Each advance made under the credit agreement will be repayable on the last day of the interest period relating thereto and amounts repaid may be redrawn during the availability period (subject to certain conditions), provided that all amounts outstanding under the credit agreement will be repayable in full on April 8, 2010 (the "Final Maturity Date").

Availability of the Revolving Credit Facility and Use of Proceeds

The proceeds of the Revolving Credit Facility are, subject to the satisfaction of conditions precedent, available for the period from (and including) the signing date to the date falling one month prior to the Final Maturity Date. The Revolving Credit Facility may be used to finance working capital and for the general corporate purposes of the borrowers (including capital expenditure and acquisitions).

Voluntary and Mandatory Prepayment

Subject to the giving of notice and certain minimum amounts, the credit agreement allows for voluntary prepayments of outstanding advances (in whole or in part) at any time. The credit agreement requires mandatory prepayment of all amounts outstanding thereunder following the occurrence of any event or circumstance in which the Senior Secured Notes are required by their terms to be redeemed in full (or in which an offer to purchase all of the Senior Secured Notes is required to be made), or in certain circumstances, after application of funds to make an offer to purchase the notes, and following the expiry of any grace period or notice period applicable thereto. In addition, the credit agreement requires mandatory repayment in part of all amounts outstanding thereunder following the occurrence of any event or circumstance in which the Senior Secured Notes are required by their terms to be redeemed in part (or in which an offer to purchase part only of the Senior Secured Notes is required to be made). All amounts required to be applied in partial prepayment will be applied, first, to the Senior Secured Notes and, second, in the event of any remaining amounts, towards prepayment of the Revolving Credit Facility (and any amounts so prepaid will result in a permanent reduction of the lenders' commitments thereunder).

In addition, the credit agreement requires mandatory repayment of all amounts outstanding thereunder following the occurrence of a change in control. As defined in the credit agreement, a change of control includes, among other things: (1) any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more specified permitted holders, is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of Cablecom Luxembourg S.C.A. (or its successor) (for the purposes of this clause, such person or group shall be deemed to beneficially own any voting stock of Cablecom Luxembourg S.C.A. held by a parent entity, if such person or group beneficially owns, directly or indirectly, more than 50% of the voting power of the voting stock of such parent entity); and (2) the first day on which a majority of the members of the board of directors of Cablecom Luxembourg S.C.A. are not nominated for election or elected to the board of directors with the approval of a majority of the then members of its board of directors.

All prepayments under the credit agreement shall be made in full, without penalty or premium, but subject to payment of broken funding costs if not made on the last day of an interest period.

Representations, Warranties, Undertakings and Events of Default

The credit agreement contains various customary representations and warranties. In addition, it contains various affirmative and negative undertakings similar to those contained in the indenture governing the Senior Secured Notes. The credit agreement does not contain any financial maintenance covenants. The credit agreement provides for events of default which, if any of them occurs, would permit or, if instructed by the lenders, require the facility agent to terminate the availability of the Revolving Credit Facility, declare any outstanding advances due and payable, require the borrowers to repay their outstanding liabilities and/or enforce any security.

DESCRIPTION OF BUSINESS

Introduction

We are the largest cable operator in Switzerland, providing consumers with an integrated "triple-play" offering of cable television, broadband Internet and fixed-line telephony products. We are planning to introduce in 2006 a mobile telephony offering as a reseller and a mobile VoIP service to provide the first "quadruple-play" offering in Switzerland. As of June 30, 2005, we provided analog cable television services to approximately 1.5 million subscribers through our network and in excess of 0.5 million subscribers through our partner networks, representing approximately 52% and 19%, respectively, of the Swiss analog cable television market. We offer managed WAN services, voice services and value-added services such as security, messaging and hosting to the Swiss business market. In addition, we provide analog television signal delivery and engineering, operating and carrier services to our partner networks and to telecommunications providers, subcontractors and construction companies.

Our business is supported by our substantially upgraded network, consisting of a 3,500 kilometer national fiber backbone with a multi-ring redundant architecture and an extensive HFC local loop network with approximately 3,500 kilometers of fiber access and more than 15,000 kilometers of coaxial infrastructure. Our national local loop network, one of only two in Switzerland, operates in 14 of the 16 largest Swiss cities.

Our History

We commenced operations in 1931, with the broadcast of three radio programs over a cable network in Zurich. We first offered analog cable television in 1961, with a two channel offering, and by 1971 had expanded to nine channels in color.

The Cablecom group of companies was formed in May 1994 through the establishment of a new holding company into which three independent network operators, Telecom PTT (the predecessor to Swisscom), Vebacom GmbH and Siemens-Albis Aktiengesellschaft contributed part of their businesses. From our formation until 2000, we were the major consolidator in the Swiss cable television market, acquiring more than 120 local cable television providers in Switzerland.

In 2000, NTL, Inc. acquired the Cablecom group of companies. Soon after our acquisition by NTL, Inc., we encountered financial difficulties, principally as a result of the significant indebtedness incurred in connection with our parent company's acquisition of us. In 2001, we hired a new management team, including our current Chief Executive Officer, Chief Financial Officer and Managing Director. From the time our new management was brought in, work commenced on an operational and financial restructuring, aimed at alleviating contractual and financial restrictions in the operation of our business.

In November 2003, we completed a consensual restructuring of our capital structure, pursuant to which NTL Cablecom Holding GmbH, our shareholder at the time, disposed of its interest to a group of banks and private investors with experience in managing investments in the telecommunications industry. As part of this restructuring, Cablecom Holdings AG was formed as the new holding company of the group and an aggregate amount of approximately CHF 1,722 million of indebtedness was converted into share capital of Glacier Holdings S.C.A., which became our direct parent company. In addition, CHF 2,092 million of indebtedness was forgiven resulting in a gain of CHF 2,092 million in 2003, following impairments of goodwill in the amount of CHF 851 million, CHF 1,537 million and CHF 64 million in the years ended December 31, 2001, 2002 and 2003, respectively. In 2003, we entered into senior credit facilities that were subsequently refinanced in April 2004 with new CHF 1,350 million senior credit facilities (including a CHF 150 million senior revolving credit facility) and the issuance of EUR 290 million of Senior Notes due 2014. These senior credit facilities were themselves refinanced in April 2005 with the issuance of approximately CHF 1,285 million aggregate principal amount of Senior Secured Notes due 2010 and 2012, and our Revolving Credit Facility of CHF 150 million was also established.

Despite the restrictions imposed on our operations during the financial restructuring process, by the end of 2003, our new management team had achieved significant improvements in our operating performance by expanding our broadband Internet product, introducing new products such as fixed-line telephony, improving operating procedures and leveraging the strengths of our modern network infrastructure.

Products and Services

We offer our residential customers analog and digital cable television, broadband and dial-up Internet access and fixed-line telephony services. We offer our business customers broadband Internet access, data transport, voice services, value-added services such as security, messaging and hosting, analog television signal delivery and various cable television engineering and construction services.

Consumer Market Division

Cable Television

The following table sets forth certain information related to our cable television operations as of and for the periods indicated:

							As of and for the six months ended June 30,
	As of and for the year ended December 31,
Operating Statistics(1)
	2002		2003		2004		2005
Homes passed	1,732,854		1,740,567		1,755,316		1,787,497
Homes marketable
Analog cable television	1,614,928		1,624,556		1,649,997		1,682,035
Digital cable television	1,327,471		1,335,385		1,312,888		1,324,906
RGUs
Analog cable television	1,456,842		1,474,527		1,495,866		1,509,314
Digital cable television	72,485		87,047		109,412		124,693
Penetration
Analog cable television	90%		91%		91%		90%
Digital cable television	4	%(2)	5	%(3)	6	%(3)	7	%(3)
ARPU (CHF/Subscriber/Month)
Analog cable television	20.8	(4)	21.4		21.4		21.4
Digital cable television	13.0		15.3		16.6		18.2

(1)
For important information regarding the terms used and information presented in this table, see "Presentation of Financial and Other Information—Operating Data."

(2)
Penetration rate for 2002 applies for the Cablecom network only.

(3)
Penetration rate includes RGUs and homes marketable on partner networks.

(4)
2002 analog cable television ARPU is presented pro forma excluding the 2002 price increase; actual 2002 ARPU was CHF 22.9 per subscriber per month.

Our cable television business generated revenues of CHF 462 million and CHF 235 million in 2004 and the six months ended June 30, 2005, respectively, representing 63% and 58% of our consolidated revenues, respectively.

  Analog Television

As of June 30, 2005, we provided analog cable television services to 1.5 million subscribers on our network. Our analog cable television business is the largest portion of our business, accounting for CHF 437 million and CHF 220 million, or approximately 60% and 54%, of our consolidated revenues in 2004 and the six months ended June 30, 2005, respectively. As of June 30, 2005, we provided up to 47 analog television channels and up to 44 analog radio channels. We deliver our analog television services through direct connections to subscribers' televisions, without the need for a set-top box.

We provide analog cable television and radio services to our subscribers in the form of a single, basic product. In addition to charging subscription fees for this basic product, we receive carriage fees paid by certain of our content providers to carry their programs over our network and a revenue share from certain broadcasters of shopping service channels. In some cases, we receive a contractual percentage of local advertising window revenue, which is revenue generated by foreign broadcasters from advertisers replacing foreign advertising with Swiss-specific advertising.

In 2005, we charge our analog customers a maximum monthly subscription fee of CHF 19.50 for our basic cable television product, plus copyright fees and fees for our redistribution licenses totalling CHF 2.08 per month. In 2006, we will be allowed to increase the monthly subscription fee to a maximum monthly fee of CHF 21.00. A small number of our customers subscribe to analog radio service only, at a maximum monthly fee of CHF 14.00, plus copyright and license fees of CHF 1.47 per month. In the French-speaking part of Switzerland, we also charge our analog cable television customers an incremental monthly amount of CHF 0.50 to cover certain additional costs we incur to acquire several of our French-language channels. Our analog television ARPU in 2004, including copyright and license fees, was CHF 21.4. Under our agreement with the Swiss Price Regulator, we offer a minimum of 50 free-to-air channels as part of our digital basic tier, which allows customers who have purchased a set-top box from us to receive these channels with no additional subscription fee in addition to the analog fee. See "Litigation and Regulatory Proceedings."

Within our network coverage area, we estimate that our subscriber penetration rate has been approximately 90% for the past several years. We expect that future analog subscriber growth will be generated mainly by acquisitions of other networks or network operators, population growth and new housing development. Growth of our analog subscriber base is offset by churn, which has been relatively low. In 2004, our churn rate was approximately 5%, largely driven by relocation and reconnection of subscribers in our coverage area. We believe our annual churn has been limited in part due to the lack of alternative television services as well as our billing relationships with landlords and housing associations. For approximately 70% of our approximately 1.5 million analog cable television subscribers, we maintain billing relationships with landlords or housing associations, who typically provide analog television service for an entire building and do not terminate service each time there is a change of tenant in the landlord's or housing association's premises.

Our analog cable television and radio service includes a variety of public and private channels from Switzerland, Germany, France, Italy and Austria, as well as special interest channels such as information, sport, music, home shopping and public channels from non-neighboring countries. Our programming line-up is region-specific to reflect language differences and the variety of local channels available. The following table lists the principal channels that we offered as of June 30, 2005 on our analog cable television network in Zurich, the largest city in Switzerland.

Channel	Language
SF 1	German
SF 2	German
Tele Züri	German
Star TV	German
VIVA-Schweiz	German
ARD	German
ZDF	German
ProSieben	German
Sat.1	German
RTL	German
RTL 2	German
Super RTL	German
VOX	German
Kabel 1	German
3sat	German
Infokanal Cablecom	German
DSF	German
Kinderkanal/Arte	German
n-tv	German
EuroNews	German
Home Shopping Europe	German
BR	German
SW 3 BW	German
WDR	German
U1 TV Station	German
SF Info	German
ORF 1	German
ORF 2	German
MTV	German
TF 1	French
France 2	French
TSR 1	French
TSR 2	French
TV5 Europe	French
TSI 1	Italian
TSI 2	Italian
RAI Uno	Italian
Canale 5	Italian
Eurosport	English/German
CNBC Europe/NBC Europe	English
CNN	English
BBC Prime	English
TVE Int.	Spanish

The RTVG requires us to carry certain of these channels. The national "must-carry" television channels, which we make available throughout our network, address the principal language regions of Switzerland: SF 1 and SF 2 address Deutschschweiz (Swiss-German), TSR 1 and TSR 2 address Suisse Romande (Swiss-French) and TSI 1 and TSI 2 address Ticino (Swiss-Italian). In addition, we are required to carry local television channels in certain cantons or municipalities. In the aggregate there are ten such channels in Deutschschweiz, five in Suisse Romande and one in Ticino. As of June 30, 2005, we carried no more than three of these mandatory local channels to any given location. The RTVG also requires us to transmit the signals of all 16 SRG radio channels, as well as certain local radio channels.

Under Swiss copyright law, a holder of a redistribution license may capture and redistribute any unencrypted signal that is transmitted over the air. Providers redistributing these free-to-air signals over analog cable television are not required to pay for use of the unencrypted signals apart from copyright fees and license fees per subscriber per month payable to Swiss collecting societies and governmental authorities, respectively. Except for certain channels we distribute in the French speaking part of Switzerland, all of the channels on our analog service are free-to-air channels. As a result, our analog television content costs have been relatively low.

We provide analog cable television services to approximately 32,000 subscribers in the Vorarlberg region of Austria.

In addition to delivering analog cable television, we offer our subscribers a Service Plus contract, providing for maintenance of in-building wiring. As part of this service, we gain permission to enter the property to upgrade the in-building wiring, if necessary, for our bi-directional services, thus enabling access to our broadband Internet and telephony products. As of June 30, 2005, approximately two-thirds of our analog television subscriber base were covered by a Service Plus contract, which costs CHF 2 per subscriber per month. Service Plus revenue is included in our analog cable television revenue but is not included in our determination of analog cable television ARPU.

  Digital Television

As of June 30, 2005, we provided digital cable television to approximately 125,000 subscribers on our network and partner networks. Our digital television products are available to approximately 1.3 million subscribers on our network and in excess of 0.5 million subscribers on our partner networks. As opposed to our analog cable television product, which is typically sold to landlords and housing associations, our digital television product is sold directly to the end user as an add-on to our analog cable television service. Revenues from digital cable television were CHF 25 million and CHF 15 million for 2004 and the six months ended June 30, 2005, respectively, representing 3% and 4% of our consolidated revenues, respectively.

Our digital cable television subscribers receive our digital television signal through a set-top box which is required for the decryption and decompression of the signal. As of June 30, 2005, we had introduced approximately 125,000 digital set-top boxes into the market of which 56% had been sold and 44% rented to subscribers. Since early 2003, we have been promoting the rental, rather than sale, of set-top boxes. Of the 15,000 set-top boxes introduced in the first six months of 2005, more than 80% were rented. We estimate that approximately 27,000 of the set-top boxes we had sold did not generate any revenue for us during the first six months of 2005.

ARPU for digital cable television, which does not include set-top box sale revenues, was CHF 18.2 in the six months ended June 30, 2005. The copyright fees we pay to the Swiss collecting societies in respect of analog television subscribers also covers the provision of our basic digital tier services of simulcast analog cable television on digital. Copyright fees for additional digital television products not included in the basic tier are collected on a per channel revenue share basis, ranging from 0.5% to 4.3% of the revenue we generate from the channels we receive in encrypted form or 12% of the revenues we generate from free-to-air channels. We recognize these fees as cost of goods and services.

The fees we charge for our digital basic tier are subject to regulation by the Swiss Price Regulator. See "Litigation and Regulatory Proceedings."

The following types of programming are available for our digital cable television customers:

  •
  Basic free to air: We offer free-to-air programming in two tiers: a digital basic tier of analog cable television simulcast on the digital platform, and a digital bonus tier of free-to-air content we offer only through digital;

  •
  Pay packages and content: We offer digital pay television programming in pay television packages for a monthly fee to customers. This content includes pay programming such as the History Channel, AXN and Toon Disney, minority programming and premium programming such as C More Film, Canal Plus and CineCinema; and

  •
  Pay-per-view: We offer single viewing of specific programs, including hit movies from three major Hollywood studios and adult programming, for a per-viewing fee.

As of June 30, 2005, we offered one main entry-level digital television product and numerous package options for our customers. Our main digital television product is a bundled service of content and a set-top box, for a single monthly fee of CHF 25. This main product was chosen by approximately 67% of our digital television subscribers in the six months ended June 30, 2005. As of June 30, 2005, in the German speaking part of Switzerland, this product was composed of the digital basic tier (consisting of 50 channels of analog simulcasting), the digital bonus tier (a pay-package consisting of 25 channels of free-to-air digital programming) and the digital plus tier (consisting of 13 channels of pay programming).

We also offer a range of additional pay television programming in a variety of foreign language program packages. These packages are available either on a stand-alone basis or as part of our entry- level packages. Foreign language programming packages consist of "bouquets" of minority group interest channels, the most popular being "Pink Plus," a Serbian program package. We also offer bouquets targeting the Italian, Turkish, Albanian and Portuguese markets as well as "Canal Plus" and "CineCinema" packages in Suisse Romande. As of June 30, 2005, the prices for the bundles varied from CHF 25 per month for the Portuguese bundle (CHF 10 as a stand alone product) to CHF 40 per month for the Serbian bundle (CHF 25 as a stand alone product).

Our third television product is our pay-per-view service, which makes movies and other programs available on demand to all of our digital television customers. Since April 2005, our pay-per-view service has been managed by Chellomedia under a revenue sharing agreement.

We plan to implement a variety of measures to further improve the television viewing experience of our digital television subscribers, including HDTV. We also intend to expand our EPG to provide detailed, searchable information on scheduling and content for all of our channels on an expanded time basis and to introduce a PVR in the near future that we expect will give users further control over their television viewing experience and provide enhanced functionality in combination with the EPG. In addition, we are evaluating future potential services such as VoD which have proven successful in other markets.

Broadband Internet

The following table sets forth certain information related to our Consumer Market broadband Internet service as of and for the periods indicated:

	As of and for the year ended December 31,			As of and for the six months ended June 30,
Operating Statistics(1)
	2002	2003	2004	2005
Homes marketable	1,109,145	1,194,580	1,238,915	1,242,207
RGUs	135,244	197,221	268,891	310,552
ARPU (CHF/Subscriber/Month)	56.8	51.5	48.0	44.7

(1)
For important information regarding the terms used and information presented in this table, see "Presentation of Financial and Other Information—Operating Data."

As of June 30, 2005, we provided broadband Internet access to approximately 311,000 subscribers on our network and our partner networks. Our broadband Internet services are available to approximately 1.2 million subscribers through our network. As of the same date, we also marketed our broadband Internet product to approximately 0.2 million subscribers on our partner networks. We also have approximately 7,500 subscribers of hispeed Internet in the Vorarlberg region in Austria. Our revenues from broadband Internet were CHF 147 million and CHF 82 million for 2004 and the six months ended June 30, 2005, respectively, representing 20% of our consolidated revenues for both periods.

Our residential broadband Internet strategy is to provide a superior product at an attractive price, to outperform our competitors in terms of upstream and downstream speeds, product features and service quality and to offer attractive entry products to new customers and upgrade our existing customers to higher tier offerings to provide additional revenues with little incremental cost. As of June 30, 2005 we estimate that subscribers on our network constituted approximately 55% of the residential broadband Internet subscribers in our network coverage area and 21% of all such subscribers in Switzerland. In addition, we believe that when compared to our principal competitors, as of June 30, 2005, we offered a broader range of products, with a higher maximum speed and competitive pricing.

In the six months ended June 30, 2005, our broadband Internet product generated an ARPU of CHF 44.7. We incur the majority of our direct costs relating to our broadband Internet products from Internet feed and peering costs.

As of June 30, 2005, we offered downstream speeds ranging from 100 kbps to 3,000 kbps, with upstream speeds from 64 kbps to 800 kpbs, in the following five residential packages:

Product	Speed	Price per month(1)
	(Downstream/Upstream in kbps)	(CHF)
hispeed 100	100/64	30
hispeed 600	600/100	45
hispeed 1000	1,000/200	60
hispeed 2000	2,000/400	75
hispeed 3000	3,000/800	150

(1)
Not accounting for promotional or other discounts.

As of June 30, 2005, approximately 84% of our broadband Internet customers subscribed to products offering a downstream speed equal to or less than 1,000 kbps.

To increase the penetration of our broadband Internet access product within our customer base and improve our customer retention efforts, we intend to further enhance our broadband Internet product portfolio. We have launched, or intend to launch, a number of value-added-services mainly based on third-party (vendor) support for our broadband Internet products, such as security, entertainment, PC self-care support as well as integrated communications. We also provide our customers pre- and post-paid PwLAN hotspot access services. We have entered into agreements whereby three hotspot operators have pooled their networks to form a vendor aggregated platform, making approximately 900 PwLAN hotspots across Switzerland available to our subscribers. Furthermore, we are evaluating alternative new access technologies such as WiMAX, for which we have received a preliminary evaluation license.

We also provide broadband Internet access for small businesses and sole proprietors. Our business broadband Internet product, marketed as "hispeed Office," offers bandwidth guarantees and a static IP address, and can be upgraded for additional bandwidth, multiple e-mail accounts and web hosting. Revenues from our hispeed Office product are not included in our broadband Internet ARPU. As of June 30, 2005, we had 1,371 hispeed Office customers.

We continue to offer dial-up Internet services on a limited basis. As of June 30, 2005, our dial-up Internet service, SwissOnline, had approximately 94,000 users. We generate revenues from these customers in the form of interconnection commissions from dial-up telephony usage. In addition, approximately 28,000 of our SwissOnline customers pay a monthly fee to use more than one email account as well as other services. While we will continue to provide these services to existing customers, we believe the revenues from dial-up services will decline over time and do not consider them to be a material part of our business. We believe almost all of our dial-up Internet customers are outside our bi-directional network coverage area, and hence cannot easily switch to our broadband Internet services.

Fixed-line Telephony

The following table sets forth certain information related to our fixed-line telephony service as of and for the periods indicated:

	As of and for the year ended December 31,			As of and for the six months ended June 30,
Operating Statistics(1)
	2002	2003	2004	2005
Homes marketable	—	1,194,580	1,133,745	1,132,823
RGUs	—	21,846	103,017	148,032
ARPU (CHF/Subscriber/Month)	—	72.0	67.9	67.3

(1)
For important information regarding the terms used and information presented in this table, see "Presentation of Financial and Other Information—Operating Data."

As of June 30, 2005, we had approximately 148,000 residential telephony subscribers on our network and our partner networks. Our digital telephony services, based on VoIP technology, are available to approximately 1.1 million subscribers through our network. As of the same date, we can also market our fixed-line telephony services directly to approximately 0.2 million subscribers on our partner networks. Our revenues from fixed-line telephony were CHF 42 million and CHF 52 million for 2004 and the six months ended June 30, 2005, respectively, representing 6% and 13% of our consolidated revenues, respectively. In the six months ended June 30, 2005, our fixed-line telephony product generated an ARPU of CHF 67.3. Direct costs of our telephony business primarily consist of interconnection fees payable to other telephony operators.

We started offering our fixed-line telephony product on a limited basis under our "digital phone" brand in February 2003. On June 8, 2004, we officially launched our fixed-line telephony product, announcing a promotional tariff including free evening and weekend national calls for all subscribers. We estimate that as of June 30, 2005 we accounted for approximately 4% of the Swiss residential fixed-line telephony market based on the number of access lines in Switzerland.

We initially targeted our fixed-line telephony offering at our existing hispeed subscribers, taking advantage of the limited incremental equipment costs required at our subscribers' premises to install our fixed-line telephony product. We have continued cross-selling our fixed-line telephony and broadband Internet products. Of the 74,000 gross subscriber additions for our fixed-line telephony product during the six months ended June 30, 2005, approximately 68% either also subscribed to one of our broadband Internet products at the same time or already subscribed to a broadband Internet product. Approximately 32% of our fixed-line telephony gross subscriber additions during that same period subscribed to our fixed-line telephony product on a stand-alone basis.

As of June 30, 2005, tariffs for our fixed-line telephony product consisted of the following components:

Service	Tariff
	(CHF)
Line rental(1)	20.00
Additional line(1)	10.00
Calls to fixed lines within Switzerland(2)	0.03	(3)
	Free	(4)
Calls to mobile lines within Switzerland(2)	0.45
Calls to fixed-lines in Austria, Canada, France, Germany, Italy, The United Kingdom or the United States(2)	0.10
	0.06	(5)
Connection charge(6)	0.08

(1)
Per month.

(2)
Per minute.

(3)
7:00-19:00 weekdays.

(4)
19:00-7:00 weekdays; weekends and holidays.

(5)
With international calling plan.

(6)
Per call.

We believe our fixed-line telephony product is competitively positioned, providing our customers with value-added features, such as ease of use, network based voicemail services, SMS notification and access via Internet.

Mobile Telephony

We intend to introduce mobile telephony products as a reseller of GSM/GPRS and possibly UMTS services and by providing our own mobile VoIP service. We expect that the addition of mobile telephony services to our existing triple-play offering will deliver subscriber retention benefits and provide us with the opportunity to enter a large and growing market. While we believe that these services are complementary, and are developing plans to introduce them concurrently, we believe each service can be offered independently.

The introduction of mobile telephony services on a resale basis will depend on our entering into an agreement with a mobile network operator. Under a reseller agreement, we expect to combine the use of our brand, as well as our sales and marketing capabilities, to provide an attractive and competitive product using the infrastructure of a partner mobile network operator. While we have entered into discussions related to potential reseller arrangements with certain mobile network operators, we have not finalized any such agreement.

We also plan to introduce a mobile VoIP product on a limited basis based on a dual mode handset, combining wireless local area network ("WLAN") access technology with GSM/GPRS and eventually UMTS. We believe that a substantial portion of all calls made from mobile phones are made while the subscriber is actually at home. We plan to capture a share of this mobile communications traffic by offering our subscribers a WLAN router that can route calls over our VoIP platforms whenever the dual mode mobile phone is within range of the WLAN router. We expect to offer competitive pricing which will make calls over our VoIP platforms more attractive than GSM services. If and when we launch a mobile VoIP product, we may set up PwLAN hotspot networks in city centers, commuter areas and concentrated residential and business areas to extend our wireless coverage area. These hotspot networks would enable customers to use their digital phones throughout our network, with our network controlled quality of service not only at home but also when subscribers are in the vicinity of our hotspots.

Initially, we intend to target our mobile telephony service at our existing fixed-line telephony and broadband Internet subscribers through our Consumer Market division and at SMEs through our Business Market division.

Business Market Division

Our Business Market division includes our Business Solutions and Wholesale businesses. Our Business Solutions business provides managed WAN and IP based voice services as well as value-added services such as security, messaging and hosting to the Swiss business market. Our Wholesale business provides analog television signal delivery and engineering, operating and maintenance services, as well as communications equipment to partner and third-party networks, subcontractors and construction companies. In addition, we lease excess capacity over our fiber backbone network to national and international telecommunications operators (carrier services). Our Business Market division generated revenues of CHF 74 million and CHF 37 million in 2004 and the six months ended June 30, 2005, respectively, representing approximately 10% and 9% of our consolidated revenues, respectively.

Business Solutions

We offer managed WAN and voice services as well as value-added services such as security, messaging and hosting to the Swiss business market. For large businesses we offer customized data and voice solutions, and for the SME market we offer standardized service packages. Our acquisition of Unified Business Solutions in May 2005 provided us with a suite of converged voice and data (including VoIP) products and an established customer base. These capabilities enable us to support our customers in the transition from traditional ISDN to converged IP-based data and voice services by providing integrated solutions. Our network includes the second most extensive local loop infrastructure in Switzerland and includes approximately 6,000 fiber access points and more than 280 DPoPs. We believe that our network passes within 500 meters of approximately 85% of the business areas in Switzerland, which provides a basis for further growth in this business. As of June 30, 2005, we had approximately 1,300 invoiced Business Solutions customers. Our Business Solutions business generated revenues of CHF 28 million and CHF 19 million in 2004 and the six months ended June 30, 2005, respectively, representing approximately 4% and 5% of our consolidated revenues, respectively.

Our data connectivity products, which offer multi-site data connectivity (IP-VPN) with several levels of capacity with guaranteed symmetrical bandwidths, are marketed under the "topnet" brand. As of June 30, 2005, we offered:

  •
  Topnet Private IP, which offers a reliable and high-performance private corporate WAN;

  •
  Topnet Global IP, which offers guaranteed Internet access; and

  •
  Topnet Managed Security, firewall and security services.

These services are provided through direct fiber, SDSL (through our DPoP infrastructure), leased-line or coaxial cable access technologies. We believe our existing network infrastructure allows us to provide business solutions products at low marginal cost.

As of June 30, 2005, our voice products were:

  •
  Connect-Preselect, which offers rerouting of outgoing voice calls via our network;

  •
  Connect-Voice, which offers direct access to our network via ISDN primary (PRI) and basic rate (BRI) access;

  •
  Voice4Business, which offers sophisticated PBX services (on-net and off-net); and

  •
  Application Service Numbers, which offers 0800, 0900 and similar numbers.

In addition, we intend to offer additional services, such as IP Centrex solutions for centrally administered and outsourced IP telephony as well as converged voice and data solutions.

Wholesale

Our Wholesale business was established in 2002 to separate it from our Business Solutions activities and to consolidate into one group the wholesale services we provide to partner networks, telecommunications providers, subcontractors and construction companies. Our Wholesale business is organized into two principal units: partner networks and carrier services. Our Wholesale business generated revenues of CHF 46 million and CHF 18 million in 2004 and the six months ended June 30, 2005, respectively, representing approximately 6% and 4% of our consolidated revenues, respectively.

  Partner Networks

We provide wholesale delivery of our analog television signal and engineering and operating services to numerous partner networks in Switzerland.

As of June 30, 2005, we provided full or partial analog television signal to partner networks that redistributed the signal to more than 0.7 million of their subscribers. On average, we generated revenues in 2004 of approximately CHF 0.80 per month per subscriber for either full analog signal delivery or individual analog programs. Of these networks, 0.5 million partner network subscribers were covered by service operating contracts. These service operating contracts permit us to offer some or all of our digital television, broadband Internet and fixed-line telephony products directly to those partner network subscribers and, as a result, have expanded the addressable markets for our digital products. In exchange for our right to provide digital products directly to the partner network subscribers, we pay to each partner network a share of the revenue we generate from those subscribers.

Revenues for residential digital cable television, broadband Internet and telephony services provided to subscribers of our partner networks as well as the commissions paid to our partner networks are recognized within our Consumer Markets division.

In addition to signal delivery, we provide cable television engineering and construction services to partner networks and third party networks, including the upgrade and maintenance of cable networks and the sale of hardware such as amplifiers and routers. We also upgrade cable networks to enable them to deliver digital television, broadband Internet or fixed-line telephony on a stand-alone basis or as provided through our Consumer Market division.

We provide technical services covering all infrastructure and operating aspects of cable networks, including:

  •
  planning of cable television systems and network infrastructure;

  •
  design and construction of turn-key systems and project management as a general contractor;

  •
  provision of IP-transit services (Internet feed); and

  •
  operation and maintenance of infrastructure, 24-hour call services, fault clearing services and installation of information channels for cable television operators, hotel chains and public transport groups.

We believe our partner network relationships also give us an advantage to acquire and integrate partner networks should the opportunity arise.

  Carrier Services

Through our Carrier Services business, we provide solutions for the transport of data and voice to national and international communications carriers, voice service providers, neutral co-locators, application service or content providers and wireless operators. Since the first quarter of 2005, we no longer actively market our carrier services as part of our business activities. While we will continue to provide these services to existing customers, the revenues generated from these services are expected to decline over time as our carrier services contracts expire.

Research and Development Policy

A key driver of our growth has been the development and launch of new and updated products and services, which we have marketed to our existing as well as new customers. We expect to continue to develop and launch new and updated products and services through both our Consumer Market and Business Market divisions. Current projects include the analog to digital migration, including the simulcasting of our analog television content on our digital television platform, as well as the platform development for our PVR to be rolled out in the near future. As of June 30, 2005, approximately CHF 10 million have been spent for these projects. We expect discretionary programs in the future to include ongoing analog-to-digital channel and transport stream migrations, Wideband DOCSIS 3.0, television platform improvements (including for example HDTV), PwLAN hotspot rollout and various operational improvement programs designed to generate further efficiency through new and existing platforms. In addition, we plan to launch mobile telephony services in 2006.

With respect to our network, we apply a fast-follower network strategy approach that emphasizes innovation without the need for significant research and development spending. From 1999 to 2001, we extended our national fiber backbone network and upgraded a significant portion of our local loop network to an HFC standard capable of transmitting bi-directional data for our digital services. As a result, we currently do not plan to make significant expenditures to upgrade additional portions of our network to a capacity of 606 MHz or higher or to expand the bi-directional portion of our network. From time to time we may undertake specific improvements to the existing upgraded portion of our network on a selective basis when directly linked to increased capacity, functionality, service quality or new product development.

Sales and Marketing

We use a combination of direct and indirect sales channels, direct marketing and brand advertising to attract new customers and to cross- and up-sell our digital products. We also support sales and marketing with innovative tariffs. In 2004 and the first six months of 2005, our sales and marketing costs were approximately CHF 50 million and CHF 31 million, respectively. As of June 30, 2005, we employed 206 sales and marketing staff.

Our sales and marketing organization is currently divided into four customer-oriented groups:

  •
  Analog cable television sales are managed through a key-account organization. Analog cable television connections and Service Plus contracts are sold through local account managers, mainly targeted at larger housing associations, private landlords and construction companies. We currently have approximately 58 analog cable television sales employees.

  •
  Digital product sales are based on a centrally managed channel strategy, which includes reactive sales channels, such as web and inbound telesales, and proactive sales channels, such as retail, door-to-door sales and outbound telesales. Our retail sales channel includes over 300 electronics retailers. With some of these retailers, we have established "shop in shop' display units to promote our brand. We estimate that in the six months ended June 30, 2005, we generated approximately 60% of our digital product sales through reactive sales channels and the remainder through proactive sales channels. We have outsourced most of the sales staff in our proactive sales channels. Of our current total digital product sales staff of approximately 250, approximately 200 were not directly employed by us.

  •
  Our Business Solutions sales team markets our topnet data and voice products to large and SME accounts. Sales activities for large accounts are based on requests for proposal and referrals. We target SMEs through our key account management and outbound telesales. Our Business Solutions sales force had approximately 33 employees as of June 30, 2005. While we plan for our own sales force to continue focusing on large accounts and SMEs, we have expanded our indirect sales channels to target the SME market by working more closely with solutions integrators, industry-based partners and resellers.

  •
  Wholesale sales and marketing activities are based on relationship management with designated account managers and direct marketing events. The account managers also support the sale of services to partner networks.

Our brand has an established presence in Switzerland, enjoying broad awareness among landlords, subscribers, businesses and other cable network operators. We have further sought to develop our brand through innovation in our tariffs and product offerings, combined with targeted advertising and direct marketing activities. We believe that our brand image and awareness are a competitive advantage and that the market's perception of us as an innovator and challenger to Swisscom in the communications market facilitates our efforts to expand our product portfolio and to grow our business.

Customer Care

We channel all of our Consumer Market billing and product inquiries, including incoming telesales, through three call centers. Our call centers work together to support all Consumer Market products in multiple languages. Our largest call center, located in Zurich, is responsible for approximately 85% of calls and all written inquiries. The two remaining call centers, located in Yverdon and Manno, cover mainly French and Italian language inquiries, respectively, but transfer calls as necessary to the Zurich call center where a multi-lingual team is available.

In addition to our call centers, we offer extensive self-care functionalities. In 2003, we launched a dedicated self-care on-line portal, offering our customers immediate support to technical, subscription and billing related questions. Through this portal our customers can upgrade or downgrade their accounts, access manuals and order products. Furthermore, we introduced our Cablecom assistant application, which is a software program installed on the customer's personal computer, and is designed to provide quick repairs and assistance with Internet access, E-mail configuration and general technical problems.

As of June 30, 2005, our call centers employed 381 people, including personnel dedicated to the technical help desk, administration and billing and related customer care support, an increase of 63 from 318 call center employees as of December 31, 2004. We have increased the number of employees in our call centers in response to an increase in sales of our digital products and to enhance overall quality of service to our customers. We continue to focus on ways to improve performance in terms of call and answer times while leveraging our capability across product offerings.

The Business Market division operates its own customer service center. This customer service center is the single point of entry for all business customer support and provides information about network status and information, such as upgrades or maintenance windows and dispatches service technicians. The Business Market customer service center has access to a suite of active network monitoring tools. As of June 30, 2005, 28 service management employees worked at the customer service center.

Billing

In 2004, we billed approximately 54% of our total Consumer Market division's subscription fees (including Service Plus) and usage revenue yearly in advance, with an additional approximately 32% and approximately 5% billed quarterly and half-yearly in advance, respectively. We billed approximately 80% of our analog cable television subscription revenue (including Service Plus), or 72% of our total analog cable television revenues, on an annual basis in advance in 2004. Customers typically receive their annual analog television bill late in the fourth quarter and pay over the following two months. In 2004, we billed an additional 7% of our analog cable television subscription revenue on a semi-annual basis in advance and the remainder on a quarterly or monthly basis in advance.

We maintain billing relationships with landlords and housing associations, as opposed to end-users, for the delivery of analog cable television to approximately 70% of our approximately 1.5 million subscribers. For providing the billing and collection services, we pay these landlords and housing associations a commission that we recognize in cost of goods and services. In the past, these commissions typically were 3% and 5% of the revenue we generate from landlords representing 20 to 49 subscribers and 50 or more subscribers, respectively. We believe that we avoid significant operating expenses as a result of this billing practice, including costs relating to monthly billing, postage, collection, customer care and bad debt expense. Prior to 2005, we typically entered into contracts of one or two years' duration with landlords or housing associations with annual payments for our analog television service. We are currently in the process of replacing these contracts as they expire with longer term contracts for a service period of three, five or eight years with payments made annually or semi-annually and increased commissions payable to landlords or housing associations.

For our digital Consumer Market products, we maintain a direct billing relationship with the subscriber. We collect fixed-line telephony revenues on a monthly basis and collect broadband Internet and digital telephony revenues primarily on a quarterly basis.

We have several billing systems tailored to the needs of different customer requirements. For analog cable television and digital television, we use "Open Service" from Agis. For the more detailed billing requirements of broadband Internet and fixed-line telephony, we use the "Keenan Arbor" billing system from CSG. We also have developed an electronic payment and collections process to drive accuracy and productivity. Our Business Solutions and Wholesale businesses leverage our SAP ERP system for billing to and collection from our customers for connectivity services. For our Business Solutions voice customers we use the "Taifun" billing system from Ergon.

Network

We deliver our television, broadband Internet, fixed-line telephony and business services through a state-of-the art broadband network which is capable of both broadcast and IP-based communications.

Our network is composed of three segments:

  •
  fiber optic backbone;

  •
  HFC local loop network; and

  •
  in-building installations.

Fiber Optic Backbone

Our network includes a national fiber backbone of approximately 3,500 kilometers, consisting of two independent backbones that are respectively optimized for radio and television transmission and IP data transmission. Our national fiber backbone transmits analog and digital television and radio signals, as well as IP data, over long distances with high availability and high signal quality. We extended each of these backbones as part of the network upgrade program we started in 1999 and had substantially completed by 2001. Our national fiber backbone is readily scaleable with minimal incremental capacity investment to support customer and usage growth.

The radio and television (or RTV) backbone forms a DWDM ring connecting our headends and subheadends throughout Switzerland. The backbone supports sixteen wavelengths, and of these we use five for analog television and one each for digital television, Business Market services and regional television programming in the French language part of Switzerland. Our RTV backbone is designed to transport analog IF, ASI, SDI, broadband video and high-definition native and compressed signals at speeds of up to 2.5 Gbps. With incremental investments, we can support transmission speeds of up to 10 Gbps.

Television and radio signals are delivered to our RTV backbone from a central headend in Zurich. The headend operates with built-in redundancy that includes up to five different reception options per program. Signal processing is built with either N+1 or 1+1 redundancy, including crossover possibilities between the platforms to provide program and platform redundancy. In addition, several subheadends are connected to the RTV backbone, providing limited satellite or off-air signal reception for further geographic redundancy.

The IP data backbone is a twelve wavelength comprehensive DWDM system with termination points predominately located near or within business and industrial areas, or coinciding with peering points. We are currently upgrading the existing backbone with active elements capable of supporting transmission at speeds of up to 240 Gbps.

A large part of our backbone is built on public ground. With respect to this part of our backbone, the RTVG and the Telecommunications Act obligate the owners of public ground (including the Swiss Federation, Cantons and municipalities) to authorize our use of public ground. These owners may only levy an administrative charge for the cost of issuing the authorization. For a significant part of the backbone that does not lie in public ground, we typically enter into written long term utilization contracts, such as agreements with other network owners in Switzerland, including SBB, BLS, AEW Energie AG, Colt Telecom AG and TDC. Most of these agreements have a duration period of 20 years or longer. Although many of these agreements are in force for at least another 15 years, some of these contracts must soon be renewed or can be terminated with little advance notice. A minor part of these private land backbone-related agreements are entered into the land register with the remainder not documented in public registers.

HFC Local Loop Network

We access our end-users through an extensive HFC local loop network. Our HFC local loop network consists of approximately 3,500 kilometers of fiber access and more than 15,000 kilometers of coaxial infrastructure. Since 1999 we have upgraded a significant portion of our local loop network to an HFC standard capable of transmitting bi-directional data for our digital services. As part of these upgrades, we improved portions of our network by raising capacity to at least 606 MHz, constructing new HFC nodes and connecting them to our backbone network, and installing a return path to allow for bi-directional data transmission. Our node connectivity target is typically 500 connected homes per node, but during the upgrade we split the nodes to achieve 1,000 homes per node, and further split the nodes at a later date to achieve the 500 target based upon subscriber penetration and use within the node.

As most of our backbone and HFC network is already upgraded, we expect our future capital expenditure program to be largely success-based and directly linked to the growth in our business. Success-based capital expenditures include any capital expenditures related to in-building wiring, cell splitting, customer premises equipment, cable modem termination systems and telephony switch voice licenses. Going forward, we plan to focus our marketing and sales efforts on the existing upgraded part of the network, and we believe we will only incur limited network upgrade investments to increase the number of bi-directional homes or to add spectrum capacity. We expect to make more substantial broadband capacity investments to meet customer demand for high bandwidth broadband as we begin to test and deploy Wideband DOCSIS services which is currently expected to begin with testing in 2006.

A small part of our HFC network is built on public ground, with similar rights of use as those that are applicable to our fiber backbone. With the owners of private land, we enter into long term connection and utilization agreements, that grant us the right to use the private land to connect the property to our network. Most of such agreements are not entered into the land register. If the owner of the privately-owned real estate and counterparty to the connection and utilization agreement sells the real estate during the term of the respective agreement without assigning the agreement, our right of connection and utilization cannot be exercised, unless the new owner implicitly or expressly accepts our contractual rights. However, in most cases, a change in ownership results in the new owner implicitly or expressly (by entering into a new agreement) accepting our right of connection and utilization to receive our services. In the past, we settled a small number of disputes relating to use of privately-owned land, in almost every case without litigation. In cases in which the new owner is not willing to accept our right of connection and utilization, we must bypass the respective real estate and go through neighboring areas, which may generate additional construction costs.

In-building Wiring

The in-building wiring part of the network refers to the portion of the network that extends from the signal transfer point to the cable socket at the subscribers' premises. Under Swiss law, the in-building wiring is property of the homeowner. However, we generally perform necessary upgrades to provide digital television, broadband Internet and fixed-line telephony products to our subscribers. Depending on the quality of the existing in-building wiring, these upgrades may require the installation of coaxial cabling, electronics and wall outlets. However, we have developed a simplified procedure to provide our subscribers bi-directionality without a full in-building wiring replacement. During the six months ended June 30, 2005, approximately 74% of in-building wiring upgrades successfully used this procedure. For the remaining 26%, full rewiring upgrades or replacements were required. We expect that our success rate using the simplified upgrade procedure will decline over time as we complete the upgrade process for our customer base. In addition, we generally try to ensure that newly built dwellings in our coverage area are pre-wired to support our advanced services. As of June 30, 2005, we already had upgraded in-building wiring for nearly 800,000 homes.

Telephony Network

We currently deploy a hybrid telephony solution using our HFC network and IP backbone to reach an IP gateway that is connected to three Time-Division Multiplexing ("TDM") switches, which are in total capable of handling over 250,000 subscribers. Our telephony network has been designed to be sufficiently scalable as penetration and traffic grow. Incremental upgrades of our equipment allow additional capacity to be added at minimal costs. We intend to convert our hybrid telephony solution to a full VoIP cable solution with the introduction of a class 4 transit softswitch in early 2006 followed by a class 5 softswitch. We believe our softswitch will provide incremental flexibility with respect to introducing additional telephony features and SIP-based services such as IP Centrex and network independent ("off-net") telephony. By moving to a full VoIP solution, we believe we will also be able to reduce licensing costs and related customer acquisition and ongoing maintenance costs while achieving improved product functionality. When and if implemented, we expect our full VoIP solution to support subscriber demand for the foreseeable future.

We are developing our capital expenditure strategy for our planned introduction of mobile telephony products. For products offered on a resale basis, we do not expect to incur significant capital expenditures as we intend to offer traditional mobile services through an existing mobile network operator. We may incur capital expenditures to launch our mobile VoIP product by developing a PwLAN network providing additional coverage. We anticipate our PwLAN based mobile network will focus initially on providing broadband Internet customers with wireless routers in exchange for their cable modems. To acquire knowledge and experience relating to hotspot networks, we have entered into a non-exclusive agreement with a vendor operator platform offering approximately 900 PwLAN hotspots across Switzerland.

Business Market Network

We own one of the two end-to-end network infrastructures in Switzerland capable of providing business customers with communication services. Our network provides up to 40 Gbps of bandwidth on an IP/MPLS backbone and up to 20 Gbps of Internet connectivity, including first class transit and peering arrangements. We provide these levels of network capacity to business or wholesale customers demanding bandwidth intensive services such as IP/VPN, Internet feed or voice services. We believe our network passes within 500 meters of approximately 85% of the business areas in Switzerland. We offer products and services to our business customers by providing access to our network via:

  •
  direct fiber access from over 6,000 fiber access points;

  •
  more than 280 of our DPoPs providing 2 Mbps SDSL (planned to increase to 8 Mbps service using Swisscom copper twisted pairs);

  •
  leased lines; and

  •
  our coaxial cable access network.

It is our preference to use direct fiber access. In cases where our existing network does not pass the business premises or the size of the potential customer contract does not warrant direct fiber access construction, we either use leased lines or access Swisscom's copper local loop via our own DPoP infrastructure. Coaxial cable access is used for consumer grade voice and data services.

We also provide analog television signal, as well as digital television, broadband Internet and fixed-line telephony products to Swiss cable network operators. For these services the same technical platforms are used as for the provision of these services to consumers. In addition, we lease excess capacity over our fiber backbone network to national and international telecommunication operators.

Network Strategy

We believe our substantial investment in and upgrade of our network since 1999 has substantially improved service assurance, fault management, stability and scalability. As a result, we believe our network technology and capacity are adequate to support the operation of our business and implementation of our business strategy.

Competition

We face competition from a number of established and new competitors in Switzerland. In particular, we face competition from Swisscom in all areas of our business. It is likely that we will continue to face significant competition in all of our target markets in the future. As existing technology develops and new technologies emerge, we believe that competition is likely to intensify in each of our businesses.

In particular, we may face increased competition if local loop unbundling is implemented in Switzerland as this may allow competitors in these markets to provide services through Swisscom's network and possibly our network at lower cost and lead to lower end customer prices. See "Description of Business—Litigation and Regulatory Proceedings." See also "Risk Factors—Risks Relating to Regulatory Matters—We may become subject to more extensive regulation to the extent that we are deemed to hold a dominant position in any of the markets in which we operate."

Cable Television

Historically, our cable television business has faced only limited competition. We are the largest Swiss cable television service provider. The remainder of the industry is highly fragmented, with more than 400 other cable operators. In substantially all of our network coverage area, we are the only cable television provider.

There is limited terrestrial television in Switzerland and DTT is at present only available in parts of Switzerland. There are also limited Direct-To-Home ("DTH") satellite services in Switzerland due to the various legal restrictions such as construction and zoning regulations or rental agreements that prohibit or impede installation of satellite dishes.

We may in the future face increased competition from television over DSL, DTT and other means of delivering multiple programming. Many of these technologies have been effectively deployed elsewhere in Europe and in some parts of Switzerland.

Swisscom has announced its intention to introduce an IPTV product with a broad selection of channels, to be delivered over its telephony network. In 2003, the service was initially announced for 2005 and later postponed to 2006. Since March 2005, Swisscom has been offering a digital recorder service which allows users who receive analog cable television to record broadcast programs, including content delivered through our network. In addition, Swisscom purchased 49% of the shares of Cinetrade with the option to buy an additional 26% of the shares. The acquisition, including the option to purchase additional shares, was approved by the Competition Commission in March 2005. The Cinetrade group arranges and distributes premium pay television content through its subsidiary Teleclub, is present in the cinema market and holds exclusive distribution rights for the distribution of certain videos and DVDs in Switzerland. Teleclub competes with our digital television service. Following an injunction issued by the Competition Commission we have been permitting Teleclub to provide digital content through our network for a flat fee. We are also carrying Teleclub's analog offering based on a contract entered into in 1995. In November 2004, Swisscom Broadcast, a subsidiary of Swisscom launched a "digital premium TV" product, which offers cable network operators on a wholesale basis a digital television service, including set-top boxes and content that Swisscom Broadcast has acquired on an exclusive basis.

In August 2003, SRG launched its DTT service in the Italian speaking part of Switzerland and recently in the Lake Geneva region. In parts of the Canton of Valais, a private operator offers approximately 35 channels through DTT. SRG has announced its intention to expand its service area in several phases to achieve full coverage of Switzerland by 2008. At present, SRG only broadcasts a total of four of its own channels in any one region, although DTT with a technical upgrade, is able to transmit at least 25 channels. In the regions close to the borders of France, Italy and Germany we may also be exposed to competition from DTT products offered in those countries, which can also be received in the border regions of Switzerland.

Given the continuous improvement of the offerings of DTH providers of satellite television and the technical improvements, such as the availability of smaller satellite antennas, we would also expect increasing competition from satellite television operators.

Broadband Internet

The market for residential broadband Internet access services in Switzerland is highly competitive in terms of pricing, product and service quality, promotions, advertising and new product development and introduction time.

The main Swiss Internet access service providers are Swisscom's ISP Bluewin, Cablecom, Sunrise (also known as TDC Switzerland) and Tele2 Switzerland. In addition, new technologies, including access technologies like Wi-Fi and WiMAX, could significantly increase the strength of our existing and new competition and require us to invest significantly in upgrading our network to remain competitive. Finally, we expect competition among providers of Internet access services will become more intense when ULL is implemented in Switzerland.

Telephony

Our strategy relies in part on the continued growth of the Swiss fixed-line telephony market. The Swiss telephony market continues to be dominated by Swisscom, which benefits from a highly reliable product and a deeply entrenched customer base.

With the entry into force of the Telecommunications Act in 1998, Switzerland's telephony market opened to full competition. Since 1998, fixed telecommunications operators, such as Sunrise and Tele2, have entered the Swiss market and began to erode Swisscom's market share through aggressive pricing supported by intensive marketing campaigns focused on carrier pre-select services. However, none of the new entrants has built dense local loop infrastructure and each remains reliant on Swisscom's network for the provision of their services.

Our competitors have expanded their bundled carrier pre-select based voice and broadband offerings. In addition, the trend towards substituting fixed-line telephony with mobile telephony may continue. Furthermore, several VoIP operators have entered the market or are about to market their services in Switzerland. In addition, when ULL is introduced we would expect competition to increase.

Although we currently do not compete in the mobile telephony market, we expect to face strong competition if and when we launch our mobile telephony products.

Business Market

Competition in the provision of Internet, data and voice products to business customers is intense. Our primary competitors are Swisscom, which dominates the market, and a number of international companies with established market presence, such as Sunrise, COLT and MCI. Given their significant financial and other resources, they may be able to launch products with superior capabilities or at lower prices, to integrate systems and products more effectively than we do, to secure long term agreements with some of our customers. In addition, they may be better able to fund investment in product development.

Intellectual Property

We do not possess any material patents or copyrights, nor do we believe that patents play a material role in our business. We have registered several trademarks with the Swiss Federal Institute of Intellectual Property (Eidgenössisches Institut für Geistiges Eigentum) including our brand name, logo and service offerings for Switzerland.

Under Swiss copyright law we are required to pay copyright fees to the national collecting societies in exchange for our redistribution of television and radio programs.

Employees

The following table details the number of FTE employees that were on our payroll (including apprentices and temporary employees) as of the dates indicated:

	As of December 31,			As of June 30,
	2002	2003	2004	2005
Total FTE employees	1,336	1,466	1,573	1,715

The following graph illustrates the composition of our workforce by function as of June 30, 2005:

As of June 30, 2005, we had approximately 1,772 employees.

We believe that Switzerland is one of the more flexible labor markets in Europe. We provide a contributory pension scheme (retirement, disability and death) to all our employees. In addition to statutory Social Security contributions, we provide all our employees with accident insurance, including for accidents that are not work related. Our employees can also enroll in a collective health insurance program.

Owned and Leased Real Estate

We conduct our business at owned as well as at leased real estate. Our sites serve a great variety of purposes across Switzerland.

Owned Property

An overview of our owned properties is as follows:

Location	Description	Approximate Size (square meters)
Basel, Münchensteinstrasse 270(1)	Offices	2,350
Bern, Belpstrasse 36	Offices	1,540
Biel, Kanalgasse 28	Offices	1,660
Zurich, Zwirnerstrasse 70	Offices/Part of the Head-End	2,000
Neuchâtel, Avenue de la Gare 15(2)	Offices	720
Chur, Steinbockstrasse 8(3)	Offices	165
Chur, Comercialstrasse 23(3)	Offices	295
Monte Carasso	Offices	1,430
Biasca, V. Stradone Vecchio	Offices	1,220
Giubiasco, Via Ferriere 8	Offices	750
Thun, Zelglistrasse 6	Offices	1,240
Locarno, Via Vallemaggia 57	Offices	870

(1)
Leasehold of building (Baurecht).

(2)
Property owned by Video 2000 SA, our consolidated subsidiary that we do not wholly own.

(3)
Title in condominiums only.

In addition, we own various technical locations, including head ends, storage space, point of presence and antenna sites.

Leased Property

We have entered into 280 lease agreements in various regions of Switzerland. These agreements include the lease of offices, archives, storage space and parking spaces. An overview of our main leased properties is as follows:

Location	Description
Otelfingen, Industriestrasse 19/21/31	Offices, storage space, technical equipment and call center
Zurich, Zollstrasse 42	Headquarters and technical equipment
Zurich (Forrlibuck), Forrlibuckstrasse 181	Offices and network operation center
Yverdon, Rue de Galilée 2	Offices
Manno, Via Violino 5	Offices

In addition, we operate approximately 400 technical sites, such as antenna sites. A significant portion of our network is built on property owned by private landowners who have granted us a right of use. See "Description of Business—Network."

Environmental Matters

We believe that we are in full compliance with the laws and regulations relating to land use and environmental protection. We are not aware of any claims being made or potential liabilities arising in connection with such laws and regulations.

Litigation and Regulatory Proceedings

We are involved in a number of regulatory and legal proceedings that have arisen in the ordinary course of our business. Our material regulatory and legal proceedings are described below.

Pricing Agreement with the Swiss Price Regulator

Pursuant to an agreement reached with the Swiss Price Regulator in 2004, we may not charge more than CHF 19.50 per month per subscriber for our basic television service in the year 2005. The agreement allows us to increase prices to a maximum of CHF 21.00 per month per subscriber starting in 2006. The agreement also specifies the basic service to be offered, including the number of programs to be broadcast. In 2005, we are required to redistribute at least 41 analog and 30 digital television programs as well as 35 analog and 25 digital radio programs. In 2006, we will be obligated to redistribute at least 37 analog and 50 digital television programs as well as 35 analog and 25 digital radio programs. The current agreement with the Swiss Price Regulator will remain in force until the end of 2006. At the latest in early 2006, we expect to enter into negotiations with the Swiss Price Regulator regarding the monthly charge per subscriber for basic television services as of 2007. On September 15, 2005, the Swiss Price Regulator requested information from us to assess whether we are in compliance with the requirements of the pricing agreement. To the extent we were found to be in breach of our agreement with the Swiss Price Regulator, a fine of up to CHF 100,000 could be imposed and the Swiss Price Regulator could require us to refund a certain amount of the subscription fee received from subscribers living in the areas in which we were found not to comply with the agreement in the past.

Teleclub Litigation

We are involved in proceedings before the Competition Commission initiated by Teleclub. Teleclub seeks to compel us to distribute its digital programs over a set-top box of its own choosing alleging that we hold and abuse a dominant position in the market. In addition, Teleclub alleges that we and the members of Swisscable engage in a concerted practice of boycotting Teleclub. In September 2002, the Competition Commission granted interim measures ordering us, among other things, to transmit the digital television signals of Teleclub and allow the installation of Teleclub's proprietary set-top boxes on our network. The Competition Commission held that, with high likelihood, we are dominant in the market of distribution of television signals via cable network in Switzerland and our refusal to accept Teleclub's set-top box would be abusive and unlawful under the Cartels Act.

Although we appealed the decision of the Swiss Competition Commission, the interim measures imposed by the Commission continued to be in effect. In March 2003, the Appeals Commission rejected our appeal and consequently we filed an appeal with the Swiss Federal Court.

In September 2003, the Swiss Federal Court reversed the Competition Commission's decision on the interim measures that required us to allow Teleclub to use its own set-top box on our network. Although the Swiss Federal Court stated that it assumes that we hold a dominant position in the market of distribution of television signals via cable networks in Switzerland, it held that it could not be excluded that our denial to accept Teleclub's set-top box on our networks may be justified by legitimate business reasons. The Competition Commission is continuing its investigation whether the application of our digital standards or digital platform to the distribution of Teleclub's signal may constitute an abuse of a dominant position in the market. Teleclub may be granted the relief requested, we may be found to have violated the Cartels Act and we may be subject to administrative fines and additional civil litigation.

In the same proceedings, Teleclub has petitioned the Competition Commission to permit Teleclub to provide pay-per-view services over our network. The Competition Commission has not taken any further action in this respect although we have notified the Competition Commission that we were granting Chellomedia ("Arrivo on Demand") the exclusive right to provide a pay-per-view service on our network for a period of three years. However, we cannot exclude that the Competition Commission will at a later point of time initiate proceedings and prohibit the exclusivity clause with Chellomedia.

Following the decision of the Swiss Federal Court, in June 2004 Teleclub agreed in principle to migrate its digital programs to our digital platform for the period until a legally enforceable decision of the Competition Commission in the still pending main proceedings has been obtained. At the same time,

Teleclub agreed to new commercial terms. These terms, among others, define the number of Teleclub's programs we carry and provide that we are entitled to a share of the revenues generated by Teleclub. Despite this new agreement, Teleclub refused to pay the amount resulting from the distribution of Teleclub's digital program and questioned the validity of the agreement. It also refused to migrate to our platform. Therefore, we have requested on June 2, 2005, that the Competition Commission issue interim measures enforcing such migration. In November 2004, we filed a lawsuit against Teleclub before the Commercial Court of the Canton of Zurich claiming remuneration for the distribution of Teleclub's program based upon the new interim agreement. The Court has not yet given its decision on this matter. Should this legal proceeding have an adverse outcome, our business could be adversely affected. In August 2005, Teleclub announced that it intended to distribute additional programs through our network starting September 1, 2005, to which we objected. Teleclub has threatened that they will bring claims for damages should we refuse to carry their additional programs. We believe the carrying of additional programs is not covered by the terms of our existing contracts with Teleclub but have submitted an offer to carry the additional programs subject to Teleclub migrating to our platform and paying an increased fee until a final decision in the main proceedings has been made.

In parallel to the proceedings before the Competition Commission, Teleclub has also filed an analogous request with OfCom based on provisions in the RTVG that entitle the authorities to force a network operator to distribute programs to the extent such network operator has sufficient network capacity available or the program specifically contributes to the public interests addressed in the RTVG.

We could be materially affected should any of these legal proceedings, which may continue for several years before a non-appealable decision has been made, have an adverse outcome.

Preliminary Investigation on Encryption of the Digital Basic Offering

In October 2002, the Competition Commission investigated whether the encryption of the digital channels offered as part of our basic digital package constituted an abuse of a dominant position under the Cartels Act, as our encryption would prevent reception of these channels through any alternative set-top box.

Following the decision of the Swiss Federal Court of September 5, 2003, that overruled the initial interim measures imposed by the Competition Commission, the Competition Commission has suspended its investigation until a final determination is made in the proceedings between Teleclub and us on the question of whether and under what circumstances we are obligated to allow third parties to deploy their set-top boxes on our network. However, should this legal proceeding be resumed and have an adverse outcome, we may be subject to fines and sanctions under the Cartels Act and may be required to make our digital service available through alternate set-top boxes. For the same reasons set out above, the Competition Commission has not acted following a complaint of the Swiss Price Regulator requesting that the Competition Commission intervene against us to cease encrypting our digital signal, allow the use of third-party set-top boxes on our network and prohibit bundling of set-top box rental and content subscription.

Swiss Advertising Window Dispute

In August 2003, we received a letter from three German channel providers (Sat.1, ProSieben and Kabel 1) in which they threatened to institute proceedings against us if we refused to repay the total amount that the respective channel providers have paid to us for the distribution of Swiss advertising over our network from 1996 onwards. The channel providers claimed that the pricing arrangement with us, based on payment of a percentage of the relevant advertising revenues received by the channel providers, infringes the Cartels Act. They referred to the decision by the Competition Commission on interim measures in the Teleclub proceedings discussed above, which, based on preliminary fact finding and legal assessment process, held that we have a dominant position in the market for the distribution of television signals via cable networks in the German speaking part of Switzerland. The channel providers argue that the remuneration for the transmission of the advertising window under existing agreements with the channel providers is abusive and hence illegal and any amounts paid under these agreements should be refunded. Based on external legal advice, we have decided to refuse to repay such amounts. In our view, neither Swiss competition law nor the regulatory framework of the RTVG obligate us to transport the advertising windows at a lower price than the actual price charged. Although no further communication has been received and all outstanding bills have been paid by the relevant broadcasters reserving the right to claim back any amounts paid, it is possible that such German channel providers will initiate legal proceedings. In total we estimate we have received payments of approximately CHF 24 million up to June 30, 2005.

Simultaneously, a second group of German channel providers (RTL, RTL II and Vox), notified us of their intention to initiate a similar action, but no formal proceeding has been instituted. We estimate this second group has paid us a total amount of CHF 15 million from 1996 up to June 30, 2005 for the distribution of advertising windows. Should these proceedings be initiated and determined against us, our revenues from local advertising windows would be materially reduced and we may be subject to fines and sanctions under the Cartels Act. In the event such disputes result in litigation, an adverse outcome thereof may have a material adverse effect on our cash flow.

Swiss Redistribution Disputes

German broadcasters ProSieben, Sat.1 and Kabel 1 instituted legal proceedings to prohibit the digital redistribution of their programs, claiming that the right to allow or prohibit redistribution lies with the broadcaster. In its decision of May 19, 2004, the Upper Court of Zurich dismissed the claim in this proceeding, stating that the right to prohibit the redistribution of radio and television programs lies exclusively with the competent Swiss national collecting society. This decision was upheld by the Court of Cassation of the Canton of Zurich. In light of this decision, ProSieben, Sat.1 and Kabel 1 have withdrawn their appeal to the Swiss Federal Court. It has consequently been confirmed that payment of the copyright fees in accordance with the applicable tariffs for the programs in question constitutes sufficient permission to broadcast these channels.

Similarly, the BBC and the Swiss collecting society have filed a lawsuit against another cable operator GGA Maur. The lawsuit seeks to prohibit GGA Maur from redistributing certain BBC programs on the basis that such programs were broadcasted via satellite through a U.K. feed and were directed only to the United Kingdom. In the proceedings, GGA Maur has taken the position that all programs that can be received with average effort and an average satellite dish can be considered to be directed toward the Swiss general public, and, consequently, are covered by the applicable tariff of the national collecting society. Under this view, payment of the copyright fees for the programs in question would constitute sufficient permission to broadcast these programs. The case is currently pending before the Upper Court of Zurich, which has refused to grant preliminary relief. We also redistribute the BBC programs in question. In April 2004, the BBC requested that we cease redistributing the BBC programs in question, and has threatened legal action if we fail to comply with its request. In our view, GGA Maur's above stated position is correct, and therefore we have refused to cease redistribution.

An adverse outcome of any of these proceedings could have a material adverse effect on our business, our results of operations and our cash flows. Given that we oppose the channel providers' respective positions and have not altered our conduct, if an action were to be brought against us and our conduct were held to be unlawful under the Copyright Act, the cost of our content would increase substantially.

Supervisory Proceeding regarding the Compliance with the Digital Cinema License

In April 2005, OfCom instituted supervisory proceedings regarding our compliance with the Digital Cinema License, after Teleclub had filed a complaint against OfCom that OfCom initially had not taken any action against us following a first complaint by Teleclub alleging a violation of our license conditions.

Pursuant to the license, the rental or purchase of our set-top box shall not be bundled with the subscription of certain of our pay-per-view services and we shall allow access of third parties to our set-top boxes through an open interface enabling them to independently manage their services.

We are of the view that the applicable license conditions lack the necessary legal basis and therefore are void as neither the RTVG nor the Cartels Act provides legal basis for such license conditions. Furthermore, in our view, the question whether Teleclub or any other broadcaster is allowed to install its own digital platform on our network is the subject of a pending proceeding before the Competition Commission. In this proceeding, related to interim measures, the Swiss Federal Court has taken the view that it could not be excluded that our denial to accept Teleclub's set-top box on our network may be justified by legitimate business reasons.

If OfCom concludes that we have violated our license obligations, the Federal Council may withdraw the license, impose a maximum fine of CHF 50,000 and/or order us to comply. We may also decide to request a change of the license conditions.

INFORMATION ON CABLECOM HOLDINGS AG

General Information

Incorporation, Corporate Name, Registration and Registered Office

The Company, a stock corporation (in German: Aktiengesellschaft or AG, and in French: Société Anonyme or SA), was incorporated under the laws of Switzerland and registered under the register no. CH-020.3.027.084-6 in the commercial register of the Canton of Zurich, Switzerland under the name Cablecom Holdings AG/Cablecom Holdings SA/Cablecom Holdings Ltd. on October 7, 2003 with Glacier Holdings S.C.A., Glacier Holdings GP S.A. and Corrado Rampini as founding shareholders. The Company's registered office is Zollstrasse 42, 8005 Zurich (Canton of Zurich, Switzerland).

The Company has been established with unlimited duration.

Purpose of the Company and Financial Year

According to article 2 of the articles of incorporation of the Company (the "Articles"), the business purpose of the Company is the acquisition, the holding, and the disposal of direct and indirect participations in companies active in the cable markets industries and related industry sectors, including, without limitation, Cablecom GmbH and its subsidiaries. The Company can establish branches in Switzerland and abroad and enter into any other business or agreements which further its purpose or which are directly or indirectly connected therewith. It may enter into financing transaction for its own account or the account of any affiliate and may grant guarantees of any kind or pledge its assets for the benefit of or grant loans to affiliated companies. The Company can borrow money and enter into capital market transactions.

The financial year of the Company ends on December 31.

Paying Agent

Credit Suisse will serve as principal paying agent (Hauptzahlstelle) for the Shares of the Company.

Rating

Standard & Poor's has issued a corporate credit rating of B/stable in respect of the Company and its subsidiary Cablecom Luxembourg S.C.A. Moody's has issued a senior implied, or long-term corporate family rating of B2/stable in respect of Cablecom Luxembourg S.C.A.

Representatives

Credit Suisse, being recognized as an expert by the Admission Board of the SWX Swiss Exchange according to article 50 of the listing rules of the SWX Swiss Exchange (the "SWX Listing Rules," Kotierungsreglement), has filed on behalf of the Company an application for the listing of the Shares on the main segment of the SWX Swiss Exchange.

Business Activities

Principal Activities

The principal activities of the Company are in line with the Company's purpose, as described above under "General Information."

Patents, Trademarks and Licenses

To the extent not stated otherwise in this Offering Memorandum, the Company or the Group are not dependent on any patent, trademarks, licenses, commercial or financial contracts.

Legal Proceedings

The Company itself is not involved in any litigation, arbitration or administrative proceedings, nor are there, to the knowledge of the Company, any such proceedings pending. The Group is involved in certain litigations and proceedings as further described under "Description of Business—Litigation and Regulatory Proceedings." An adverse outcome of any of these proceedings could have a material adverse effect on our business, our results of operations and our cash flows.

Principal Establishments and Real Estate

The Company has no establishments and it does not own any real estate. With respect to real estate owned by the Group, see "Description of Business—Owned and Leased Real Estate".

Interruption of Business

The Company is not an operating company and it has therefore not experienced any interruptions of its business since its formation.

Net Turnover

For information on the net turnover since the Company's incorporation, see pages F-3 and F-16.

Recent Legal Restructuring and Current Corporate Structure

Cablecom Holdings AG is a holding company that primarily focuses on managing and controlling its investments in affiliates. Substantially all of its assets consist of shares in CCom Holdings (Luxembourg) S.à r.l., the indirect parent company of Cablecom GmbH. The consolidated financial position and results of operations of Cablecom Holdings AG are substantially the same as the financial position and results of operations of Cablecom GmbH for the relevant periods.

In April 2004, in connection with a refinancing transaction, the Group was reorganized as follows:

The legal restructuring included the establishment of a wholly-owned subsidiary of the Company, originally incorporated in Gibraltar and later transferred to Luxembourg and renamed CCom Holdings (Luxembourg) S.à r.l. In addition, two Luxembourg companies have been incorporated, a Luxembourg partnership limited by shares (Cablecom Luxembourg S.C.A.), and a Luxembourg S.à r.l. (Cablecom Luxembourg GP S.à r.l.), which assumed the function as general partner of the Luxembourg partnership limited by shares.

The following chart shows the Selling Shareholders and the Cablecom Group as of the date of this Offering Memorandum after giving effect to certain Pre-Offering Transactions and assuming an Offering Price of CHF 63.50 per Share, the midpoint of the Offer Price Range.

After the Offering, we intend to replace certain directors of certain subsidiaries, including Cablecom Luxembourg GP S.à r.l., whose directors currently include a majority of persons who are not our employees.

BOARD OF DIRECTORS, MANAGEMENT AND AUDITORS

Board of Directors

Composition

The board of directors currently comprises nine members (including the Chairman) eight of which are non-executive directors. The following persons act as members of the board of directors:

Chairman
Rolf Watter (47)	Non-executive Director
Nationality, place of residence:	Swiss, Zurich, Switzerland
Member of the board of the Company since:	2004
Significant activities and functions outside the Group:
Rolf Watter is a partner in the law firm Bär & Karrer, Zurich since 1994 and is a member of its executive board. He was appointed to the board of directors in March 2004. He also serves as a part-time professor at the University of Zurich. Further, he is Chairman of Almea Stiftung, a member of the board of directors of Zurich Financial Services AG (and its subsidiary Zurich Insurance AG), Syngenta AG, UBS Alternative Portfolio AG and A.W. Faber Castell (Holding) AG, in addition to being a board member of the Swiss Lawyers' Association and a member of the SWX Swiss Exchange's Admission Board and of the Commission of Experts on Disclosure of Shareholdings. He is the Chairman of Glacier Holdings GP S.A. and a director of Cablecom GmbH but will resign from these two functions after listing. He graduated from the University of Zurich with a doctorate in law and holds an LLM degree from Georgetown University.
President Bruno Claude (46)	Chief Executive Officer
Nationality, place of residence:	Belgian, Kilchberg, Switzerland
Member of the board of the Company since:	2003
Significant activities and functions outside the Group:
Bruno Claude serves as President and Chief Executive Officer and has held this position since June 2001. He was appointed to the board of directors in November 2003. From October 2000 until July 2003, he was Senior Vice President and Chief Operating Officer of NTL Inc.'s continental European operations. Prior to joining NTL, he was managing director of CEA Capital Advisors, the affiliate of Communications Equity Associates responsible for the firm's private equity activities in the media and communications industries. Prior to this, he held various positions with Prime Cable, which he joined in 1985, most recently as deputy to the President. He graduated from the University of Louvain with a Masters degree in engineering in 1983 and from Cornell University with an MBA in 1985.

Vice-Chairman Marc J. Rowan (43)	Non-executive Director
Nationality, place of residence:	American, New York, USA
Member of the board of the Company since:	2005
Significant activities and functions outside the Group:
Marc J. Rowan is a founding partner of Apollo Management, L.P. He was appointed to the board of directors in September 2005. He is a member of the board of directors of AMC Entertainment and iesy Hessen GmbH & Co. KG. He is also a founding member and serves on the executive committee of the Youth Renewal Fund and is a member of the board of directors of the National Jewish Outreach Program, Riverdale Country School and the Undergraduate Executive Board of the Wharton School. He serves on the board of Glacier Holdings GP S.A. but will resign from this function after listing. He holds a BS degree and an MBA degree from the Wharton School at the University of Pennsylvania.
Walter Bosch (61)	Non-executive Director
Nationality, place of residence:	Swiss, Thalwil, Switzerland
Member of the board of the Company since:	2004
Significant activities and functions outside the Group:
Walter Bosch is an entrepreneur and a consultant. He was appointed to the board of directors in March 2004. He serves as Deputy Chairman on the board of directors of Swiss International Airlines Ltd., is a delegate of the board of Euphonix Inc., and a board member of STAR TV, Good News, "Zai"-Ski Disentis and sits on several other boards, including boards of charity organisations such as Swissaid and FIS charities in Switzerland. He is also a member of the industry council of GMT-Partners, an investment firm based in London.
Klaus Hug (65)	Non-executive Director
Nationality, place of residence:	Swiss, Muri-Bern, Switzerland
Member of the board of the Company since:	2005
Significant activities and functions outside the Group:
Klaus Hug works as an attorney and business consultant in Zurich and Bern. He was appointed to the board of directors in September 2005. He currently holds a variety of offices. He is a board member of both economiesuisse as well as the Federal Competition Commission. He is also chairman of the steering committee of TA-Swiss (Center for Technology Assessment), the board of the Institute of Intellectual Property, Carbura and of VSS lubes (Verband der Schweizerischen Schmierstoffindustrie). Additionally, he serves on the Board of Directors of Affichage SA, Zschokke Generalunternehmung AG, Westiform Holding AG and various Swiss SME's.

Hughes Lepic (40)	Non-executive Director
Nationality, place of residence:	French, London, United Kingdom
Member of the board of the Company since:	2005
Significant activities and functions outside the Group:
Hughes Lepic is a managing director and partner of Goldman, Sachs & Co., where he co-heads the Principal Investment Area in Europe. He joined Goldman, Sachs & Co. in 1990 and the Principal Investment Area of Goldman, Sachs & Co. in 1996. He has been a member of the investment committee of the Principal Investment Area of Goldman, Sachs & Co. since 2003. He was appointed to the board of directors of the Company in September 2005. He is chairman of the board of Autodistribution S.A. and also serves on the board of directors of Neuf Cegetel S.A. He is a member of the board of Glacier Holdings GP S.A. but will resign from this function after listing. He received an MBA from the Wharton School at the University of Pennsylvania and a MS from Ecole Polytechnique.
Nicholas Mearing-Smith (55)	Non-executive Director
Nationality, place of residence:	British, London, United Kingdom
Member of the board of the Company since:	2005
Significant activities and functions outside the Group:
Nicholas Mearing-Smith is managing director of Price Revolution Limited, non-executive chairman of IVT Wireless Technology plc and an advisor to Warburg Pincus. He was appointed to the board of directors in September 2005. He is a member of the board and the Chairman of the audit committee of Glacier Holdings GP S.A. but will resign from these functions after listing. He is a graduate of Bristol University with a degree in economics and accounting.
Ramez Sousou (39)	Non-executive Director
Nationality, place of residence:	British, London, United Kingdom
Member of the board of the Company since:	2005
Significant activities and functions outside the Group:
Ramez Sousou is Co-CEO and founder of TowerBrook Capital Partners, L.P. He was appointed to the board of directors in September 2005. He is a member of the board of directors of Bunbeg Enterprises BV, Editions Techniques pour l'Automobile et l'Industrie S.A.S., Europlex Cinemas N.V. and PolymerLatex Holdings BV. In addition, he is a member of the National Appeal Board of the National Society for the Prevention of Cruelty to Children. He serves on the board of Glacier Holdings GP S.A. but will resign from this function after listing. He earned his BA from Harvard College and received his MBA from Harvard Business School.

Felix Weber (54)	Non-executive Director
Nationality, place of residence:	Swiss, Oberrohrdorf, Switzerland
Member of the board of the Company since:	2005
Significant activities and functions outside the Group:
Felix Weber is a director and member of the Chairman's committee of Syngenta AG, and a director of Publigroupe SA. He was appointed to the board of directors in September 2005. He is a member of the board of directors of Glacier Holdings GP S.A. but will resign from this function after listing. He graduated from the University of St. Gallen, having a MBA in operations research and finance, and a PhD in marketing.

Nicholas Mearing-Smith was the chairman of Radicall Limited from September 2001 to July 2003, when the company was placed in receivership at the request of a creditor. Felix Weber was the chief financial officer of Adecco SA from January 1998 through January 2004. Following the delay of the year 2003 results presentation due to auditor concerns on perceived weaknesses of the US controlling system, Adecco faced a class action suit alleging violations of Sections 10(b) and 20(a) of the Exchange Act and a regulatory investigation by the U.S. Securities and Exchange Commission in connection with public disclosures made by the Adecco group between March 2000 and January 2004. Along with other directors and executives of Adecco, Mr. Weber is a defendant in this case. The competent judge dismissed the case without prejudice in May 2005, at which time the plaintiffs filed an amended complaint containing similar allegations. Adecco reported in its half-year report for the six months ended June 30, 2005 that it believes there is no merit to the allegations, it has moved to dismiss the case, and will continue to defend itself vigorously. In addition, following the result of an extensive internal investigation, which did not uncover any material misappropriations, and the final 2003 result presentation without restatement of 2003 or previous years, the SEC completed its investigation without recommending any enforcement actions.

Cross-involvement

No member of the board of directors of the Company is subject to any formal or informal cross appointment arrangement with any other listed company.

Elections and Term of Office

The Articles provide that the members of the board of directors are elected by the shareholders for a term of one year. There is no limit to the number of terms a director may serve. The tenure of all the current members of the board of directors will expire at the 2006 annual general meeting, at which time all board positions will be subject to election by the shareholders. There is no provision for partial, rotating or staggered renewal of the board of directors.

Internal Organizational Structure

The board of directors meets at least four times per calendar year. At the invitation of the Chairman, the members of the Management may attend the meetings of the board of directors to report information.

In accordance with its organizational regulations (Organisationsreglement), the board of directors has formed an audit committee, a nomination and remuneration committee and a corporate relations committee to support its work. The committees of the board of directors report on their activities and results to the board of directors. They prepare the meetings of the board of directors in their respective areas but do not have any decision-making authority unless such authority has been conferred on them specifically. The overall responsibility of the board of directors is not limited by the committees.

The audit committee consists of two to four non-executive members of the board of directors. The board of directors appoints and dismisses the members of the audit committee and elects its Chairman. The current members are Nicholas Mearing-Smith and Rolf Watter. The audit committee meets at least four times per year. The main duties of the audit committee are the independent evaluation of the external auditing, the internal control system and the annual and interim reporting.

The nomination and remuneration committee consists of two to four non-executive members of the board of directors. The board of directors appoints and dismisses the members of the nomination and remuneration committee and elects its Chairman. The current members are Felix Weber, Hughes Lepic and Ramez Sousou. The nomination and remuneration committee meets at least three times per year. The main tasks of the nomination and remuneration committee are the guidance in offering market- and performance-related compensation schemes, determination and review of the compensation policy of the Company, review of and agreement to the implementation of equity-related incentive plans, assessment of the general guidelines of the Company's social security plans, participation in the recruitment of members of the board of directors and members of the Management Executive Committee, review and recommendation of the compensation packages of the board members and review and approval of the salaries and yearly bonuses of the Management Executive Committee as well as the basis for determining such salaries and bonuses.

The corporate relations committee consists of two to four non-executive members of the board of directors. The board of directors appoints and dismisses the members of the corporate relations committee and elects its Chairman. The current members are Walter Bosch and Klaus Hug. The corporate relations committee meets at least four times per year. The main tasks of the corporate relations committee are the monitoring of legislative and regulatory developments, supervision of the Company's public policy activities, evaluation and oversight of the Company's public relations and reputation, monitoring the Company's responsibility as an employer, and monitoring the Company's community service activities.

Definition of Areas of Responsibility

The board of directors decides on all activities for which it is responsible under Swiss law (especially Art. 716a of the Swiss Code of Obligations on non-transferable and inalienable duties of the board of directors), the Articles and the organizational regulations. The board of directors has sole authority for the following:

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  to carry out the strategic management of the Company and all its subsidiaries and establish the necessary instructions;

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  to establish the organization of the Company;

  •
  to establish the accounting and financial control principles as well as the financial plan to the extent that it is necessary for the management of the Company;

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  to appoint and remove the persons charged with the management and representation and to organize their respective powers, including powers of signature;

  •
  to carry out the supervision of the persons responsible for the management, notably in order to ensure that they observe the law, the Articles, the organizational regulations and the given instructions;

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  to decide on the business (annual) report and on the interim reporting and to determine the accounting standards;

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  to prepare the general meetings of shareholders and to implement their resolutions;

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  to inform the relevant judge in case of over-indebtedness; and

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  to take decisions in connection with capital increases pursuant to Art. 651a, 652g, 653g of the Swiss Code of Obligations, to take decisions pursuant to Art. 634a al.1 (shares not fully paid in) and Art. 651 al. 4 (increases of share capital in the case of authorized capital) of the Swiss Code of Obligations.

In addition, the board of directors has exclusive power to adopt resolutions on the following objects:

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  to examine, if required, the professional qualifications of the specially qualified auditor;

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  to keep the shareholders' register;

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  to approve the Company's 3-year business plan as well as the annual financial plan and budget;

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  to create, acquire, sell or dissolve subsidiaries or divisions of the Company; and

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  to appoint the members of the Group management, the audit committee, the nomination and remuneration committee and the corporate relations committee.

The board of directors has delegated the operational management to the Management.

Management

The table below sets out the names and places of residence of the current members of our management executive committee (the "Management") who are responsible for the business and administrative departments indicated below, their ages and their current principal positions:

Name, Place of Residence	Age	Position
Bruno Claude, Kilchberg	46	President and Chief Executive Officer
Rudolf Fischer, Horgen	49	Executive Vice President, Managing Director
Otto Rathsman, Zurich	49	Executive Vice President, Chief Financial Officer
Herbert Hribar, Meilen	54	Executive Vice President, Chief Operating Officer
Roger Gehrig, Uitikon	48	Executive Vice President, Business Markets
Thomas Foery, Hausen am Albis	46	Executive Vice President, Human Resources & Internal Communications
David McGowan, London	44	Senior Vice President, Corporate Strategy and Product Development and Chief Content Officer

Bruno Claude serves as President and Chief Executive Officer and has held this position since June 2001. For further information on Bruno Claude see "Board of Directors—Composition."

Rudolf Fischer joined Cablecom in September 2001 as Chief Operating Officer. Since January 2005, as Managing Director, he is responsible for the Business Markets division as well as for legal and regulatory affairs and for corporate communications. He is the contact person for representatives from the public, the government, regulatory authorities and industry associations. Prior to joining Cablecom, Rudolf Fischer held various positions with Arthur D. Little, most recently as Global Leader of the Telecoms Consulting Practice. Previously he was CEO of Ascom Ericsson Transmission AG (a joint venture between Ascom and Ericsson) a manufacturer of transmission systems. Rudolf Fischer holds a MSc of electrical engineering from the Swiss Federal Institute of Technology in Zurich (ETH Zurich), and an MBA from the Graduate School of Business Administration in Zurich.

Otto Rathsman effectively assumed his current position as our Chief Financial Officer in October 2001 and is responsible for our financial and supply chain operations. Until April 2003, Otto Rathsman was also Chief Financial Officer of NTL's continental European operations. In that capacity, Otto Rathsman was instrumental in the development of our financial reorganization. Previously, Otto Rathsman spent 19 years with General Electric, during which time he held finance positions of increasing responsibility in Germany, the UK, the USA, Singapore and France. Prior to joining NTL Europe in 2001, Otto Rathsman was CFO for GE Medical Systems in Europe and the Middle East.

Otto Rathsman graduated from Stockholm University with a bachelor's degree in business administration.

Herbert Hribar was appointed Chief Operating Officer of Cablecom in January 2005. In this position he is responsible for our network, IT, marketing, sales and customer care activities. He assumed responsibility for the Consumer Markets division in July of 2005. Prior to joining Cablecom, Herbert Hribar was managing director of the Wholesale and Network division of eircom, the former Irish PTT, where he led the turn-around of that division and was instrumental in bringing eircom back to the stock market in 2004. He has a wide range of experience in telecommunications including as President of Ameritech Cellular, managing director of Ameritech Europe and President and Chief Operating Officer of Verio, an industry leading ISP acquired by NTT in 2001. Herbert Hribar graduated from the US Naval Academy and holds advanced degrees in engineering, business, and computer science.

Roger Gehrig was appointed Executive Vice President, Director Business Markets in January 2005. In this position he focuses on expanding the entire Business Market division of Cablecom. Previously, Roger Gehrig has served as managing director of COLT Telecom AG, founded in Zurich in 1997 as an independent subsidiary of COLT Telecom Group plc in London. In this capacity, Roger Gehrig was responsible for setting up and positioning COLT Telecom AG as a provider of voice, data and Internet services for business customers, and for managing its operational business. At the same time he served as chairman of the board of directors of COLT Telecom AG. He has a breadth of knowledge in the field of communications with over 15 years of IT and telecom industry experience. Roger Gehrig holds a federal proficiency diploma as an electrical mechanic and commenced his career as a Mainframe System Engineer.

Thomas Foery was appointed Executive Vice President, Human Resources & Internal Communications in April 2002. He is responsible for our strategic and operational human resource management. From 2000 to March 2002 he was Director Human Resources Europe at PaperPak Europa, a spin-off company of Procter & Gamble. Prior to this from 1996 to 2000, Thomas Foery was Head Human Resources EMEA (Central & Eastern Europe, Middle East and Africa), and Asia Pacific for Landis & Staefa. During that period Landis & Staefa was acquired from Siemens and turned into Siemens Building Technologies. Before 1996 Thomas Foery was Head of Human Resources Management in the areas of Sales, Marketing, and Technical Services at 3M Switzerland. Thomas Foery holds a Master's degree in humanities from the University of Fribourg.

David McGowan was appointed Senior Vice President, Corporate Strategy and Product Development in March 2005. He was previously the Deputy Chief Operating Officer at iesy in Frankfurt, Germany. From 2001 to 2003, David McGowan was Managing Director for Strategy at NTL Europe, where he oversaw the development of our triple play strategy. He is now responsible for our relationships with content providers for all distribution platforms and for the continued development of digital products. Prior to his work in the European cable industry, David McGowan held a variety of senior positions in American media companies, including Time Warner and public television. His work has been honored with numerous industry awards. David McGowan is a graduate of Yale University.

Herbert Hribar was the chief executive officer and a director of Interliant, Inc. from February 2000 to April 2001. In August 2002 Interliant filed a petition for bankruptcy. In August 2004, certain Interliant creditors commenced a civil lawsuit against the former officers, directors and equity investors of Interliant, including Mr. Hribar, alleging, among other things, breaches of fiduciary duties owed by such persons.

Management contracts

On November 12, 2003, Cablecom GmbH and Glacier entered into a Consulting Services Agreement with the members of the Consortium. Under this agreement, the Consortium provides to us, among other things, general business consulting services, support and analysis of our operations and business, strategic evaluation of our plans, as well as the monitoring and development of those plans and strategies. This contract will be terminated by its terms in connection with the Offering.

On January 1, 2004, the Company entered into a Consulting Agreement with Zurich Financial Limited (subsequently assigned to Cablecom GmbH and Blue Waters Communication Holdings Ltd., respectively). Under this agreement, Blue Waters Communication Holdings Ltd. was retained to assist us with strategic financial planning, identification and negotiation acquisitions on our behalf and to provide us with knowledge and expertise with respect to the foregoing. This contract will be terminated by its terms in connection with the Offering.

There are no other management contracts between us and any unaffiliated party.

Compensation, Shareholdings and Loans

Compensation for Members of the Board of Directors and Management

The aggregate compensation paid to members of the board of directors of the Company in the year ended December 31, 2004 was CHF 44,000. For a discussion of compensation to be paid to the members of the board of directors after the Offering, see "—Shares and Options." Compensation for members of the management serving on the board of directors of the Company is included in their management compensation.

During the financial year ended December 31, 2004, the aggregate compensation paid to the members of our management executive committee was approximately CHF 4,300,000, including bonuses and fringe benefits. We have entered into an employment agreement with each member of the Management. Under these agreements, members of the Management are compensated on the basis of a fixed salary plus a bonus based on economic and qualitative performance objectives as well as certain fringe benefits. Except for our contract with our Chief Executive Officer, these employment agreements last for an indefinite term with termination following advance notice ranging from six months to one year. We expect to enter into an amendment to the terms of employment with our Chief Executive Officer prior to the Offering that, among other things, would extend the term of his employment to December 31, 2007, thereafter subject to termination by either party 90 days following notice thereof. Under his current employment agreement, either party may terminate his employment with us 45 days following notice thereof. The Company also maintains directors' and officers' liability insurance.

Loans Granted by Us to Members of Board of Directors and Management

As of September 28, 2005, there were no loans outstanding from us to members of the board of directors and the Management.

Transactions with Members of the Board of Directors and Management

Transactions with members of the board of directors and the Management have been made at arm's length.

Pension Plan

We participate in the Siemens Pension Plan, which covered 1,575 of our employees in Switzerland as of June 30, 2005. A few of our employees in Switzerland are covered by other pension plans. The Siemens Pension Plan provides benefits in the event of retirement, death or invalidity and is considered a defined benefit plan. A defined benefit plan promises a stated benefit at retirement, usually in the form of an annuity. Such benefit is normally a percentage of the average insured income over the entire career, but can also be a percentage of a period near the retirement or of the final pay. Contributions to pension plans are shared between employer and employees. According to Swiss law, pension plans are separate legal entities that are managed by representatives of the employees and the employer.

We and our employees are required to make cash contributions to the pension plan to the extent necessary to comply with funding requirements imposed by social security laws and regulations. In 2004 and the six months ended June 30, 2005, we contributed CHF 10.8 million and CHF 5.4 million, respectively, in cash to our defined benefit pension plan. Our total pension net benefit expense amounted to CHF 10.5 million in 2004. Our pension expense for a defined benefit pension plan is determined based on the current value of plan assets and the present value of plan liabilities, calculated based on a number of actuarial assumptions. Our net pension benefit liability was CHF 68.5 million as at December 31, 2004. According to Swiss Pension Fund Law, our portion of the Siemens Pension Plan was underfunded by approximately CHF 2.3 million as of June 30, 2005.

We intend to assume sponsorship of the portion of the Siemens Pension Plan relating to our employees not yet retired or receiving benefits (other than old-age benefits) under the plan with effect as of January 1, 2006 and have terminated our participation in the Siemens Pension Plan as of December 31, 2005, accordingly. Our new pension plan will only be run for Cablecom employees. The new pension plan will be a plan meeting the definition of a "defined contribution plan," as set forth in Swiss Pension Fund Law. A defined contribution plan promises, like the defined benefit plan, a stated benefit at retirement, but the participants receive benefits equal in value to their vested account balance, which is mainly dependent on the contributions made by the employer and employee. The old-age benefits of all employees who will be insured in the Siemens Pension Plan as at December 31, 2005, will be grandfathered. We will be fully responsible for migration costs.

The portion of plan assets and liabilities that will be transferred to our new pension plan from the Siemens Pension Plan will be determined by negotiations between us and the Siemens Pension Plan, and we may assume a greater proportion of plan liabilities than plan assets, which would cause the amount by which our portion of the defined benefit plan is underfunded (both according to Swiss Pension Fund Law and under IAS19) to increase.

In case our new pension plan would not be established by January 1, 2006, we would be affiliated to the governmental rescue benefit plan (Auffangeinrichtung), which we believe would cause the amount by which our plan is underfunded to increase. However, our pension consultant, Swisscanto, has committed to set up the new pension plan by January 1, 2006.

Shares and Options

At the Company's shareholders' meeting held on September 26, 2005, the Company created conditional capital in the amount of CHF 2,000,000, corresponding to 5,000,000 Shares reserved for issuance in connection with the exercise of option or employee participation rights granted to employees, advisors or members of the board of directors or the management of the Company or its group companies (see "Share Capital and Shares—Conditional Capital").

The Company has implemented an ESOP. At the time of the Offering, options to acquire up to 2,240,000 Shares have been reserved for issuance under the ESOP to 74 employees. Of the options reserved under the ESOP, options for 350,000 Shares have been allocated to our Chief Executive Officer, options for approximately 820,000 Shares have been allocated to other members of the Management, and the remaining options are reserved for issuance as determined by the nomination and remuneration committee following the Offering. These options will have an exercise price equal to the fair market value of the Shares as of the date of grant, will vest in equal installments over 5 years and once vested will be exercisable for a period of 11 years. The vesting of options issued pursuant to the ESOP is accelerated in certain circumstances following a change of control.

In connection with the Offering, the non-executive members of the board of directors have been given options to purchase a number of Shares equal to CHF 1,140,000 in the aggregate divided by the Offer Price. The options are exercisable for a price of CHF 380,000 in the aggregate. The directors have agreed to exercise these options shortly after the Offering. Assuming an Offer Price of CHF 63.50 per Share, the midpoint of the Offer Price Range, 17,953 Shares will be issued to the members of the board of directors out of the conditional capital when these options are exercised. As compensation for the period between the Offering and the Company's next annual general meeting, the board of directors will receive in the aggregate CHF 700,000 (50% in cash and 50% in Shares) in November 2005, representing one half of its ordinary yearly compensation. All Shares remain blocked for three years, but will be unblocked in the event of a change of control. The remaining conditional share capital will be held for future issuance, as and if required, for employee incentive and board compensation.

Six members of the Management participate in the MEPP as described below. One member of the Management that does not participate in the MEPP has been granted options over a number of Glacier and Glacier GP securities. Following approval by Glacier GP, these options may be exchanged by the holder for Shares (subject to vesting and lock-up limitations) held by Glacier having an aggregate value of 1% of the outstanding Shares at the time of the Offering (2/3% of the outstanding Shares following the Offering) less Shares delivered in respect of the exercise price.

After the Offering, the members of the board of directors and the Management hold, directly or indirectly through the MEPP or Glacier, 5.11% of the share capital of the Company assuming all options over Shares described above are issued, exercised and vested and after giving effect to the Pre-Offering Transactions described below.

Management Equity Participation Plan

Six members of the Management and 34 other current and former key employees have invested an aggregate of approximately CHF 2.8 million indirectly in the Company through the MEPP, implemented on November 11, 2004 by Glacier and Glacier GP. Participation in the MEPP was offered to certain personnel employed by us on or after June 30, 2003. Under the MEPP, each initial participant acquired equity securities in Glacier I and Glacier II. Glacier I and Glacier II in turn invested in equity securities of Glacier and Glacier GP. Prior to the Offering, Glacier I and Glacier II will transfer certain securities of Glacier and all of their securities of Glacier GP to the persons who were securityholders of Glacier and Glacier GP at the time of the implementation of the MEPP (the "Assignment Satisfaction"). The transfers will be made in satisfaction of certain assignments made by Glacier I and Glacier II in connection with the implementation of the MEPP. In addition, prior to the closing of the Offering but following the Assignment Satisfaction, Glacier I and Glacier II will exchange their remaining Glacier securities for Shares held by Glacier (the "MEPP Exchange," and together with the Assignment Satisfaction, the "Pre-Offering Transactions"). Prior to the Pre-Offering Transactions, no Shares were directly held by Glacier I and Glacier II.

Following the Offering, twelve MEPP participants will hold their interests in Shares directly (see "Principal and Selling Shareholders—Direct MEPP Shares"). The remaining MEPP participants will continue to hold their interests in Shares through Glacier I and Glacier II (see "Principal and Selling Shareholders—MEPP Investment Arrangement").

The rights of each participant in the MEPP are subject to vesting limitations. In general, in the event that a MEPP participant's employment with us is terminated, his or her unvested interests in Glacier I or Glacier II would be redeemed, or cancelled or allocated to other MEPP participants by Glacier GP, without affecting the economic interests of the remaining participants. The vesting limitations applicable to MEPP interests also restricts the sale of Shares by each of Glacier I and Glacier II. Two vesting schedules under the MEPP apply to those participants who participate through Glacier I and Glacier II. Twenty-four of such participants are covered by the "Group A" schedule below. Four such participants, including our Chief Executive Officer, are covered by the "Group B" schedule. Vesting applies separately to those participants holding Shares directly according to a schedule identical to the Group A schedule. Vesting limitations pursuant to these schedules expire as follows:

Vesting Limitations Expiration(1)	Group A Vesting Schedule(2)	Group B Vesting Schedule
On or prior to the closing of the Offering	40.0%	60.0%
June 30, 2006	20.0%	20.0%
January 31, 2007	—	3.4%
February 28, 2007	—	3.4%
March 31, 2007	—	3.3%
April 30, 2007	—	3.3%
May 31, 2007	—	3.3%
June 30, 2007	20.0%	3.3%
June 30, 2008	20.0%	—

Total	100.0%	100.0%

(1)
In connection with the Offering, Glacier I and Glacier II severally have entered into lock-up arrangements with the Global Coordinators. See "Underwriting—Lock-up Arrangements." The limitations under these arrangements are not reflected in this table. If at any time following the Offering the Consortium controls the vote of less than 30% of the outstanding Shares and more than 30% of the Shares are acquired by one or more parties acting jointly (unless such acquirer(s) include one or more Consortium members), all Shares held pursuant to the MEPP will be considered 100% vested.

(2)
Two participants in the MEPP are no longer employed by the Company. After recovery of unvested Shares previously held for the benefit of such persons, the vested Shares held by such persons (representing a 0.12% attributable interest in the Shares) are not subject to further vesting.

Auditors

Duration of the Mandate and Term of Office of the Auditors

Ernst & Young AG, Brandschenkestrasse 100, P.O. Box, CH-8022, Zurich, has been the Company's and Cablecom GmbH's external auditor since its incorporation and the financial year 2000, respectively, and has been elected as external auditor until the financial year 2006. Yves Vontobel has been the lead auditor since the financial year 2000.

Auditing Honorarium

Ernst & Young received a fee of CHF 1,562 thousand for auditing the Company's financial statements and the Company's and its subsidiaries' consolidated financial statements 2004.

Additional Honorariums

Ernst & Young received additional fees for consultancy and other services of CHF 1,972 thousand in 2004 and CHF 1,078 thousand in the six months ended June 30, 2005.

Supervisory and Control Instruments vis-à-vis the Auditors

The audit committee is responsible for the independent evaluation of the external audit on behalf of the board of directors.

RELATED PARTY TRANSACTIONS

Material transactions between related parties and us, are described in Note 31 to our [omitted] consolidated financial statements and Note 8 to our unaudited consolidated financial statements, each as included in this Offering Memorandum.

In addition, since June 30, 2005, we have engaged in the following material related party transactions:

  •
  Cablecom GmbH and Glacier entered into a Consulting Services Agreement on November 12, 2003, with the members of the Consortium. In addition to quarterly payments for services rendered, Cablecom GmbH will be obligated to pay to the Consortium in cash the estimated aggregate amount of CHF 0.3 million, pertaining to the yearly fee from the closing of the Offering to the anniversary date of the agreement, in connection with the termination of this agreement.

  •
  The Company entered into a Consulting Agreement on January 1, 2004, with Zurich Financial Limited (subsequently assigned to Cablecom GmbH and Blue Waters Communication Holdings Ltd., respectively). Blue Waters Communication Holdings Ltd. is controlled by a former director of Cablecom GmbH and holds securities in Glacier. On the closing of the Offering, Cablecom GmbH will be obligated to pay to Blue Waters Communication Holdings Ltd. in cash the amount of $1.5 million. The Consulting Agreement will terminate by its terms as of the closing of the Offering.

Prior to the Offering, Glacier engaged Goldman Sachs International, affiliates of which also hold a direct and indirect interest in the outstanding securities of Glacier (see "Principal and Selling Shareholders"), to provide financial advisory services. Pursuant to this engagement, Glacier will pay Goldman Sachs International an advisory fee plus out-of-pocket expenses at the closing of the Offering.

The Company has agreed to pay certain expenses relating to the Offering (including certain expenses incurred by the Selling Shareholders and the Managers) in an amount the Company estimates will be between CHF 12 million and CHF 15 million.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Kirkland & Ellis LLP, New York, New York, as to matters of United States federal law, and by Bär & Karrer, Zurich, Switzerland as to matters of Swiss law. Certain legal matters in connection with this Offering will be passed upon for the managers by Latham & Watkins, London, England, as to matters of United States federal law, and by Niederer Kraft & Frey, Zurich, Switzerland as to matters of Swiss law.

INDEPENDENT AUDITORS

[omitted]

Cablecom Holdings AG
Consolidated Condensed Interim Financial Statements
for the Six Months Ended June 30, 2005 and 2004

CONSOLIDATED INCOME STATEMENTS

	Notes	01.01.-30.06. 2005	01.01.-30.06. 2004
		(CHF in thousands)
CONTINUING OPERATIONS
Revenue, net	3.1	406,079	346,795
Other income	3.2	77	1,780

Total revenue		406,156	348,575

Cost of goods and services	3.3	(100,006)	(69,682)
Personnel expenses	3.4	(97,926)	(87,435)
Other operating expenses	3.5	(48,418)	(42,598)
Net gain on disposal of assets		16,569	59

Earnings before financial income/expenses, taxes, depreciation and amortization		176,375	148,919

Depreciation and amortization	3.6	(154,294)	(132,335)

Earnings before financial income/expenses and taxes		22,081	16,584

Financial expenses	3.7	(100,631)	(99,228)
Financial income	3.8	1,065	35,614
Share of profit of associates		368	226

Profit/(loss) before taxes		(77,117)	(46,804)

Income tax income/(expenses)		106	(1,438)

Net profit/(loss)		(77,011)	(48,242)

Attributable to:
Equity holders of the parent		(78,194)	(50,087)
Minority interests		1,183	1,845

		(77,011)	(48,242)

Earnings per share
—basic and diluted for net profit/(loss)		(770)	(482)

CONSOLIDATED BALANCE SHEETS

	Notes	June 30, 2005	December 31, 2004	June 30, 2004
		(CHF in thousands)
ASSETS
Current assets
Cash and cash equivalents		161,005	64,156	68,077
Trade accounts receivable		80,069	245,286	75,556
Other receivables		3,360	1,914	5,196
Inventories		26,570	19,593	19,728
Prepaid expenses and other current assets		41,373	35,831	30,339

Total current assets		312,377	366,780	198,896

Non-current assets
Property, plant and equipment	4	1,349,484	1,406,979	1,438,822
Goodwill and other intangible assets		953,788	950,150	950,859
Investments in associates		7,156	6,790	6,348
Available-for-sale financial assets		1,597	1,870	1,934
Other financial assets		2,139	1,304	1,162
Deferred tax asset		90,126	90,126	52,812

Total non-current assets		2,404,290	2,457,219	2,451,937

Total assets		2,716,667	2,823,999	2,650,833

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term debt		4,513	47,376	45,006
Trade accounts payable		75,126	60,838	57,468
Other current liabilities and accrued expenses		181,922	190,035	118,206
Current tax liability		1,697	2,087	2,182
Deferred subscriber revenue		218,621	353,693	210,079
Provisions		7,951	7,843	5,745

Total current liabilities		489,830	661,872	438,686

Non-current liabilities
Long-term debt		1,711,212	1,597,488	1,594,613
Provisions		12,811	13,028	13,437
Deferred tax liability		8,480	7,649	5,369
Pension liability		67,980	68,536	68,866

Total non-current liabilities		1,800,483	1,686,701	1,682,285

Total liabilities		2,290,313	2,348,573	2,120,971

Shareholders' equity
Capital stock		100	100	100
Retained earnings		412,080	461,696	516,430

Total shareholders' equity excluding minorities		412,180	461,796	516,530

Minority interest		14,174	13,630	13,332

Total shareholders' equity and minority interest		426,354	475,426	529,862

Total liabilities and shareholders' equity		2,716,667	2,823,999	2,650,833

CONSOLIDATED CASH FLOW STATEMENTS

	Notes	01.01.-30.06.2005	01.01.-30.06.2004
		(CHF in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net profit/(loss)		(77,011)	(48,242)
Adjustments for non cash and non operating items:
Deferred taxes		661	741
Other non cash items, net		50,447	6,701
Depreciation and amortization		154,294	132,335
Financial expenses		100,631	99,228
Financial income		(1,065)	(35,614)
Net (gain)/loss on disposal of assets		(16,569)	(59)
Share on profit of associates		(368)	(226)
Changes in provisions		(3,850)	5,922
Changes in working capital:
Trade accounts receivable		165,237	177,884
Inventories		(6,976)	521
Trade accounts payable		14,190	33,052
Other		(221,481)	(167,463)

Cash flows from operations		158,140	204,780

Dividends received from associates		9	158
Interest received		403	156
Interest and refinancing fees paid		(36,461)	(97,053)
Taxes paid		(293)	(1,621)

Net cash flows from operating activities		121,798	106,420

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment		(112,372)	(77,747)
Purchase of intangible assets and financial assets		—	(496)
Acquisition of business and increase of interest, net of cash acquired		(6,222)	—
Proceeds from sale of property, plant and equipment		35,097	95
Proceeds from sale of financial and intangible assets		2,184	—

Net cash flows used in investing activities		(81,313)	(78,148)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment of finance lease liabilities		(875)	(750)
Repayment of debt		(1,195,999)	(1,722,335)
Issuance of debt		1,253,837	1,599,405
Loan from parent		—	20,000
Dividends paid to minority interests		(600)	(618)

Net cash flows from/(used in) financing activities		56,363	(104,298)

Net increase in cash and cash equivalents		96,848	(76,026)
Net foreign exchange difference		1	—
Cash and cash equivalents at beginning of period		64,156	144,103

Cash and cash equivalents at end of period		161,005	68,077

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

	Attributable to equity holders of parent
	Issued capital	Retained earnings	Other reserves	Total	Minority interest	Total
	(CHF in thousands)
Balance at December 31, 2003	100	548,237	313	548,650	12,134	560,784
Currency translation differences	—	—	7,096	7,096	—	7,096
Net losses of cash flow hedges	—	—	(9,044)	(9,044)	—	(9,044)
Interest free shareholder loan contribution	—	19,915	—	19,915	—	19,915

Total earnings for the period recognized directly in equity	—	19,915	(1,948)	17,967	—	17,967

Net profit/(loss)	—	(50,087)	—	(50,087)	1,845	(48,242)
Other	—	—	—	—	(29)	(29)

Total earnings for the period	—	(30,172)	(1,948)	(32,120)	1,816	(30,304)

Dividends paid to minorities	—	—	—	—	(618)	(618)

Balance at June 30, 2004	100	518,065	(1,635)	516,530	13,332	529,862

Balance at December 31, 2004	100	466,663	(4,967)	461,796	13,630	475,426
Currency translation differences	—	—	7,018	7,018	—	7,018
Net losses of cash flow hedges	—	—	(1,631)	(1,631)	—	(1,631)
Dedesignation of financial hedge instruments	—	—	23,238	23,238	—	23,238

Total earnings for the period recognized directly in equity	—	—	28,625	28,625	—	28,625

Net profit/(loss)	—	(78,194)	—	(78,194)	1,183	(77,011)
Other	—	(38)	(9)	(47)	(39)	(86)

Total earnings for the period	—	(78,232)	28,616	(49,616)	1,144	(48,472)

Dividends paid to minorities	—	—	—	—	(600)	(600)

Balance at June 30, 2005	100	388,431	23,649	412,180	14,174	426,354

NOTES TO THE CONSOLIDATED CONDENSED INTERIM
FINANCIAL STATEMENTS AT JUNE 30, 2005

1.    Accounting policies

The unaudited consolidated interim financial statements of Cablecom Holdings AG (the "Company") and all its subsidiaries (together referred to as the "Group" or "Cablecom") have been prepared in accordance with International Accounting Standard (IAS) 34 Interim Financial Reporting. The accounting policies used are consistent with those disclosed in the annual consolidated financial statements.

The Group prepared the first consolidated financial statements in accordance with IFRS at December 31, 2004. The transition date for the opening balance sheet is January 1, 2002. An explanation of how the transition to IFRS has affected the reported financial position, financial performance and cash flows of the Group, previously represented by the Group for the fiscal years ending December 31, 2004, 2003, and 2002 has been disclosed in the December 31, 2004 consolidated financial statements. All new standards effective for financial years beginning after April 1, 2004 have already been applied in the December 31, 2004 consolidated financial statements.

Changes in accounting policies

As from January 1, 2002, goodwill has no longer been amortized on a straight line basis. Instead, goodwill and other intangible assets with indefinite lives are tested for impairment annually. The last impairment test was performed in connection with the preparation of the annual consolidated financial statements as of December 31, 2004. For new acquisitions, the purchase price is allocated to the identifiable tangible and intangible assets, liabilities, contingent liabilities and goodwill. Intangible assets with definite lives are depreciated over the years of useful lives. Intangible assets with indefinite lives are annually tested for impairment.

2.    Explanatory comments about the seasonality or cyclicality

The Group experiences no significant seasonality during the fiscal year because a substantial amount of business is conducted on monthly fixed charges. The volume of certain construction contracts may vary from each reported period. Certain services, such as Telephony and certain income, such as one-time and hook-up fees may vary in each period depending on market expansion and activities of the customers. Furthermore construction revenue is characterized by a high degree of seasonality, with a larger portion in the second half of the year.

For the analog Cable Television and Hispeed Internet businesses, Cablecom invoices its customers up front on a yearly, half yearly and quarterly basis.

3.    Revenues and expenses

3.1.    Revenue

	01.01.-30.06. 2005	01.01.-30.06. 2004
	(CHF in thousands)
Cable Television	235,133	227,609
Internet	82,480	71,121
Telephony	51,720	12,242
Business Solutions	18,711	12,787
Wholesale	18,035	22,086
Change in inventories 1)	—	950

Total revenue, net	406,079	346,795

1)
the change in inventory for January - June 2005 is included in Wholesale.

3.2.    Other income

	01.01.-30.06. 2005	01.01.-30.06. 2004
	(CHF in thousands)
Income on receivable written off in a prior year	—	1,615
Other income	77	165

Total other income	77	1,780

3.3.    Cost of goods and services

	01.01.-30.06. 2005	01.01.-30.06. 2004
	(CHF in thousands)
Copyright and license fees	18,820	18,810
Direct service costs	35,426	17,471
Leased lines	7,382	6,265
Direct customer acquisition	17,504	10,405
Other (material, third party services)	20,874	16,731

Total cost of goods and services	100,006	69,682

3.4.    Personnel expenses

	01.01.-30.06. 2005	01.01.-30.06. 2004
	(CHF in thousands)
Salaries and wages	75,935	69,065
Temporary staff	4,983	3,075
Social security expenses	6,522	6,779
Pension expenses	5,866	5,338
Reorganization expenses	421	—
Other personnel expenses	4,199	3,178

Total personnel expenses	97,926	87,435

Reorganization expenses mainly consist of expenses for termination of employees contracts due to the reorganization of the Company and related personnel search costs.

Other personnel expenses mainly include travel expenses, allowances, training and recruiting costs.

3.5.    Other operating expenses

	01.01.-30.06. 2005	01.01.-30.06. 2004
	(CHF in thousands)
Rental, insurance and utilities	9,534	8,334
Technical maintenance	7,934	6,253
Reorganization, transformation and recapitalization expenses	6,761	6,388
Selling and general administration expenses	24,189	21,623

Total other operating expenses	48,418	42,598

Reorganization expenses include expenses for the termination of rental contracts and rebuilding leasehold, improvements of these premises due to the reorganization and centralization process initiated in 2001. Transformation costs mainly include estimated expenses for open legal cases and expenses for external consultants regarding transition projects. Recapitalization expenses are mainly costs related to professional and other fees in connection with the refinancing in 2005 and 2004.

Selling and general administration expenses also include travel, advertising and capital taxes.

3.6.    Depreciation and amortization

	01.01.-30.06. 2005	01.01.-30.06. 2004
	(CHF in thousands)
Depreciation	154,230	132,222
Amortization	64	113

Total depreciation and amortization	154,294	132,335

3.7.    Financial expenses

	01.01.-30.06. 2005	01.01.-30.06. 2004
	(CHF in thousands)
Interest expenses on borrowings	45,056	47,142
Amortized cost adjustments to Senior Bank Debt (Term Loans A, B and C), Senior Notes and Shareholder Loan, respectively	367	7,617
Amortized cost adjustment to Senior Bank Debt at derecognition	15,478	—
Reclassification of hedge losses from shareholders' equity to profit and loss due to de-designation of certain swaps from hedge accounting	23,238	—
Amortized cost adjustment to Senior Secured Notes	4,030	—
Unwinding expense incurred for caps and floors	—	18,248
Derecognition and fair value change of financial derivatives (swaps)	2,648	—
Interest expenses Balcab finance lease	712	716
Foreign currency exchange losses	7,602	4,103
Fees paid for revolving credit facilities	1,500	—
Incentive fees paid for refinancing 2004	—	1,121
Exit fees paid for refinancing 2004	—	18,000
Coordinating and Steering Committee fees	—	2,000
Other financial expenses	—	281

Total financial expenses	100,631	99,228

3.8.    Financial income

	01.01.-30.06. 2005	01.01.-30.06. 2004
	(CHF in thousands)
Interest income	431	262
Derecognition and fair value change of financial derivatives (caps and floors)	—	34,700
Foreign currency exchange gains	634	478
Other financial income	—	174

Total financial income	1,065	35,614

4.    Property, plant and equipment

	Land and buildings	Communication equipment	Other tangible assets and construction in progress	Total
	(CHF in thousands)
Historical cost at December 31, 2004	57,838	2,872,259	378,112	3,308,209

Additions 2005	449	64,056	47,866	112,371
Acquisitions of subsidiaries 2005	—	5,664	2,732	8,396
Disposals 2005	(25,601)	(9,487)	(3,956)	(39,044)
Currency translation	—	125	2	127

Historical cost at June 30, 2005	32,686	2,932,617	424,756	3,390,059

Historical cost at December 31, 2003	61,514	2,747,103	324,929	3,133,546

Additions 2004	—	34,604	43,143	77,747
Disposals 2004	—	—	(394)	(394)
Currency translation	(1)	(935)	(19)	(955)

Historical cost at June 30, 2004	61,513	2,780,772	367,659	3,209,944

	Land and buildings	Communication equipment	Other tangible assets and construction in progress	Total
	(CHF in thousands)
Accumulated depreciation at December 31, 2004	(11,165)	(1,655,250)	(234,815)	(1,901,230)

Depreciation 2005	(1,192)	(123,652)	(29,386)	(154,230)
Disposals 2005	4,291	7,852	2,871	15,014
Currency translation	—	(127)	(2)	(129)

Accumulated depreciation at June 30, 2005	(8,066)	(1,771,177)	(261,332)	(2,040,575)

Accumulated depreciation at December 31, 2003	(10,451)	(1,436,911)	(192,258)	(1,639,620)
Depreciation 2004	(797)	(110,736)	(20,689)	(132,222)
Disposals 2004	—	—	358	358
Currency translation	3	346	13	362

Accumulated depreciation at June 30, 2004	(11,245)	(1,547,301)	(212,576)	(1,771,122)

Net book value at June 30, 2005	24,620	1,161,440	163,424	1,349,484

Net book value at June 30, 2004	50,268	1,233,471	155,083	1,438,822

5.    Refinancing of debt and financial instruments

As part of the overall strategic finance plan, the Company refinanced the Senior Bank Debt consisting of term loan facilities A, B and C on April 8, 2005, by issuing floating rate Senior Secured Notes (series A CHF 390 million and EUR 200 million and series B EUR 375 million) with net proceeds of CHF 1,253 million and replaced the revolving credit facility of CHF 150 million which is unused as of June 30, 2005.

As a result of the de-designation of all prior year swaps relating to the financing of the Senior Bank Debt (term loan facilities A, B and C), the fair value changes of the derivatives and the currency exchange gains and losses for the new debt denominated in Euro, are recognized in income with corresponding volatility of financial income/expense until the maturity of the derivates.

Following is an overview of the new financing of April 8, 2005, and related new and adjusted hedging instruments.

Overview of debt as of June 30, 2005

	Original interest rate	Effective interest rate	Maturity	Nominal value	Gross proceeds of New Debt Issue April 8, 2005	Net proceeds of New Debt Issue April 8, 2005	Carrying Amount at amortized cost June 30, 2005
					(all amounts in thousands)
Floating Rate Senior Secured Notes
Series A CHF Notes	Libor +2.625%	5.016%	2010	CHF 390,000	390,000	380,682	382,015
Series A EUR Notes	Euribor +2.500%	6.047%	2010	EUR 200,000	311,140	303,706	303,096
Series B EUR notes	Euribor +2.750%	6.396%	2012	EUR 375,000	583,388	569,449	568,427

					1,284,528	1,253,837	1,253,538

CHF 150m revolving credit facility	Libor +2.25%	Libor +2.25%	2010	CHF 150,000	—	—	—
Debt issued in prior years
EUR 290m 9.375% Senior Notes	9.375%	9.768%	2014	EUR 290,000	—	—	438,548
Subordinated shareholder loan from Glacier Holdings S.C.A	without interest	9.000%	2064	CHF 20,000	—	—	95
Finance lease liabilities	0%	7%			—	—	20,168
Other debts	3% - 6%	3% - 6%			—	—	3,376

Total short-term and long-term debt							1,715,725

On April 8, 2005, Cablecom Luxembourg S.C.A. issued the floating rate Senior Secured Notes with maturities in the years 2010 and 2012. These notes are carried at amortized cost using the respective future interest rate curves.

These Senior Secured Notes are subject to certain covenants by which the issuer (Cablecom Luxembourg S.C.A.) and the parent guarantee will limit, among other things, the issuer's ability to incur additional indebtedness, pay dividends or make other distributions, make certain other restricted payments and investments, create or permit to exist liens, impose restrictions on the ability of the subsidiaries to pay dividends or make other payments, transfer or sell assets, merge or consolidate with other entities, and enter into transactions with affiliates. Each of the covenants is subject to a number of exceptions and qualifications.

If the issuer experiences a change of control, it will be required to offer to repurchase the Senior Secured Notes at 101% of their principal amount plus accrued and unpaid interest.

The Senior Secured Notes benefit from credit support in form of a first-ranking security on certain intercompany loans and the shares in Cablecom GmbH (share pledge).

Cablecom GmbH entered into and adjusted various interest rate swap and cross-currency swap agreements. These swaps result in an economic hedge of approximately all foreign exchange risk and approximately 87% of the interest rate risk as of June 30, 2005.

The revolving credit facility was replaced on April 8, 2005 as a result of the Senior Secured Notes refinancing of the Senior Bank Debt with a new revolving credit facility which matures in 2010. The new revolving credit facility is for the same amount of available principal, and although it has limited security over assets of Cablecom GmbH, the new revolving credit facility is in general pari-passu with the 2005 Senior Secured Notes.

Overview of interest rate and cross-currency swaps as of June 30, 2005 (including the new and adjusted swaps relating to the refinancing April 2005)

Product	Strike (first number = spread Cablecom)	Maturity Date	Currency	Notional (in thousands)	Final exchange rate CHF	Fair Value (in brackets negative fair value)—(CHF in thousands)
EUR-CHF cross currency swap 1)	8.41% vs. 9.74%	April 15, 2007	EUR	96,667	1.55	10
EUR-CHF cross currency swap 1)	8.33% vs. 9.74%	April 15, 2007	EUR	193,333	1.55	436
EUR-CHF cross currency swap 2)	2.50% vs. 2.50%	April 15, 2008	EUR	100,000	1.55	(433)
EUR-CHF cross currency swap 2)	2.50% vs. 2.50%	April 15, 2008	EUR	100,000	1.55	(431)
EUR-CHF cross currency swap 2)	2.74% vs. 2.75%	April 15, 2008	EUR	58,333	1.55	(239)
EUR-CHF cross currency swap 2)	2.75% vs. 2.75%	April 15, 2008	EUR	58,333	1.55	(257)
EUR-CHF cross currency swap 2)	2.76% vs. 2.75%	April 15, 2008	EUR	58,333	1.55	(296)
EUR-CHF cross currency swap 2)	2.71% vs. 2.75%	April 15, 2008	EUR	75,500	1.55	(195)
EUR-CHF cross currency swap 3)	2.85% vs. 2.75%	July 15, 2009	EUR	54,750	1.52	1,305
EUR-CHF cross currency swap 3)	2.85% vs. 2.75%	July 15, 2009	EUR	69,750	1.52	1,662
Interest rate top-up swap 4)	1.375%	April 15, 2008	CHF	183,535		(851)
Interest rate top-up swap 4)	1.4525%	April 15, 2008	CHF	100,000		(880)
Interest rate top-up swap 4)	1.4525%	April 15, 2008	CHF	100,000		(880)
Interest rate step-up swap 5)	step-up	July 15, 2009	CHF	270,000		(11,348)
Interest rate step-up swap 5)	step-up	July 15, 2009	CHF	498,094		(9,460)
Interest rate step-up swap 5)	step-up	July 15, 2009	CHF	292,500		(12,589)
USD-CHF cross currency swap 6)	3.39% vs. 3.25%	June 15, 2009	USD	58,620	1.24	2,087
USD-CHF cross currency swap 6)	3.86% vs. 3.60%	June 15, 2009	USD	56,380	1.24	1,663
USD-CHF cross currency swap 6)	3.25% vs. 3.01%	June 15, 2009	USD	(58,620)	1.24	(3,228)
USD-CHF cross currency swap 6)	3.60% vs. 3.28%	June 15, 2009	USD	(56,380)	1.24	(3,304)

Total fair value, net						(37,228)

Thereof positive fair value						7,163
Thereof negative fair value						(44,391)
1)
EUR/CHF cross currency swaps relating to the EUR 290m Senior Notes. These swaps remain unchanged. Hedge accounting continues in 2005.

2)
EUR/CHF cross currency swaps entered into on April 19 and 20, 2005 relating to the new Senior Secured Notes (series A and B denominated in EUR). No hedge accounting.

3)
EUR/CHF cross currency swaps adjusted on May 17, 2005. Hedge accounting discontinued in 2005.

4)
CHF interest rate swaps entered into on April 15, 2005 to hedge part of the notional value of floating rates of new Senior Secured Notes. One swap with decreasing amounts as from July 17, 2006. Hedge accounting.

5)
CHF step-up interest rate swaps adjusted on May 12, 13 and 17 with decreasing notional values and dates similar to prior year step-up swaps. Hedge accounting discontinued in 2005.

6)
USD/CHF cross currency swaps and offset swaps entered into on July 7, 2004 and March 15, 2005. Hedge accounting of prior year swaps discontinued in 2005. New offset swaps match with prior year swaps.

6.    Dividends paid

No dividends have been declared or paid during the periods ending June 30, 2005 and 2004.

7.    Acquisitions of subsidiaries during the interim period

During the presented 2005 period, the Company entered into four business transactions and acquired:

  a)
  the remaining 41.5% of the voting shares of KASAG on January 3, 2005 (cable network).

  b)
  100% of the voting shares of Unified Business Solutions AG on May 24, 2005 (internet voice information technology).

  c)
  100% of the voting shares of Radio TV Riedo AG (cable network) on June 30, 2005.

  d)
  100% of the voting shares of Medicom AG (cable network) on June 27, 2005.

The business combinations effected during this period are individually immaterial. Aggregate information is provided as follows:

The total costs of the combinations amounted to CHF 7,300 thousand including acquisition costs of CHF 174 thousand.

Amounts recognized at acquisition date (preliminary) relating to a) - d): fair value of net assets acquired CHF 4,365 thousand; excess of cost over interest in the net fair value CHF 2,935 thousand.

8.    Related party transactions

	Sales to related parties	Rendering of services by/ Purchases from related parties	Amounts owed by related parties	Amounts owed to related parties
June 30, 2005:
Glacier Holdings S.C.A.	—	—	2	30,067	1)
Consortium	—	2,250	—	—

Total entities with significant influence over the Group	—	2,250	2	30,067

Associated companies	680	482	406	—

Key management personnel of the Group: Director	—	279	—	182

1)
include the nominal value of the CHF 20,000 thousand shareholder loan which has been discounted according to the amortized cost method to CHF 95 thousand (see note 5).

	Sales to related parties	Rendering of services by/ Purchases from related parties	Amounts owed by related parties	Amounts owed to related parties
		(CHF in thousands)
June 30, 2004:
Glacier Holdings S.C.A.	—	—	—	20,067	1)
Consortium	—	2,250	—	—

Total entities with significant influence over the Group	—	2,250	—	20,067

Associated companies	1,741	278	477	87

Key management personnel of the Group:
Director	—	124	—	—
Former director	—	1,875	—	—

Total key management personnel	—	1,999	—	—

1)
include the nominal value of the CHF 20,000 thousand shareholder loan which has been discounted according to the amortized cost method to CHF 87 thousand (see note 5).

Cablecom Holdings AG
Consolidated Financial Statements
for the Years Ended December 31, 2004, 2003 and 2002

[omitted]

CONSOLIDATED INCOME STATEMENTS

	Notes	2004	2003	2002
		(CHF in thousands)
CONTINUING OPERATIONS
Revenue, net	5.1	726,687	652,252	641,387
Other income	5.2	1,851	8	560

Total revenue		728,538	652,260	641,947

Cost of goods and services	5.3	(163,123)	(116,521)	(131,270)
Personnel expenses	5.4	(178,122)	(167,691)	(147,745)
Other operating expenses	5.5	(88,515)	(127,345)	(116,912)
Net gain/(loss) on disposal of assets		1,745	160	(165)

Earnings before financial income/expenses, taxes, depreciation and amortization		300,523	240,863	245,855

Depreciation and amortization	5.6	(278,730)	(270,635)	(246,975)
Impairment of goodwill, tangible and intangible assets	19	—	(64,385)	(1,537,480)

Earnings before financial income/expenses and taxes		21,793	(94,157)	(1,538,600)

Financial expenses	5.7	(169,595)	(241,726)	(216,505)
Financial income	5.8	37,566	11,147	3,802
Debt restructuring related income	5.9	—	2,092,051	—
Share of profit of associates	17	821	829	698

Profit/(loss) before taxes		(109,415)	1,768,144	(1,750,605)

Income tax income/(expenses)	7	29,983	41,543	21,303

Profit/(loss) from continuing operations		(79,432)	1,809,687	(1,729,302)

DISCONTINUING OPERATIONS
Loss from discontinuing operations	8	—	—	(56,051)

Net profit/(loss)		(79,432)	1,809,687	(1,785,353)

Attributable to:
Equity holders of the parent		(81,574)	1,808,227	(1,786,565)

Minority interests		2,142	1,460	1,212

		(79,432)	1,809,687	(1,785,353)

Earnings per share
Basic and diluted for (loss)/profit	9	(794)	18,097	(17,854)
Basic and diluted for (loss)/profit from continuing operations		(794)	18,097	(17,293)
Basic and diluted for (loss)/profit from discontinuing operations		—	—	(561)

CONSOLIDATED BALANCE SHEETS

		December 31,
	Notes	2004	2003	2002
		(CHF in thousands)
ASSETS
Current assets
Cash and cash equivalents	11	64,156	144,103	118,852
Trade accounts receivable	12	245,286	253,440	319,208
Other receivables		1,914	4,941	5,376
Inventories	13	19,593	20,249	30,116
Prepaid expenses and other current assets		35,831	18,299	16,638

Total current assets		366,780	441,032	490,190

Non-current assets
Property, plant and equipment	14	1,406,979	1,493,926	1,584,754
Goodwill and other intangible assets	18	950,150	950,125	1,014,871
Investment in associates	17	6,790	6,122	6,397
Available-for-sale financial assets	15	1,870	1,935	1,937
Other financial assets	16	1,304	665	231
Deferred tax asset	7	90,126	52,812	11,381

Total non-current assets		2,457,219	2,505,585	2,619,571

Total assets		2,823,999	2,946,617	3,109,761

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term debt	26	47,376	6,923	3,643,345
Trade accounts payable	21	60,838	24,416	56,186
Other current liabilities and accrued expenses	22	190,035	171,603	225,562
Current tax liability		2,087	5,648	4,798
Deferred subscriber revenue	23	353,693	348,996	319,472
Provisions	25	7,843	5,295	3,703

Total current liabilities		661,872	562,881	4,253,066

Non-current liabilities
Long-term debt	26	1,597,488	1,741,493	22,182
Provisions	25	13,028	7,635	6,861
Deferred tax liability	7	7,649	4,628	5,570
Pension liability	24	68,536	69,196	70,907

Total non-current liabilities		1,686,701	1,822,952	105,520

Total liabilities		2,348,573	2,385,833	4,358,586

Shareholders' equity
Capital stock	29	100	100	2,000
Retained earnings/(accumulated deficit)		461,696	548,550	(1,261,901)

Total shareholders' equity excluding minorities		461,796	548,650	(1,259,901)

Minority interest		13,630	12,134	11,076

Total shareholders' equity and minority interest		475,426	560,784	(1,248,825)

Total liabilities and shareholders' equity		2,823,999	2,946,617	3,109,761

CONSOLIDATED CASH FLOW STATEMENTS

	2004	2003	2002
	(CHF in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Profit/(loss) for the year	(79,432)	1,809,687	(1,785,353)
Adjustments for non cash and non operating items:
Deferred taxes	(34,293)	(42,141)	(26,515)
Other non-cash items, net	(643)	(1,825)	3,455
Depreciation and amortization	278,730	270,635	246,975
Impairment of goodwill, tangible and intangible assets	—	64,385	1,537,480
Financial expenses	169,595	241,726	216,505
Financial income	(37,566)	(11,147)	(3,802)
Restructuring related to income	—	(2,092,051)	—
Net (gains)/loss on disposal of assets	(1,745)	(160)	(2,968)
Losses on disposal of assets	—	—	3,133
Share on profit of associates	(821)	(829)	(698)
Changes in provisions	14,816	5,216	(586)
Changes in working capital:
Trade accounts receivable	8,153	65,768	(31,990)
Inventories	656	9,867	59,285
Trade accounts payable	36,422	(31,770)	6,976
Other	(1,438)	19,488	40,718

Cash flows from operations	352,434	306,849	262,615

Dividends received from associates	218	204	244
Dividend received from financial investments	150	234	169
Interest received	310	2,387	2,748
Interest and refinancing fees paid	(141,710)	(141,299)	(190,835)
Taxes paid	(3,338)	(1,368)	(9,716)

Net cash flows from operating activities	208,064	167,007	65,225

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(195,527)	(176,039)	(207,402)
Purchase of intangible and financial assets	—	(1,407)	(231)
Purchase of other financial assets	(99)	—	—
Proceeds from sale of property, plant and equipment	5,286	420	7,233
Proceeds from sale of Rediffusion	—	—	5,000
Proceeds from capital reduction in associates	—	900	—
Repayment loans to associates	—	—	168

Net cash flows used in investing activities	(190,340)	(176,126)	(195,232)

CASH FLOWS FROM FINANCING ACTIVITIES
Payment share capital at formation of the company	—	100	—
Payment share capital at formation of the subsidiaries	50	—	—
Payment of finance lease liabilities	(1,625)	(1,700)	(1,800)
Repayment of debt	(1,722,335)	(1,686,152)	—
Issuance of debt	1,606,884	1,722,335	175,671
Loan from parent	20,000	—	—
Dividends paid to minority interests	(618)	(412)	(320)

Net cash flows from/(used in) financing activities	(97,644)	34,171	173,551

Net increase in cash and cash equivalents	(79,920)	25,052	43,544
Net foreign exchange difference	(27)	199	(9)
Cash and cash equivalents at beginning of period	144,103	118,852	75,317

Cash and cash equivalents at end of period	64,156	144,103	118,852

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

	Attributable to equity holders of parent
	Issued capital	Retained earnings	Other reserves 1)	Total	Minority interest	Total
	(CHF in thousands)
Balance at January 1, 2002	2,000	524,575	—	526,575	10,227	536,802
Currency translation differences	—	—	89	89	—	89

Total earnings for the year recognized directly in equity	—	—	89	89	—	89

Net profit/(loss)	—	(1,786,565)	—	(1,786,565)	1,212	(1,785,353)
Dividends paid to minorities	—	—	—	—	(363)	(363)

Balance at December 31, 2002	2,000	(1,261,990)	89	(1,259,901)	11,076	(1,248,825)

Currency translation differences	—	—	224	224	—	224

Total earnings for the year recognized directly in equity	—	—	224	224	—	224

Net profit/(loss)	—	1,808,227	—	1,808,227	1,460	1,809,687
First-time consolidation holdings	(1,900)	2,000	—	100	—	100
Equity dividends	—	—	—	—	(402)	(402)

Balance at December 31, 2003	100	548,237	313	548,650	12,134	560,784

Currency translation differences	—	—	6,488	6,488	—	6,488
Net losses on cash flow hedges	—	—	(31,683)	(31,683)	—	(31,683)
Interest free shareholder loan contribution	—	—	19,915	19,915	—	19,915

Total earnings for the year recognized directly in equity	—	—	(5,280)	(5,280)	—	(5,280)

Net profit/(loss)	—	(81,574)	—	(81,574)	2,142	(79,432)
Other	—	—	—	—	(28)	(28)
Dividends paid to minorities	—	—	—	—	(618)	(618)

Balance at December 31, 2004	100	466,663	(4,967)	461,796	13,630	475,426

1)
see note 29.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2004

1.    Corporate information

Cablecom Holdings AG (the "Company") was incorporated on October 7, 2003 in Zurich, Switzerland, in order to perform certain holding activities for the Group (Cablecom Holdings AG or Cablecom GmbH and their subsidiaries as the case may be, are referred to as the "Group" or "Cablecom". Please refer to note 30 for a list of all fully consolidated operating subsidiaries). The Company was incorporated as a result of the restructuring of Cablecom GmbH in 2003 as described below. In addition, certain subsidiaries in Luxembourg were incorporated in 2004 to provide financing and other corporate services for Cablecom GmbH.

The consolidated financial statements of Cablecom Holdings AG for the years ended December 31, 2004 and 2003 comprise the Company and its subsidiaries and their interest in associated companies. As the Company was only founded in October 2003, the consolidated financial statements for 2002 refers to Cablecom GmbH and its subsidiaries.

The operating activities of the Group are carried out in Cablecom GmbH and its subsidiaries. The consolidated financial statements of Cablecom Holdings AG also include the consolidated financial results, financial positions and cash flows of Cablecom GmbH for the years 2002 to 2004 as the transfer of rights, obligations and risks is in substance retroactive as of January 1, 2002.

The consolidated financial statements were authorized for issue by the board of directors on September 15, 2005. The principal activities of the Group are described in note 4.

In the years 2002 - 2004, various legal restructurings and mergers took place with the following fully owned subsidiaries being merged into Cablecom GmbH in:

2002	Urbanet SA, Télésicel SA, Cablecom Management GmbH, Nordex Sagl, Fernseh-Gemeinschaftsantenne Hägendorf AG
2003	Coditel
2004	SwissOnline AG, Cablecom Business AG (formerly Cablecom Engineering AG) and Balcab AG

In the same period, Cablecom transformed itself from a pure cable TV provider into a multi communications service company.

Until October 7, 2003, the previous Group consisted of Cablecom GmbH and its subsidiaries as described in note 30. Cablecom GmbH and its subsidiaries were acquired on March 28, 2000 by NTL Inc. obtaining a ring-fenced CHF 4.1 billion senior bank loan facility as the primary financing source of the acquisition. Cablecom GmbH went through various refinancing operations in the years 2001, 2002 and 2003. The ultimate financial restructuring finally closed on November 12, 2003, in the form of a rearrangement of the ownership structure of Cablecom GmbH and a restatement of Cablecom GmbH's credit facility. This resulted in a restated credit agreement with total Senior Bank Debt of CHF 1.7 billion combined with an irrevocable waiver of the debt holders in the amount of CHF 2.1 billion. The stock of Cablecom GmbH formerly owned by NTL Cablecom Holding GmbH (indirectly owned by NTL Europe Inc, formerly NTL Inc.) was contributed to the Company, indirectly and fully controlled by the debt holders, at the day of closing (November 12, 2003). The financial restructuring of the debt followed by further refinancing (issuance of notes in 2004) resulted in the following new legal structure comprising all activities of the Group:

The newly incorporated intermediary companies have no operating activities and their assets and liabilities mainly consist of intercompany balances (investments in subsidiaries, intercompany loans, receivables and payables) and a EUR 290 million Senior Note 9.375%.

2.    Summary of accounting policies and valuation methods

2.1    General information

Basis of preparation

The consolidated financial statements have been prepared on a historical cost basis, except for derivative financial instruments and available-for-sale financial assets that have been measured at fair value.

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as well as disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual outcomes could differ from those estimates.

The carrying values of recognized assets and liabilities that are hedged are adjusted to record changes in the fair values attributable to the risks that are being hedged. The consolidated financial statements are presented in Swiss Francs (CHF) and all values are rounded to the nearest thousand except when otherwise indicated.

Statement of compliance

The consolidated financial statements of the Group have been prepared in accordance with the International Financial Reporting Standards (IFRS) adopted by the International Accounting Standards Board (IASB) and interpretations formulated by its predecessor organization, the International Accounting Standards Committee (IASC).

Changes in accounting policies

These are the Group's first consolidated financial statements prepared in accordance with IFRS. The opening balance sheet is dated January 1, 2002. All new standards effective for financial years beginning after April 1, 2004 have already been applied in these consolidated financial statements. IAS 35 is still applied in 2002, 2003 and 2004, as retrospective application of IFRS 5 is not possible.

An explanation of how the transition to IFRS has affected the reported financial position, financial performance and cash flows of the Group, previously represented by the Group, is provided in note 35. All new standards effective for financial years beginning after April 1, 2004 have already been applied in these consolidated financial statements.

Scope of consolidation

The financial statements include all companies which Cablecom directly or indirectly controls (generally over 50% of voting interest). The Company owns indirectly all the capital stock of Cablecom GmbH, a limited liability company, which is the major operating company of the Group.

Investments in associated companies (defined generally as investments of between 20% and 50% of that company's voting shares) are accounted for using the equity method with the Group recording its share of the associated company's net income and equity.

Basis of consolidation

The consolidated financial statements comprise the financial statements of Cablecom Holdings AG and its subsidiaries as at December 31, 2003 and 2004 and Cablecom GmbH and its subsidiaries as at December 31, 2002. The financial statements of subsidiaries are prepared for the same reporting year as the parent company, using consistent accounting policies.

All intercompany balances and transactions, including unrealized profits arising from intra-group transactions, have been eliminated in full.

Subsidiaries are consolidated from the date on which control is transferred to the Group and cease to be consolidated from the date on which control is transferred out of the Group. Where there is a loss of control or a sale of a subsidiary, the consolidated financial statements include the results for the part of the reporting year during which the Group had control.

New acquisitions, if any, are included in the consolidated financial statements using the purchase method of accounting that measures the acquiree's assets and liabilities at their fair value at acquisition date. Accordingly, the consolidated financial statements include the results of new acquisitions for the period from its acquisition. The purchase consideration has been allocated to the assets and liabilities on the basis of fair value at the date of acquisition. The excess of the purchase consideration over the share of fair values acquired is recognized as goodwill. Minority interests represent the interests in subsidiaries not held by the Group.

Investments in associated companies

The Group's investments in associated companies are accounted for under the equity method of accounting. These are entities in which the Group has significant influence and are neither a subsidiary nor a joint venture. The financial statements of the associated companies (defined generally as investments of between 20% and 50% of that company's voting shares) are used by the Group to apply the equity method. The investments in associated companies are carried in the balance sheet at cost plus the Group's share of post-acquisition changes of net assets of the associates, less any impairment in value. The income statement reflects the share of the results of operations of the associated company.

Foreign currency

The consolidated financial statements of Cablecom Holdings AG are expressed in Swiss Francs (CHF). The functional currency of the subsidiaries in Luxembourg and Austria is the Euro. Assets and liabilities of subsidiaries reporting in Euro are translated into CHF at the rates of exchange prevailing at the balance sheet date. Income, expenses and cash flows are translated into CHF at the average exchange rate for the period. Translation gains and losses arising from movements in the exchange rates used to translate equity and long-term intercompany financing transactions relating to the net investment in a foreign entity and net income are recorded directly in shareholders' equity.

Transactions denominated in foreign currencies are recorded at the rate of exchange prevailing at the date of transaction or at a rate that approximates that rate. At the end of the accounting period, the unsettled balances are measured at the rate of exchange prevailing at the balance sheet date with resulting translation differences recognized in the income statement.

The exchange rates applied between EUR and CHF developed as follows:

Statements of income and cash flows (average rates of the year):

EUR 1.00	2004: CHF 1.5456	2003: CHF 1.5231	2002: CHF 1.4668

Balance Sheet (year end rates):

EUR 1.00	2004: CHF 1.5440	2003: CHF 1.5595	2002: CHF 1.4546

2.2    Accounting policies and valuation methods

2.2.1    Assets

Cash and cash equivalents

Cash and cash equivalents in the balance sheet comprise of cash at bank and in hand and short-term deposits with an original maturity of three months or less.

Trade and other receivables

Trade receivables, which generally have 30-90 day terms, are recognized and carried at original invoice amount less an allowance for any uncollectible amount. An estimate for doubtful debts is made when collection of the full amount is no longer probable. Bad debts are written off when identified.

Inventories

Inventories are valued at the lower of cost and net realizable value. Raw materials are stated at purchase cost on a weighted average cost basis. Finished goods and work-in-progress are stated at the lower of cost and net realizable value. Cost represents direct materials and labour and a proportion of manufacturing overheads based on normal operating capacity but excluding borrowing costs.

Allowances are made for inventories with a lower market value or which are slow-moving. Construction in progress to be sold to third parties includes a proportional profit share of the project.

Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and any impairment in value. Depreciation is calculated on a straight-line basis and charged to the income statement over the following estimated useful lives of the assets:

Real estate and office buildings	33–50 years
Communication network	16 years
Backbone	6–20 years
Other communication equipment	2–6 years
Other tangible assets	3–6 years

The carrying values of property, plant and equipment are reviewed for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. If any such indication exists and where the carrying values exceed the estimated recoverable amount, the assets are written down to their recoverable amount determined by external valuations or impairment analysis. The recoverable amount of property, plant and equipment is the greater of net selling price and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Impairment losses are recognized in the income statement in a separate line item.

An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on derecognizing the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the item) is included in the income statement in the year the item is derecognized.

Borrowing costs

Borrowing costs are recognized as an expense when incurred.

Goodwill

Goodwill on acquisition is initially measured at cost being the excess of the cost of the business combination over the acquirer's interest in the net fair value of the identifiable assets, liabilities and contingent liabilities. Following initial recognition, goodwill is measured at cost less any accumulated impairment losses.

Goodwill from the acquisition of Cablecom by NTL Inc. was capitalized and amortized on a straight line basis over a period of 20 years (see note 19). The 20 year amortization period was selected in accordance with the expected useful life of the acquired business. The goodwill on the level of the acquired company resulted from the fact that the purchase price was financed to a certain extent by a credit facility granted to Cablecom GmbH and certain of its subsidiaries. The goodwill was allocated to each company of the Group in accordance with the purchase price allocation carried in the year 2000 and has been taken over from the previous GAAP.

Goodwill from other acquisitions is amortized over 5 years. Goodwill has been taken over from the previous GAAP. Goodwill on acquisitions after March 31, 2004, is not amortized and goodwill already carried in the balance sheet will no longer be amortized after January 1, 2002 according to the transitional provision of IFRS 3. The carrying amount of goodwill is reviewed for impairment, annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired.

Intangible assets

Intangible assets acquired separately are capitalized at cost. Intangible assets acquired in a business acquisition are capitalized at fair value as at the date of acquisition. Following initial recognition, the cost model is applied to the class of intangible assets. The useful lives of these intangible assets are assessed to be either finite or indefinite. Acquired intangible assets are written off on a straight-line basis. Where amortization is charged on assets with finite lives, this expense is taken to the income statement.

Internally generated intangible assets other than goodwill are capitalized to the extent that they meet the criteria for recognition.

Intangible assets are tested individually for impairment annually. Useful lives are also examined on an annual basis and adjustments, where applicable, are made on a prospective basis.

Recoverable amount of non-current assets

At each reporting date, the Group assesses whether there is any indication that an asset might be impaired. Where an indicator of impairment exists, the Group makes a formal estimate of the recoverable amount. Where the carrying amount of an asset exceeds its recoverable amount the asset is considered impaired and is written down to its recoverable amount. The recoverable amount is the higher of an asset's or cash generating unit's fair value less costs to sell and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets.

Available-for-sale financial assets

Minority investments other than associated companies (generally less than 20% of voting interest) are initially recorded at cost on the acquisition date and subsequently carried at fair value. Fair value gains and losses are recognized directly in equity and recycled to the income statement when the asset is sold. Investments in equity instruments available for sale that do not have a quoted market price in an active market and whose fair value can not be reliably measured, are stated at cost. Impairments in value are charged to the income statement.

Other financial assets

Loans and debt securities are carried at amortized cost. Exchange rate gains and losses thereon are recorded in the income statement. Adjustments are made for other than temporary impairments in value.

2.2.2    Liabilities

Interest-bearing loans and borrowings (short and long term debt)

All loans and borrowings are initially recognized at cost, being the fair value of the consideration received net of issue costs associated with the borrowing. After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the effective interest method. Amortized cost is calculated by taking into account any issue costs, and any discount or premium on settlement. Gains and losses are recognized in net profit or loss when the liabilities are derecognized or impaired, as well as through the amortization process.

Defined contribution plans

Obligations for contributions to defined contribution pension plans are recognized as an expense in the income statement as incurred.

Defined benefit plans

The liability in respect of defined benefit pension plans is the defined benefit obligation calculated annually by independent actuaries using the projected unit credit method. The defined benefit obligation is measured at the present value of the estimated future cash flows. The charge for such pension plans, representing the net periodic pension cost less employee contributions, is included in the personnel expenses. Plan assets are recorded at their fair values. Actuarial gains and losses are recognized as income or expense when the net cumulative unrecognized actuarial gains and losses for each individual plan at the end of the previous reporting year exceeded 10% of the higher of the defined benefit obligation and the fair value of plan assets at that date. These gains or losses are recognized over the expected average remaining working lives of the employees participating in the plans.

Any pension asset recognized does not exceed the present value of any future economic benefits available in the form of refund from the plan and/or expected reductions in future contributions to the plan from this asset.

Provisions

Provisions are recognized when the Group has a present legal or constructive obligation as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

Restructuring costs relating to special termination plans for headcount reduction are recorded in the income statement in the period when management commits itself to a plan, it is probable that a liability has been incurred and the amount can be reasonably estimated. Such liabilities are recognized only after an appropriate public announcement has been made specifying the terms of redundancy and the number of employees who have been advised of the specific terms.

Leases

Finance leases, which transfer to the Group substantially all the risks and benefits incidental to ownership of the leased item, are capitalized at the inception of the lease at the fair value of the leased property or, if lower, at the present value of the minimum lease payments. Lease payments are apportioned between the finance charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are charged directly against income.

Capitalized leased assets are depreciated over the shorter of the estimated useful life of the asset or the lease term.

Leases where the lessor retains substantially all the risks and benefits of ownership of the asset are classified as operating leases. Initial direct costs incurred in negotiating a finance lease are added to the carrying amount of the leased asset and recognized over the lease term on the same basis as the lease income. Operating lease payments are recognized as an expense in the income statement on a straight-line basis over the lease term.

2.2.3    Derecognizing of financial instruments

The derecognizing of a financial instrument takes place when the Group no longer controls the contractual rights that comprise the financial instrument, which is normally the case when the instrument is sold, or all the cash flows attributable to the instrument are passed through to an independent third party.

2.2.4    Derivative financial instruments

The Group uses derivative financial instruments such as foreign currency contracts, interest rate and cross currency swaps to hedge its risks associated with interest rate and foreign currency fluctuations. Such derivative financial instruments are stated at fair value.

The fair value of forward exchange contracts is calculated by reference to current forward exchange rates for contracts with similar maturity profiles. The fair value of interest rate swap contracts is determined by reference to market values for similar instruments.

For the purpose of hedge accounting, hedges are classified as either fair value hedges when they hedge the exposure to changes in the fair value of a recognized asset or liability; or cash flow hedges where they hedge exposure to variability in cash flows that is either attributable to a particular risk associated with a recognized asset or liability or a forecasted transaction.

In relation to fair value hedges which meet the conditions for special hedge accounting, any gain or loss from re-measuring the hedging instrument at fair value is recognized immediately in the income statement. Any gain or loss on the hedged item attributable to the hedged risk is adjusted against the carrying amount of the hedged item and recognized in the income statement. When the fair value adjustment is to the carrying amount of a hedged interest-bearing financial instrument, the adjustment is amortized to the net profit and loss such that it is fully amortized by maturity.

In relation to cash flow hedges to hedge firm commitments which meet the conditions for special hedge accounting, the portion of the gain or loss on the hedging instrument that is determined to be an effective hedge is recognized directly in equity and the ineffective portion is recognized in net profit or loss.

When the hedged firm commitment results in the recognition of an asset or a liability, then, at the time the asset or liability is recognized, the associated gains or losses that had previously been recognized in equity are included in the initial measurement of the acquisition cost or other carrying amount of the asset or liability. For all other cash flow hedges, the gains or losses that are recognized in equity are transferred to the income statement in the same year in which the hedged firm commitment affects the net profit and loss, for example when the future sale actually occurs.

For derivatives that do not qualify for hedge accounting, any gains or losses arising from changes in fair value are taken directly to net profit or loss for the year.

Hedge accounting is discontinued when the hedging instrument expires or is sold, terminated or exercised, or no longer qualifies for hedge accounting. At that point in time, any cumulative gain or loss on the hedging instrument recognized in equity is kept in equity until the forecasted transaction occurs. If a hedged transaction is no longer expected to occur, the net cumulative gain or loss recognized in equity is transferred to net profit or loss for the year.

2.2.5    Income statement

Revenue

Revenue is recognized to the extent that it is probable that the economic benefits will flow to the Group and the revenue can be reliably measured. The following specific recognition criteria must also be met before revenue is recognized:

Revenue from business

Net revenues contain all revenues from the ordinary business activities. Net revenues are recorded net of value-added tax (VAT) and sales-related reductions.

Revenue consists primarily of monthly subscription fees as well as usage fees for providing access services to analogue or digital Cable Television, Internet and Telephony. Cablecom recognizes service revenues when the services are provided in accordance with contract terms.

  •
  Subscription revenue of Cable Television is generally invoiced in advance on an annual basis, recorded as deferred subscriber revenue and is recognized in the income statement pro-rata over the year. "Hook-up" fees exceeding direct selling costs (approx. 30% of installation revenue) are deferred and amortized over a period of seven years (estimated customer life).

  •
  Internet access fees are billed monthly or quarterly and recognized in income over the period of service.

  •
  Telephony services are recognized in the month the service is consumed. Accrued unbilled services for the current month are invoiced in the following month.

  •
  Revenue from sale of wholesale communications services is recognized when the significant risks and rewards of ownership of the goods have passed to the buyer and can be reliably measured.

  •
  Revenue from construction services is recognized as income in accordance with the percentage of completion method.

The revenue and related expenses associated with the sale of telecommunications equipment and accessories are recognized when the products are delivered, provided there are no unfulfilled company obligations that affect the customer's final acceptance of the arrangement. Revenue from rentals and operating leases is recognized monthly as the fees accrue.

Interest

Revenue is recognized as the interest accrues (using the effective interest method that is the rate that exactly discounts estimated future cash receipts through the expected life of the financial instrument) to the net carrying amount of the financial asset.

Dividends

Dividend income from available-for-sale financial assets is recognized when the shareholders' right to receive the payment is established.

Rental income

Rental income is accounted for on a straight-line basis over the lease term on ongoing leases.

Income taxes

Taxes on income are accrued in the same periods as the revenues and expenses to which they relate.

Deferred income tax is provided, using the comprehensive liability method, on all temporary differences at the balance sheet date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred income tax assets and liabilities are recognized for all taxable temporary differences:

  •
  except where the deferred income tax liability arises from goodwill amortization or the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

  •
  in respect of taxable temporary differences associated with investments in subsidiaries and associates, except where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future;

  •
  withholding or other taxes on eventual distribution of retained earnings of Group companies are only taken into account where a dividend has been planned since generally the retained earnings are reinvested.

Deferred income tax assets are recognized for all deductible temporary differences, carry-forward of unused tax assets and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and the carry-forward of unused tax assets and unused tax losses can be utilized:

  •
  except where the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

  •
  in respect of deductible temporary differences associated with investments in subsidiaries and associates, deferred tax assets are only recognized to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred income tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the balance sheet date.

Income taxes relating to items recognized directly in equity are recognized in equity and not in the income statement.

3.    Summary of explanation of transition to IFRS

As stated in notes 1 and 2, these are the Group's first consolidated financial statements prepared in accordance with International Financial Reporting Standards (IFRS).

In preparing its opening IFRS balance sheet at January 1, 2002 (the Group's date of transition), the Company has adjusted amounts reported previously in the financial statements of Cablecom GmbH prepared in accordance with its old basis of Swiss GAAP FER (previous GAAP).

The accounting policies set out in note 2 have been applied in preparing the financial statements for the years ended December 31, 2002, 2003 and 2004. The information presented in these financial statements for the years ended at December 31, 2002, 2003 and 2004 have been adjusted to comply with International Financial Reporting Standards.

The transitions affect on certain key line items of the income statement and the balance sheet is summarized below:

	Note	Swiss GAAP FER	Reclassification	IFRS Adjustment	IFRS
		(CHF in thousands)
Year 2004
Total revenue	35.1	724,610	3,928	—	728,538
Earnings before financial income/(expenses), taxes, depreciation and amortization	35.1	316,760	(15,034)	(1,203)	300,523
Profit/(loss) before taxes	35.1	(197,612)	—	88,197	(109,415)
Total assets	35.1	2,696,698	—	127,301	2,823,999
Total shareholders' equity and minority interest	35.1	394,947	—	80,479	475,426
Year 2003
Total revenue	35.2	652,252	8	—	652,260
Earnings before financial income/(expenses), taxes, depreciation and amortization	35.2	279,963	(47,599)	8,499	240,863
Profit/(loss) before taxes	35.2	1,856,995	—	(88,851)	1,768,144
Total assets	35.2	2,908,787	—	37,830	2,946,617
Total shareholders' equity and minority interest	35.2	596,918	—	(36,134)	560,784
Year 2002
Total revenue	35.3	719,241	(77,294)	—	641,947
Earnings before financial income/(expenses), taxes, depreciation and amortization	35.3	253,811	(2,945)	(5,011)	245,855
Profit/(loss) before taxes	35.3	(1,765,977)	56,234	(40,862)	(1,750,605)
Total assets	35.3	3,125,540	—	(15,779)	3,109,761
Total shareholders' equity and minority interest	35.3	(1,256,018)	—	7,193	(1,248,825)

For a more detailed explanation of how the transition from previous GAAP to IFRS has affected the Group's financial position, financial performance and cash flows see note 35.

4.    Segment information

Cablecom operates in one business segment (Cable Television network and related services such as Internet access services, Telephony services and data transmission) in one geographic market (Switzerland). All market offerings substantially use the same major fixed asset base (cable television and cable backbone network).

The revenue drivers are split into three categories:

Consumer Market

This business includes subscriptions for Cable Television (basic and digital), broadband and dial-up Internet access and Telephony services to the residential market.

Business Solutions

This business includes Internet access, multi-site data connectivity, VPN, security, messaging and hosting and other value added services to the corporate market.

Wholesale

This business relates to wholesale activities to third parties i.e. Cable Television operators (our partner networks), telecommunications providers, subcontractors and construction companies.

5.    Revenues and expenses

5.1    Revenue

	2004	2003	2002
	(CHF in thousands)
Cable Television	461,576	437,156	460,702
Internet	147,409	132,760	91,613
Telephony	42,424	7,714	—
Business Solutions	28,169	22,278	28,272
Wholesale	45,839	53,201	45,990
Change in inventories	1,270	(857)	14,810

Total revenue, net	726,687	652,252	641,387

5.2    Other income

	2004	2003	2002
	(CHF in thousands)
Income on receivable written off in a prior year	1,615	—	—
Other income	236	8	560

Total other income	1,851	8	560

5.3    Cost of goods and services

	2004	2003	2002
	(CHF in thousands)
Copyright and license fees	36,870	37,572	35,253
Direct service costs	43,097	22,947	20,537
Leased lines	11,469	9,765	2,848
Direct customer acquisition	26,294	11,370	8,035
Other (material, third party services)	45,393	34,867	64,597

Total cost of goods and services	163,123	116,521	131,270

5.4    Personnel expenses

	2004	2003	2002
	(CHF in thousands)
Salaries and wages	135,388	127,351	110,132
Temporary staff	8,368	8,266	5,814
Social security expenses	13,917	13,433	9,162
Pension expenses (note 24)	10,547	8,889	11,736
Reorganization expenses	2,864	2,373	—
Other personnel expenses	7,038	7,379	10,901

Total personnel expenses	178,122	167,691	147,745

Reorganization expenses mainly consist of expenses for termination of employees contracts due to the reorganization of the company and related personnel search costs.

Other personnel expenses mainly include travel expenses, allowances, training and recruiting costs.

5.5    Other operating expenses

	2004	2003	2002
	(CHF in thousands)
Rental, insurance and utilities	17,882	13,737	22,164
Technical maintenance	13,467	28,144	28,217
Reorganization, transformation and recapitalization expenses	15,748	35,306	15,546
Capital taxes	1,399	307	1,528
Selling and general administration expenses	40,019	49,851	49,457

Total other operating expenses	88,515	127,345	116,912

Transformation expenses mainly include estimated expenses for open legal cases and expenses for external consultants regarding transition projects. Recapitalization expenses are mainly expenses related to professional and other fees in connection with the refinancing in 2004 and the 2003 financial restructuring. Reorganization expenses include expenses for the termination of rental contracts and rebuilding leasehold, improvements of these premises due to the restructuring and centralization process initiated in 2001.

Selling and general administration expenses also include travel and advertising.

5.6    Depreciation and amortization

	2004	2003	2002
	(CHF in thousands)
Depreciation	278,616	268,170	242,911
Amortization	114	2,465	4,064

Total depreciation and amortization	278,730	270,635	246,975

5.7    Financial expenses

	2004	2003	2002
	(CHF in thousands)
Interest expenses on borrowings	88,214	123,171	177,498
Amortized cost adjustments to Senior Bank Debt (Term Loans A, B and C and EUR Notes)	23,264	—	—
Amortized cost adjustment to CHF 2.7 billon Senior Debt at derecognition	—	116,754	—
Amortized cost adjustment to CHF 2.7 billon Senior Debt	—	—	19,779
Unwinding expenses incurred for caps and floors	18,248	—	—
Fair value change of financial derivatives (caps and floors)	—	—	16,400
Interest expenses Balcab finance lease	1,432	1,450	1,473
Foreign currency exchange loss	1,507	351	906
Incentive fees paid for refinancing 2004	1,121	—	—
Exit fees paid for refinancing 2004	18,000	—	—
Coordinating and Steering Committee fees	2,000	—	—
Restructuring fees paid to Glacier Holdings SCA (parent company)	15,000	—	—
Other financial expenses	809	—	449

Total financial expenses	169,595	241,726	216,505

5.8    Financial income

	2004	2003	2002
	(CHF in thousands)
Interest income	417	897	2,757
Derecognition and fair value change of financial derivatives (caps and floors)	34,700	6,900	—
Foreign currency exchange gains	1,880	3,110	624
Other financial income	569	240	421

Total financial income	37,566	11,147	3,802

5.9    Debt restructuring related income

As a result of the financial restructuring which took place on November 12, 2003, the debt holders irrevocably waived the amount of CHF 2,092,051 thousand of debt.

6.    Construction contracts

	2004	2003	2002
	(CHF in thousands)
Contract revenue recognized as revenue in the year	9,473	11,553	24,984
Costs incurred and recognized profits (less recognized losses)	6,727	10,083	17,859
Advances received	—	—	—
Amount of retentions	—	—	—
Gross amount due from customers	3,527	1,426	2,945
Gross amount due to customers	—	—	—

Construction contracts with customers for cable network constructions are negotiated and closed primarily on cost plus basis. The stage of completion of a contract is based on contract costs incurred. Gross amount due from customers is included in inventories.

7.    Income tax income/(expenses)

Major components of income tax expenses for the years ended December 31, 2004, 2003 and 2002 are:

	2004	2003	2002
	(CHF in thousands)
Current income tax expenses	(4,310)	(830)	(5,212)
Deferred income tax income/(expenses)	34,293	42,373	26,515

Income tax income/(expenses)	29,983	41,543	21,303

Current income taxes are calculated based on taxable income of the period. Income tax expense on income before income taxes, discontinuing operations and minority interests is reconciled to the reported income tax expense/(income) as follows:

	2004	2003	2002
	(CHF in thousands)
Profit/(loss) from continuing operations before tax	(109,415)	1,768,144	(1,750,605)
Loss from discontinuing operations before tax	—	—	(56,051)

Accumulated profit/(loss) before income tax	(109,415)	1,768,144	(1,806,656)

Weighted-average Swiss statutory income tax rate	23.5%	23.5%	23.5%
Income tax expenses/(income) at the weighted-average statutory tax rate	(25,712)	415,514	(424,564)
Increase/(decrease) in income taxes resulting from:
Effect of income tax of previous years	3,200	—	3,526
Effect of income tax on profit of associated companies	(193)	(195)	(164)
Effect of non-capitalized deferred tax asset on net operating expenses (net)	149,593	34,294	394,754
Tax effect of income not taxable (waiver issued by the debt holders in 2003)	—	(491,632)	—
Income taxed at different rates (release of statutory provision on subordinated loans to merged group companies)	(146,475)	—	—
Effect on income taxes of goodwill amortization (in statutory books only)	(15,131)	—	—
Other	4,735	476	5,145

Total income tax income	(29,983)	(41,543)	(21,303)

The weighted-average statutory tax rate includes federal, cantonal and local taxes. Taxable income in Switzerland is allocated among the cantons, and each canton has a different tax rate. The weighted-average statutory tax rate, calculated on the basis of the largest group companies was 23.5% and remained unchanged in 2002, 2003 and 2004.

Deferred income tax

Deferred income tax assets are recognized for tax losses carried forward to the extent that the realization of the related tax benefit through the future taxable profits is probable. A business plan monitors the future recoverability of the tax losses. For the year 2002 this assessment is based on the budgets for the following year and for the years from 2003 onwards on the financial budgets referred to in note 19 (Impairment testing of goodwill) respectively. At December 31, 2002, 2003 and 2004, due to the foreseeable possibility of setting off losses carried forward with future taxable profits, deferred tax assets of CHF 11,381 thousand, CHF 52,812 thousand and CHF 90,126 thousand respectively have been accounted for.

The following table summarizes the expiry dates of the tax losses carried forward as to the tax returns filed. However, losses carried forward will only be finally assessed upon utilization.

	December 31,
Expiry date of tax loss carryforwards
	2004	2003	2002
	(CHF in thousands)
2003	—	—	36
2004	—	515	1,113
2005	572	572	6,708
2006	4,084	4,084	32,963
2007	53,146	53,146	59,983
2008	1,577,246	1,577,246	1,583,224
2009	1,847,078	1,847,078	1,847,078
2010	264,350	264,350	—
2011	431,281	—	—

Total tax losses carryforwards	4,177,757	3,746,991	3,531,105

Thereof capitalized	383,515	224,732	48,430

Total non-capitalized tax losses carryforwards	3,794,242	3,522,259	3,482,675

The waiver issued by the debt holders in 2003 (see note 5.9) is not subject to income taxes (in accordance with rulings obtained with the Swiss federal and Zurich cantonal tax authorities) and therefore should not lead to a decrease of the tax losses carried forward.

The tax effects of temporary differences that give rise to deferred tax assets and liabilities were at December 31, as follows:

	2004		2003	2002
	(CHF in thousands)
Deferred income tax assets
Post-employment benefits	16,098		16,261	16,662
Property, plant and equipment	19,287		20,461	16,569
Deferred subscriber revenue	12,032		10,998	9,600
Intangible assets	62		—	2,515
Financial instruments	8,440	1)	—	9,776
Current liabilities	648		259	—
Long term debt	4,878		8,155	—
Tax losses available for offset against future taxable income	981,767		880,539	829,810
Less: valuation allowance	(882,741)		(728,118)	(693,813)

Deferred income tax asset less valuation allowance	160,471		208,555	191,119

Deferred income tax liabilities
Property, plant and equipment	36,890		4,584	3,808
Current assets	5,187		212	94
Financial instruments	2,587	1)	—	—
Intangible assets	1,807		3,193	—
Provisions	17,689		148,567	149,813
Long term debt	13,834		3,815	31,593

Deferred income tax liabilities	77,994		160,371	185,308

Net deferred income tax asset	82,477		48,184	5,811

1)
recognized in equity.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when the deferred income taxes relate to the same tax authority. Additionally, in entities where tax losses are available, these losses are set against the existing deferred tax liabilities. This netting process is performed only within the same legal entity and within Switzerland; no breakdown of the losses per Canton has been made. From 2001 onwards, losses in one Canton can be offset against taxable income in a different Canton. A breakdown by respective Canton of losses which originated prior to 2001 and which can be carried forward for offset should be made. However, since the major losses derive from business years after 2001 and only a relatively small fraction is accounted for as a deferred tax asset, this simplification does not have a material impact.

The following amounts, determined after appropriate offsetting, are shown in the consolidated balance sheet:

	December 31,
	2004	2003	2002
	(CHF in thousands)
Deferred tax asset	90,126	52,812	11,381
Deferred tax liability	(7,649)	(4,628)	(5,570)

Net deferred tax asset	82,477	48,184	5,811

8.    Discontinuing operations

In 2001, the Management Board of Cablecom GmbH decided to dispose of Rediffusion Ltd, a company that operated an electronic retailing business with approximately 40 stores located in various parts of Switzerland. Cablecom GmbH intention was to concentrate on its core business, being the distribution of television programs over broadband cable networks, the provision of Hispeed Internet services over such networks as well as other entertainment and communications services and, accordingly, divested itself of its electronic retailing business. Control of Rediffusion Ltd. was transferred to the buyer on September 30, 2002.

The disposal of this operation resulted in the recognition of post tax loss of CHF 56,051 thousand which includes an impairment loss of CHF 35,389 thousand. The results for this period are presented below:

2002
(CHF in thousands)
Revenue, net	77,294
Expenses	(90,697)

Loss before tax and financial expenses	(13,403)
Financial expenses	(672)

Loss before tax from discontinuing operation	(14,075)
Income tax related to pre tax loss	—

Loss after tax from discontinuing operation	(14,075)
Loss on sale of Rediffusion	(41,976)

Net loss attributable to discontinuing operations	(56,051)

The Company had not announced any decision to dispose of assets or to discontinue operations in 2003 and 2004.

Cash Flow from discontinuing operations are as follows:

2002
(CHF in thousands)
Net cash flows from operating activities	(24,207)
Net cash flows used in investing activities	(447)
Net cash flows from financing activities	5,000

Decrease in cash	(19,654)

9.    Earnings per share

Basic earnings per share amounts are calculated by dividing net profit for the year attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per share amounts are calculated by dividing the net profit attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the year adjusted for the effects of dilutive options.

The following reflects the income and share data used in the total operations basic and diluted earnings per share computations:

	2004	2003	2002
	(CHF in thousands)
Net profit/(loss) attributable to equity holders from continuing operations	(79,432)	1,809,687	(1,729,302)
Loss attributable to equity holders from discontinuing operations	—	—	(56,051)

Net profit/(loss) attributable to equity holders of the parent (basic and diluted)	(79,432)	1,809,687	(1,785,353)

	2004	2003	2002
	(CHF in thousands)
Weighted average number of ordinary shares for basic earnings per share	100	100	n/a	(1)
Effect of dilution:
Share options	—	—	—

Adjusted weighted average number of ordinary shares for diluted earnings per share	100	100	n/a	(1)

There have been no other transactions involving ordinary shares or potential ordinary shares since the reporting date and before the completion of these financial statements.

To calculate earnings per share, the weighted average number of ordinary shares for both basic and diluted is as per the table above.

	2004	2003	20021)
	(CHF in thousands)
Net profit/(loss) attributable to ordinary equity holders from continuing operations for basic and diluted earnings per share	(794)	18,097	(17,293)
Net profit/(loss) attributable to ordinary equity holders from discontinuing operations for basic and diluted earnings per share	—	—	(561)

Earnings per share	(794)	18,097	(17,854)

1)
For 2002, earnings per share are calculated using the weighted average number of ordinary shares of Cablecom Holdings AG in 2003 and 2004 as denominator.

10.    Dividends paid and proposed

The Company has not paid nor proposed to pay any dividends for the years 2002 to 2004.

11.    Cash and cash equivalents

	December 31,
	2004	2003	2002
	(CHF in thousands)
Cash at bank	63,401	144,103	118,852
Short term deposits	755	—	—

Total cash and cash equivalents	64,156	144,103	118,852

Cash at bank earns interest at floating rates based on daily bank deposit rates. Short term deposits are made for varying periods of between one day and three months depending on the immediate cash requirements of the Group, and earn interest at the respective short term deposit rates. The fair value of cash and cash equivalents is CHF 64,156 thousand (2003: CHF 144,103 thousand; 2002: CHF 118,852 thousand).

At December 31, 2004, the Group had available CHF 150 million of undrawn committed borrowing facilities (Revolving Loan Facility as part of the Multicurrency Term and Revolving Facility Agreement with the syndicate bank (see note 26)).

12.    Trade accounts receivable

	December 31,
	2004	2003	2002
	(CHF in thousands)
Trade accounts receivable, third party	257,465	263,917	329,142
Bad debt reserve	(14,115)	(12,366)	(11,824)
Trade accounts receivable, associates	1,936	1,889	1,890

Total trade accounts receivable	245,286	253,440	319,208

For terms and conditions relating to related party receivables, refer to note 31.

Trade accounts receivable are non interest bearing and are generally on 30 day terms.

13.    Inventories

	December 31,
	2004	2003	2002
	(CHF in thousands)
Raw materials and components	15,472	18,757	26,916
Work in progress	4,121	1,492	3,200

Total inventories	19,593	20,249	30,116

In 2004 the Group recognized CHF 2,045 thousand of inventory write downs for obsolescence reserves (in 2003: CHF 152 thousand, in 2002: CHF 5,587 thousand). This charge is included as an expense in cost of goods and services.

14.    Property, plant and equipment

	Land and buildings	Communication equipment	Other tangible assets and construction in progress	Total
	(CHF in thousands)
Historical cost at January 1, 2002	65,705	2,550,196	197,249	2,813,150
Additions 2002	443	80,729	126,230	207,402
Disposals 2002	(2,982)	—	(2,132)	(5,114)
Currency translation	—	(663)	(30)	(693)
Other	(869)	5,469	(518)	4,082

Historical cost at December 31, 2002	62,297	2,635,731	320,799	3,018,827

Additions 2003	801	110,091	65,147	176,039
Disposals 2003	(1,586)	(53,850)	(275)	(55,711)
Currency translation	2	3,018	170	3,190
Other (includes reclassification)	—	52,113	(60,912)	(8,799)

Historical cost at December 31, 2003	61,514	2,747,103	324,929	3,133,546

Additions 2004	46	140,902	54,575	195,523
Disposals 2004	(3,723)	(15,265)	(1,381)	(20,369)
Currency translation	1	(481)	(9)	(489)
Other	—	—	(2)	(2)

Historical cost at December 31, 2004	57,838	2,872,259	378,112	3,308,209

Accumulated depreciation at January 1, 2002	(8,671)	(1,084,620)	(93,953)	(1,187,244)
Depreciation 2002	(1,523)	(184,418)	(56,970)	(242,911)
Disposals 2002	(59)	21	887	849
Currency translation	—	171	15	186
Other	836	(5,465)	(324)	(4,953)

Accumulated depreciation at December 31, 2002	(9,417)	(1,274,311)	(150,345)	(1,434,073)

Depreciation 2003	(2,618)	(221,251)	(44,301)	(268,170)
Disposals 2003	1,585	53,499	219	55,303
Currency translation	(1)	(917)	(7)	(925)
Other	—	6,069	2,176	8,245

Accumulated depreciation at December 31, 2003	(10,451)	(1,436,911)	(192,258)	(1,639,620)

Depreciation 2004	(1,586)	(233,139)	(43,891)	(278,616)
Disposals 2004	872	14,625	1,337	16,834
Currency translation	—	175	8	183
Other	—	—	(11)	(11)

Accumulated depreciation at December 31, 2004	(11,165)	(1,655,250)	(234,815)	(1,901,230)

Net book value at December 31, 2002	52,880	1,361,420	170,453	1,584,754

Net book value at December 31, 2003	51,063	1,310,192	132,671	1,493,926

Net book value at December 31, 2004	46,673	1,217,008	143,298	1,406,979

The carrying value of communication network (Balcab) held under finance leases at December 31, 2004 is CHF 12,944 thousand (2003: CHF 14,382 thousand; 2002: CHF 15,821 thousand).

Land and buildings with a carrying amount of CHF 2,814 thousand (2003: CHF 2,989 thousand, 2002: CHF 4,320 thousand)—are pledged to secure two certain bank loans and mortgages (note 23). Included in plant and equipment at December 31, 2004 is an amount of CHF 45,726 thousand (2003: CHF 35,087 thousand; 2002: CHF 32,935 thousand) relating to expenditure for a plant in the course of construction.

15.    Available-for-sale financial assets

	December 31,
	2004	2003	2002
	(CHF in thousands)
Shares—unlisted	1,870	1,935	1,937

Available-for-sale financial assets consist of unquoted equity instruments (investments in ordinary shares) and are measured at cost because their fair value cannot be measured reliably. These financial assets represent investments in small local network companies (generally defined with less than 20% stake in the investments voting share). These equity instruments have no fixed maturity or coupon rate.

16.    Other financial assets

Other non-current financial assets consist of interest free security deposits in connection with office lease agreements in the amount of CHF 1,020 thousand (December 31, 2003: CHF 471 thousand, December 31, 2002: CHF 40 thousand) and other financial instruments of CHF 284 thousand (December 31, 2003: CHF 194 thousand, December 31, 2002: CHF 191 thousand) including loans to employees.

17.    Investment in associates

The Group has interests of between 20% and 50% in the following associated companies:

Company	Share capital	Capital owned	Valuation Method
	(CHF in thousands)
Regionalantenne Ermatingen AG	400	32.5%	equity
TELEBE Kabelfernsehen Berlingen AG	100	20.0%	equity
Télécarouge SA	300	49.0%	equity
Téléonex SA	650	48.9%	equity
Télélancy SA	1,000	45.0%	equity
Télé-Prégny-Chambésy SA	400	25.0%	equity
DigiTV SA	400	41.7%	equity
Boisy TV SA	1,000	48.6%	equity
Linth Signal AG	250	21.9%	equity
Regionale Gemeinschaftsantennenanlage Spiez AG	300	30.0%	equity

The associates are primarily involved in cable network and other access services. The reporting dates and reporting years of these companies are identical to the Group, i.e. December 31, 2004, 2003 and 2002 with the exception of Regionale Gemeinschaftsantennenanlage Spiez AG with reporting dates September 30.

The following table illustrates summarized information of the investments in associates:

	December 31,
	2004	2003	2002
	(CHF in thousands)
Share of associates, balance sheet
Current assets	8,701	7,651	7,660
Non-current assets	2,318	2,760	3,199
Current liabilities	(3,934)	(4,123)	(4,243)
Non-current liabilities	(295)	(166)	(219)

Total net assets	6,790	6,122	6,397

Share of associates, revenue and profit
Revenue	4,554	4,612	4,603
Net profit	821	829	698
Carrying amount of investment in associates	6,790	6,122	6,397

18.    Intangible assets

	Goodwill	Other intangible assets	Total
	(CHF in thousands)
Historical cost at January 1, 2002	2,551,611	11,252	2,562,863
Additions 2002	—	231	231
Disposals 2002	—	(8,281)	(8,281)
Impairment	(1,537,480)	—	(1,537,480)

Historical cost at December 31, 2002	1,014,131	3,202	1,017,333

Additions 2003	—	1,407	1,407
Disposals 2003	—	—	—
Impairment	(64,385)	—	(64,385)

Historical cost at December 31, 2003	949,746	4,609	954,355

Additions 2004	—	—	—
Disposals 2004	—	—	—
Other	150	—	150

Historical cost at December 31, 2004	949,896	4,609	954,505

	Goodwill	Other intangible assets	Total
	(CHF in thousands)
Accumulated amortization at January 1, 2002	—	(2,278)	(2,278)
Amortization 2002	—	(4,064)	(4,064)
Other	—	(20)	(20)
Disposals 2002	—	3,900	3,900

Accumulated amortization at December 31, 2002	—	(2,462)	(2,462)

Amortization 2003	—	(2,465)	(2,465)
Disposals 2003	—	697	697

Accumulated amortization at December 31, 2003	—	(4,230)	(4,230)

Amortization 2004	—	(114)	(114)
Disposals 2004	—	—	—
Other	—	(11)	(11)

Accumulated amortization at December 31, 2004	—	(4,355)	(4,355)

Net book value at December 31, 2002	1,014,131	740	1,014,871

Net book value at December 31, 2003	949,746	379	950,125

Net book value at December 31, 2004	949,896	254	950,150

The intangible assets mainly consist of goodwill (see note 19). The impairment loss of CHF 1,537,480 thousand in the year 2002, respectively CHF 64,385 thousand in the year 2003 represents the write down of intangible assets to the recoverable amount.

19.    Impairment testing of goodwill

Carrying amount of goodwill

	December 31,
	2004	2003	2002
	(CHF in thousands)
Carrying amount of goodwill	949,896	949,746	1,041,131

Goodwill acquired through business combinations prior to December 31, 2004, mainly relate to the purchase price allocation of the acquisition of Cablecom GmbH and its subsidiaries by NTL Inc. on March 28, 2000. As per January 1, 2002, according to the transitional provision of IFRS 3, the goodwill will no longer be amortized, but instead is subject to annual impairment tests and the gross amount of goodwill will be netted with the accumulated depreciation.

As at December 2002 and 2003 Cablecom GmbH management determined the necessity of an impairment charge of CHF 1,537,480 thousand in 2002, respectively CHF 64,385 thousand in 2003, as a result of delayed realization of global industry developments contemplated in NTL's acquisition plan at the height of the global telecom, Internet and media capital markets.

As of December 31, 2004, there was no indication of a further impairment of goodwill. The recoverable value of goodwill as of December 31, 2004 has been determined by using cash flow projections based on financial budgets approved by senior management covering a 5 year period. The projections of subscribers, revenue, costs and capital expenditures are based on reasonable and supportable assumptions that represent management's best estimates. The projections are based on both, past experience and expected future market penetration with the various products. For the impairment test carried out at the end of 2004, the cash flows were discounted at rate of 11.6%. The extrapolated growth beyond the 5 year period is below long-term industry growth rate. As the resulting recoverable value is higher than the carrying amount, no impairment loss arose in 2004.

20.    Business combination

The Company did not enter into any business combination activities during the year 2004.

21.    Trade accounts payable

	December 31,
	2004	2003	2002
	(CHF in thousands)
Trade payable, third party	60,836	24,416	56,186
Trade payable, associates	2	—	—

Total trade accounts payable	60,838	24,416	56,186

For terms and conditions relating to related parties, refer to note 31.

Trade accounts payable are non-interest bearing and are normally settled on 30-60 day terms.

22.    Other current liabilities and accrued expenses

	December 31,
	2004	2003	2002
	(CHF in thousands)
Other current liabilities	31,134	29,097	27,966
Accrued expenses	109,550	88,085	95,807
Accrued interest expenses	13,438	19,721	60,189
Financial derivates (negative fair value)	35,913	34,700	41,600

Total current liabilities and accrued expenses	190,035	171,603	225,562

Net value added tax payable included in other current liabilities is remitted to the appropriate tax body on a quarterly basis.

Interest payable is normally settled quarterly throughout the financial year.

Deferred gain on foreign exchange contracts represents the net payable arising from a foreign currency forward contract.

23.    Deferred subscriber revenue

For the analog Cable Television and Hispeed Internet business, Cablecom invoices its customers up front on a yearly, half yearly and quarterly basis.

24.    Pension liability

Pensions and other post-employment benefit plans

The Group operates various pension plan schemes according to local regulations. The majority of the employees are covered by a defined benefit pension plan. This plan requires contributions to be made by the employer and the employees to a separately administered fund. The plan covers disability risk and old-age risk and provides the employees with post-employment pensions according to the description of the plan and in accordance with the Swiss Pension Law (BVG).

The Group does not provide any other post-employment benefits to the employees.

The following tables summarize the components of net pension expense recognized in the consolidated income statement and the funded status and amounts recognized in the consolidated balance sheet for the respective plans.

	2004	2003	2002
	(CHF in thousands)
Pension expense (recognized in personnel expenses), (note 5.4)
Current service cost	16,818	14,804	16,746
Interest cost on benefit obligation	10,469	10,038	10,368
Expected return on plan assets	(8,857)	(8,420)	(9,295)
Employee contributions	(8,337)	(7,972)	(6,520)
Change of unrecognized assets	23	—	—

Net expense (defined benefit plan)	10,116	8,450	11,299

Other pension expense	431	439	437

Total pension expense	10,547	8,889	11,736

Actual return on plan assets	(128)	(1,999)	(5,260)

	December 31,
	2004	2003	2002
	(CHF in thousands)
Pension asset/(liability)
Benefit obligation	(298,164)	(282,574)	(271,202)
Plan assets	202,858	190,663	181,559

Sub-total	(95,306)	(91,911)	(89,643)

Unrecognized net actuarial losses	26,860	22,782	18,803
Assets limited to asset ceiling	(90)	(67)	(67)

Total pension liability	(68,536)	(69,196)	(70,907)

	2004	2003	2002
	(CHF in thousands)
Movements in the net liability during the years
At January 1	69,196	70,907	68,442
Net benefit expense	10,116	8,450	11,299
Contributions	(10,776)	(10,161)	(8,834)

At December 31	68,536	69,196	70,907

	2004	2003	2002
Principal actuarial assumptions used in determining benefit obligation
Discount rate	3.75%	3.75%	3.75%
Expected rate of return on assets	4.50%	4.50%	4.50%
Future salary increases	2.00%	2.00%	2.00%
Future pension increases	1.00%	1.00%	1.00%

25.    Provisions

	Reorganization	Warranties	Legal cases or disputes	Other	Total
	(CHF in thousands)
At January 1, 2004	4,264	1,190	6,709	767	12,930
Arising during the year	2,089	—	9,129	5,548	16,766
Amounts used	(3,120)	—	—	(1,932)	(5,052)
Unused amounts reversed	—	(590)	(170)	(3,041)	(3,801)
Exchange adjustment	—	—	1	28	29

At December 31, 2004	3,233	600	15,669	1,370	20,872

Current	2,673	600	3,200	1,370	7,843
Non-current	560	—	12,469	—	13,029

Total provisions	3,233	600	15,669	1,370	20,872

The reorganization provision was recognized in connection with the Group's restructuring of the business in the year 2001 and in relation with various reorganizations in the years 2002 to 2004. As a result of these reorganizations, the Company is obliged to pay monthly severance payments and other personnel benefits to former employees up to the year 2007.

A provision is recognized for expected warranty claims on certain construction contracts, based on past experience of the level of cost incurred. It is expected that most of these costs will be incurred in the next financial year.

The Company acquired in the year 2000 a subsidiary which was subsequently merged with other group companies. As a result of these mergers, the respective cantonal tax authorities ruled that the capital gain realized by the former shareholders will be taxed, assuming an indirect liquidation. The Company and the former shareholders have appealed against this decision. Based on the current practice of the Supreme Court, it is likely that the amount of CHF 2,800 thousand, shown under legal cases and disputes, will become due.

Additionally, the Company has provided for various risks relating to legal cases or disputes in previous years which reflect the management's best estimates. The amount included for such risks in this category is CHF 11,343 thousand. Full disclosure of the provisions would prejudice seriously the position of the Company.

Other provisions cover mainly risks of individual subsidiaries.

26.    Debt

			December 31,
		Effective interest rate
	Interest rate		2004	2003	2002
			(CHF in thousands)
Long-term debt
Senior Bank Debt					2,583,246
Revolving credit facility					1,055,000

Total new debt (financing year 2000)					3,638,246
Senior Bank Debt				1,472,335
Revolving credit facility				250,000

Total new debt (financing year 2003)				1,722,335
Senior Bank Debt	see below		1,183,868
EUR 290m 9.375% Senior Notes	see below		437,051

Total new debt (financing year 2004)			1,620,919
Term loans and mortgages	3.0% - 6.0%		1,119	2,370	3,169
Finance lease obligations	Zero	7.0%	20,272	20,463	20,713
Loan from Glacier Holdings S.C.A (Shareholder loan)	Zero	9.0%	91	—	—

Total non-current and current long-term debt			1,642,401	1,745,168	3,662,128

Thereof current
Senior Bank Debt			43,125	—	3,755,000
Unamortized financing cost			—	—	(116,753)
Term loans and mortgages			163	2,075	—
Finance lease obligations			1,625	1,600	1,700

Total current portion of long-term debt			44,913	3,675	3,639,947
Mortgages			2,214	2,989	3,120
Other			249	259	278

Total short-term debt			47,376	6,923	3,643,345

Non-current debt
Senior Bank Debt			1,140,743	1,722,335	—
EUR 290m 9.375% Senior Notes			437,051	—	—
Term loans and mortgages			956	295	3,169
Finance lease obligations			18,647	18,863	19,013
Loan from Glacier Holdings S.C.A. (Shareholder loan)			91	—	—

Total long-term debt			1,597,488	1,741,493	22,182

Total short- and long-term debt			1,644,864	1,748,416	3,665,527

Terms and conditions of new debt financing year 2004

all amounts in thousands	Original interest rate	Effective interest rate	Maturity	Notional value	Carrying amount
Senior Bank Debt
Term loan facility A 2)
CHF floating rate	Libor+2.25%	5.538%	2005-2011	CHF 575,000	571,095
Term loan facility B 2)
CHF floating rate	Libor+3.25%	6.380%	2012	CHF 169,483	168,402
EUR floating rate	Euribor +3.25%	7.561%		EUR 54,750	84,045
USD floating rate	Libor+3.25%	7.563%		USD 58,620	66,058
Term loan facility C 2)
CHF floating rate	Libor+3.60%	6.762%	2013	CHF 124,476	123,672
EUR floating rate	Euribor +3.60%	7.934%		EUR 69,750	107,065
USD floating rate	Libor+3.60%	7.924%		USD 56,380	63,531
Revolving credit facility
CHF 150m revolving credit facility 2)	Libor+2.25%		2011	—	—
Senior Notes
EUR 290m 9.375% Senior Notes 1)	9.375%	9.768%	2014	EUR 290,000	437,051

Total new debt financing year 2004					1,620,919

1)
On April 15, 2004, Cablecom Luxembourg S.C.A. issued EUR 290m 9.375% Senior Notes, which are due in 2014. These Senior Notes are carried at amortized cost using the effective interest rate.

2)
On April 15, 2004, Cablecom GmbH and certain of its subsidiaries entered into a Senior Multicurrency Term and Revolving Facility Agreement with the syndicate banks. The Senior Bank Debt is carried at amortized cost. The facilities were originally granted in Swiss Francs. Certain portions thereof were, as anticipated, converted during the syndication period into USD and EUR on July 8, 2004 as follows:

All amounts in thousands	Original currency	Original loan amounts CHF	Re-allocation of currency
CHF 575,000 term loan facility A	CHF	575,000	n/a
CHF 325,000 term loan facility B	CHF equivalent	325,000	CHF 169,483 EUR 54,750 USD 58,620
CHF 300,000 term loan facility C	CHF equivalent	300,000	CHF 124,476 EUR 69,750 USD 56,380

		1,200,000
CHF 150,000 revolving loan facility	CHF	150,000	n/a

		1,350,000

Repayment of term loans A, B, C is as follows (in % of original loan amount):

	Term loan A	Term loan B	Term loan C
2005	7.5%
2006	10.0%
2007	12.5%
2008	20.0%
2009	20.0%
2010	20.0%
2011	10.0%
2012		100.0%
2013			100.0%

As discussed in note 34, the Senior Bank Debt of the year 2004 financing (term loans A, B and C with a carrying amount of CHF 1,183,868 thousand), were repaid prior to the original maturity dates and replaced by new funding on April 8, 2005.

Voluntary repayment:    The term loan facilities A, B and C may be voluntarily prepaid in amounts equal to or greater than CHF 5,000 thousand; any prepayment is subject to breakage costs.

Mandatory repayment:    In certain events (as defined in the Senior Multicurrency Term and Revolving Facility Agreement) for any accounting year, the Company has the obligation of prepayment of certain amounts.

Margin variability:    The margin of facility A and the revolving credit facility may vary depending on the ratio of total net debt to EBITDA, the margins mentioned above being the maximum.

Financial and other covenants:    Regarding the Senior Bank Debt and revolving credit facility the Company has to comply with financial and other covenants.

Cablecom GmbH entered into various 5-year amortizing step-up interest rate swaps and cross-currency swap agreements. The cross currency and interest rate swaps result in a CHF exposure with a fixed CHF interest rate, which is discussed in note 33.

Effective April 22, 2004, Cablecom GmbH entered into two 3-years cross currency swaps and exchanged the net proceeds received from the issue of the Senior Notes (EUR 282.75 million) into CHF, resulting in a CHF exposure and CHF fixed interest payments for Cablecom of 7.9837% which is further discussed in note 33.

27.    Commitments and contingencies

27.1    Operating lease and rentals commitments—Group as lessee

The Group has entered into commercial leases on certain motor vehicles. These leases have an average life between 3 and 4 years with no explicit renewal terms or restrictions included in the contracts.

The Group has one rental contract which gives them the right to build on land not owned by the Group for the remaining contract life of 72 years. The Group has other rental contracts for buildings and parking lots which have remaining lives between 1 month to 12 years and fiber optic cable, cable conduit and other telecommunication or office infrastructure with a remaining contract life between 2 months to 25 years. Some contracts include a clause to enable upward revision of the rental charge on an annual basis on prevailing market conditions.

Future minimum rentals/leases payable under non-cancelable operating leases as at December 31 are as follows:

	2004	2003	2002
	(CHF in thousands)
Within one year	14,040	13,149	10,568
After one year but not more than five years	28,550	27,281	26,778
More than five years	16,183	12,963	14,429

Total operating lease and rental commitments	58,773	53,393	51,775

The future minimum rentals/leases for some contracts also include payments for non-lease elements, which are not significant.

The operating lease payments recognized as an expense relating to minimum lease payments amount to CHF 14,087 thousand for 2004, in 2003 CHF 14,659 thousand and in 2002 CHF 21,707 thousand respectively.

27.2    Finance lease commitments

The Group owns the usage rights of a cable network which it is obliged to maintain and to make semi-yearly minimum payments which will be adjusted according to a schedule and to the variation of the Swiss consumer price index. The ownership of the cable network will be transferred automatically to Cablecom GmbH at the end of the 30 year usage period for which the annual payments are made, i.e. on December 31, 2027.

Future minimum lease payments under this finance lease with the present value of the net minimum lease payments are as follows:

	2004		2003		2002
	Minimum payments	Present value of payments	Minimum payments	Present value of payments	Minimum payments	Present value of payments
	(CHF in thousands)
Within one year	1,649	1,541	1,625	1,518	1,700	1,588
After one year but not more than five years	6,848	5,413	6,747	5,333	6,647	5,254
More than five years	34,242	13,318	35,992	13,612	37,717	13,871

Total minimum lease payments	42,739	20,272	44,364	20,463	46,064	20,713

Less amounts representing finance charges	(22,467)	—	(23,901)	—	(25,351)	—

Present value of minimum lease payments	20,272	20,272	20,463	20,463	20,713	20,713

27.3    Other Commitments

	2004	2003	2002
	(CHF in thousands)
Within one year	10,808	10,421	25,370
After one year but not more than five years	1,432	6,910	—
More than five years	—	—	—

Total other commitments	12,240	17,331	25,370

Other commitments consist mainly of purchase orders and maintenance contracts.

27.4    Legal claims

Cablecom is involved in various legal actions and claims. In the opinion of management, after taking appropriate legal advice, the future settlement of such actions and claims will not have a material adverse effect on Cablecom's financial position of results of operations, beyond what is explained in the following pharagraphs litigation:

Teleclub litigation

Cablecom is involved in proceedings before the Competition Commission initiated by Teleclub. Teleclub seeks to compel Cablecom to distribute Teleclub's digital programs over a set-top box of its own choosing alleging that Cablecom hold and abuse a dominant position in the market. In addition, Teleclub alleges that Cablecom and the members of Swisscable engage in a concerted practice boycotting Teleclub. In September 2002, the Competition Commission granted interim measures ordering Cablecom, among other things, to transmit the digital television signals of Teleclub and allow the installation of Teleclub's proprietary set-top boxes on the Cablecom network. The Competition Commission held that, with high likelihood, Cablecom is dominant in the market of distribution of television signals via cable network in Switzerland and its denial to accept Teleclub's set-top box would be abusive and unlawful under the Cartels Act.

Although Cablecom appealed the decision of the Swiss Competition Commission, the interim measures imposed by the Commission continued to be effective. In March 2003, the Appeals Commission rejected Cablecom's appeal and consequently it filed an appeal with the Swiss Federal Court.

In September 2003, the Swiss Federal Court reversed the Competition Commission's decision on the interim measures that required Cablecom to allow Teleclub to use its own set-top box on the Cablecom network. Although the Swiss Federal Court stated that it assumes that Cablecom holds a dominant position in the market of distribution of television signals via cable networks in Switzerland, it held that it could not be excluded that Cablecom's denial to accept Teleclub's set-top box on its network may be justified by legitimate business reasons. The Competition Commission is continuing its investigation into whether Cablecom's application of digital standards or digital platform to the distribution of Teleclub's signal may constitute an abuse of a dominant position in the market. Teleclub may be granted the relief requested, Cablecom may be found to have violated the Cartels Act and Cablecom may be subject to administrative fines and additional civil litigation.

In the same proceedings, Teleclub has petitioned the Competition Commission to permit Teleclub to provide pay-per-view services over our network. The Competition Commission has not taken any further action in this respect although Cablecom has notified the Competition Commission that it was granting Chellomedia the exclusive right to provide a pay-per-view service on the Cablecom network for a period of three years. However, Cablecom cannot exclude that the Competition Commission will at a later point of time initiate proceedings and prohibit the exclusivity clause with Chellomedia.

Following the decision of the Swiss Federal Court, in June 2004 Teleclub agreed in principle to migrate its digital programs to the Cablecom digital platform for the period until a legally enforceable decision of the Competition Commission in the still pending main proceedings has been obtained. At the same time, Teleclub agreed to new commercial terms. These terms, among others, define the number of Teleclub's programs we carry and provides that Cablecom is entitled to a share of the revenues generated by Teleclub. Despite this new agreement, Teleclub refused to pay the amount resulting from the distribution of Teleclub's digital program and questioned the validity of the agreement. It also refused to migrate to the Cablecom platform. Therefore, Cablecom has requested the Competition Commission on June 2, 2005 to issue interim measures enforcing such migration. In November 2004, Cablecom filed a lawsuit against Teleclub before the Commercial Court of the Canton of Zurich claiming remuneration for the distribution of Teleclub's program based upon the new interim agreement. The Court has not yet given its decision on this matter. Should this legal proceeding have an adverse outcome to Cablecom, its business could be adversely affected. In August 2005, Teleclub announced that it intended to distribute additional programs through the Cablecom network starting September 1, 2005, to which Cablecom objected. Teleclub has threatened that they will bring claims for damages should Cablecom refuse to carry their additional programs. Cablecom believes the carriage of additional programs is not covered by the terms of the existing contracts between Cablecom and Teleclub.

In parallel to the proceedings before the Competition Commission, Teleclub has also filed an analogous request with OfCom based on provisions in the Radio and Television Act that entitle the authorities to force a network operator to distribute programs to the extent such network operator has sufficient network capacity available or the program specifically contributes to the public interests addressed in the Act.

Cablecom could be materially adversely affected should any of these legal proceedings, which Cablecom expect may continue for several years until a non-appealable decision has been made, have an adverse outcome to Cablecom.

Preliminary investigation on encryption of the digital basic offering

In October 2002, the Competition Commission investigated whether the encryption of Cablecom's digital basic offering constitutes an abuse of a dominant position under the Cartels Act, as Cablecom's encryption would prevent reception of such programs through any alternative set-top box.

Following the decision of the Swiss Federal Court of September 5, 2003, that overruled the initial interim measures imposed by the Competition Commission, the Competition Commission has suspended its investigation until a final determination will be made in the proceedings between Cablecom and Teleclub on the question of whether and under what circumstances Cablecom is obligated to allow third parties to deploy their set-top boxes on the Cablecom network. However, should this legal proceeding be resumed and have an adverse outcome, Cablecom may be subject to fines and sanctions under the Cartels Act and may be required to make its digital service available through alternate set-up boxes. For the same reasons set out above, the Competition Commission has not acted following a complaint of the Swiss Price Regulator requesting that the Competition Commission intervene against Cablecom to require the company cease their encryption of digital signal and allow use of third-party set-top boxes on the Cablecom network and to prohibit bundling of set-top box rental and content subscription.

Swiss advertising window dispute

In August 2003 Cablecom received a letter from three German channel providers (Sat.1, ProSieben and Kabel 1) in which they threatened to institute proceedings against Cablecom if Cablecom refused to repay the total amount that the respective channel providers have paid to Cablecom for the distribution of Swiss advertising over its network from 1996 onwards. The channel providers claimed that the pricing arrangement with Cablecom, based on payment of a percentage of the relevant advertising revenues received by the channel providers, infringes the Cartels Act. They referred to the decision by the Competition Commission on interim measures in the Teleclub proceedings discussed above, which, based on preliminary fact finding and legal assessment process, held that Cablecom has a dominant position in the market for the distribution of television signals via cable networks in the German speaking part of Switzerland. The channel providers argue that the remuneration for the transmission of the advertising window under existing agreements with the channel providers is abusive and hence illegal and any amounts paid under these agreements should be refunded. Based on external legal advice, Cablecom has decided to refuse to repay such amounts. In its view, neither Swiss competition law nor the regulatory framework of the Radio and Television Act obligate Cablecom to transport the advertising windows at a lower price than the actual price charged. Although no further communication has been received and all outstanding bills have been paid by the relevant broadcasters reserving the right to claim back any amounts paid, it is possible that such German channel providers will initiate legal proceedings. In total Cablecom estimates it has received payments of approximately CHF 22 million up to December 31, 2004.

Simultaneously, a second group of German channel providers (RTL, RTL II and Vox), notified Cablecom of their intention to initiate a similar action, but no formal proceeding has been instituted. Cablecom estimate this second group has paid Cablecom a total amount of CHF 13 million from 1996 up to December 31, 2004 for the distribution of advertising windows. Should these proceedings be initiated and determined adversely against Cablecom, its revenues from local advertising windows would be materially reduced and Cablecom may be subject to fines and sanctions under the Cartels Act. In the event such disputes result in litigation, an adverse outcome thereof may have a material adverse effect on its cash flow.

Swiss redistribution disputes

German broadcasters ProSieben, Sat.1 and Kabel 1 instituted legal proceedings to prohibit the digital redistribution of their programs, claiming that the right to allow or prohibit redistribution lies with the broadcaster. In its decision of May 19, 2004, the Upper Court of Zurich dismissed the claim in this proceeding, stating that the right to prohibit the redistribution of radio and television programs lies exclusively with the competent Swiss national collecting society. This decision was upheld by the Court of Cassation of the Canton of Zurich. In light of this decision, ProSieben, Sat.1 and Kabel 1 have withdrawn their appeal to the Swiss Federal Court. It has consequently been confirmed that payment of the copyright fees in accordance with the applicable tariffs for the programs in question constitutes sufficient permission to broadcast these channels.

Similarly, the BBC and the competent Swiss collecting society have filed a lawsuit against another cable operator GGA Maur. The lawsuit seeks to prohibit GGA Maur from redistributing certain BBC programs on the basis that such programs were broadcasted via satellite through a U.K. feed and were directed only to the United Kingdom. In the proceedings, GGA Maur has taken the position that all programs that can be received with average effort and an average satellite dish can be considered to be directed toward the Swiss general public, and, consequently, covered by the applicable tariff of the national collecting society. Under this view, payment of the copyright fees for the programs in question would constitute sufficient permission to broadcast these programs. The case is currently pending before the Upper Court of Zurich, which has refused to grant preliminary relief. Cablecom also redistributes the BBC programs in question. In April 2004, the BBC requested that Cablecom cease redistributing the BBC programs in question, and has threatened legal action if Cablecom fails to comply with the BBC request. In Cablecom's view, GGA Maur's above stated position is correct, and therefore Cablecom has refused to cease redistribution.

An adverse outcome of any of these proceedings could have a material adverse effect on its business, its results of operations and its cash flows. Given that Cablecom opposes the channel providers' respective positions and has not altered its conduct, if an action were to be brought against Cablecom and its conduct were held to be unlawful under the Copyright Act, the cost of its content would increase substantially.

Supervisory Proceeding regarding the compliance with the Digital Cinema License

In April 2005, OfCom instituted supervisory proceedings regarding its compliance with the Digital Cinema License, after Teleclub had filed a complaint against OfCom that OfCom initially had not taken any action against Cablecom following a first complaint by Teleclub alleging a violation of its license conditions.

Pursuant to the license, the rental or purchase of its set-top box shall not be bundled with the subscription of its services ("Cablecom digital cinema") and Cablecom shall allow access of third parties to its set-top boxes through an open interface enabling them to independently manage their services.

Cablecom is of the view that the applicable license conditions lack the necessary legal basis and therefore are void as neither the Radio and Television Act nor the Cartels Act provides legal basis for such license conditions. Furthermore, in Cablecom's view, the question whether Teleclub or any other broadcaster is allowed to install its own digital platform on the Cablecom network is subject of a pending proceeding before the Competition Commission. In this proceeding, related to interim measures, the Swiss Federal Court has taken the view that it could not be excluded that its denial to accept Teleclub's set-top box on its network may be justified by legitimate business reasons.

If OfCom concludes that Cablecom has violated its license obligations, the Federal Council may withdraw the license, impose a maximum fine of CHF 50,000 and/or order Cablecom to comply. Cablecom may also decide to request a change of the license conditions.

27.5    Share based payments

Pursuant to the Glacier Holdings SCA shareholder agreement dated November 12, 2003, Glacier Holdings GP S.A. and Glacier Holdings S.C.A. implemented a Management Equity Participation Plan (the "MEPP") on November 11, 2004 for the benefit of certain senior executives and other managers of Cablecom GmbH.

The MEPP was established outside of (above) the Cablecom Holdings AG structure. The tax treatment of the beneficiary of the MEPP was discussed with the competent tax inspector of the Canton Zurich (Switzerland) and was formalized in a tax ruling. The MEPP may be characterized as a co-investment plan, according to which certain executives and managers signed a personal guarantee for their respective assignments (the "Guarantors"), and any potential returns would be treated as capital gains in Switzerland in accordance with the ruling. Of the 43 participants at the time of implementation,

12 participants elected to not guarantee their assignments (the "Non-Guarantors") and any potential returns will be treated as ordinary income in accordance with the ruling. Should ordinary income arise to the Guarantors by way of debt waiver as a result of cancellation of a Guarantor's assignment or to Non-Guarantors by way of ordinary income, Cablecom GmbH may be responsible for social and other taxes. The Company estimates a contingent liability of approximately CHF 5-8 million for Cablecom GmbH which, as of this date, would be spread over a 4 year period as a result of the current vesting schedule.

28.    Assets pledged as collateral for own commitments

In relation to the Senior Facility agreement dated April 15, 2004, the following securities were granted by Cablecom. These securities were still in existence at December 31, 2004:

  •
  Security of the cash deed relating to the cash collateral account

  •
  Assignment of trade account receivables and bank account: at December 31, 2004 trade receivables worth CHF 227,031 thousand and bank accounts worth CHF 50,944 thousand were assigned under such agreements.

As of March 28, 2000, Cablecom GmbH, Cablecom Management GmbH and Balcab AG—as principal borrowers—plus certain other members of Cablecom, entered into a credit agreement with J.P. Morgan Europe Limited (formerly known as Chase Manhattan International Ltd.) (as "agent") and "others". The lenders party thereto agreed to make available a total amount of CHF 4.1 billion consisting of a CHF-term loan facility in the aggregate amount of CHF 2.7 billion and a revolving credit facility of CHF 1.4 billion. The annual interest rates comprised a defined margin (ranging from 0.75% to 2.50%), depending upon the fulfillment of certain financial covenants.

A part of the wholly-owned companies of the Group guaranteed repayment of debt liabilities under the above credit facility and entered into security documents to secure repayment of such outstandings. These security documents included:

  •
  Share pledge agreement dated March 28, 2000, December 20, 2000 and November 12, 2003 between these companies and J.P. Morgan Europe Limited and others, whereby the shares in certain of the Cablecom companies were pledged to secure the above mentioned credit facilities.

  •
  An assignment agreement dated March 28, 2000 and November 12, 2003 with J.P. Morgan Europe Limited where all trade receivables and bank account balances of the Cablecom companies' party thereto were assigned. At December 31, 2003 trade receivables worth CHF 121,267 thousand (2002: CHF 319,208 thousand) and bank accounts worth CHF 259,447 thousand (2002: CHF 87,913) were assigned under such agreements.

The mortgage loans are secured with public deeds on the respective property.

29.    Issued capital and reserves

Authorized and issued shares	2004	2004
	(Number)	(CHF in thousands)
Ordinary shares at CHF 1,000 each	100	100

All authorized shares are issued and fully paid.

Other reserves	Net unrealized gains/ (losses) reserve	Foreign currency translation reserve	Other	Total
	(CHF in thousands)
Balance at January 1, 2002	—	—	—	—

Currency translation differences	—	89	—	89

Balance at December 31, 2002	—	89	—	89

Currency translation differences	—	224	—	224

Balance at December 31, 2003	—	313	—	313

Currency translation differences	—	6,488	—	6,488
Net gains/(losses) on cash flow hedges	(31,683)	—	—	(31,683)
Interest free shareholder loan contribution	—	—	19,915	19,915

Balance at December 31, 2004	(31,683)	6,801	19,915	(4,967)

Nature and purpose of other reserves

Net unrealized gains reserve

This reserve records movements for the interest rate swaps and cross-currency swaps and related hedging activities.

Foreign currency translation reserve

The foreign currency translation reserve is used to record exchange differences arising from the translation of the financial statements of foreign subsidiaries.

30.    Consolidated companies of the Group

The consolidated financial statements include the financial statements of Cablecom Holdings AG and the subsidiaries listed in the following table:

Name	Country of incorporation	Share capital/ stockholders equity in thousands	Currency	Capital owned %
Cablecom GmbH	Switzerland	2,000	CHF	100
Cablecom Kabelkommunikation GmbH	Austria	36	EUR	100
Kasag Kabelfernsehen Steckborn AG 1)	Switzerland	200	CHF	59
Rera GmbH Immobiliengesellschaft 2)	Switzerland	2,000	CHF	100
Sitel SA	Switzerland	20,850	CHF	67
Télédistal SA 3)	Switzerland	600	CHF	39
Télélavaux SA	Switzerland	700	CHF	80
Vidéo 2000 SA	Switzerland	1,000	CHF	60
CCom Finance (Gibraltar) Limited (in liquidation)	Gibraltar	3	EUR	100
Cablecom Luxembourg S.C.A.	Luxembourg	43,844	EUR	100
Cablecom Luxembourg GP S.à r.l.	Luxembourg	13	EUR	100
Ccom Holdings (Luxembourg) S.à r.l.	Luxembourg	3	EUR	100
Coditel Sàrl 4)	Switzerland	2,000	CHF	100
Balcab AG 5)	Switzerland	22,080	CHF	100
Cablecom Business AG 6)	Switzerland	2,000	CHF	100
SwissOnline AG 7)	Switzerland	6,667	CHF	100
Cablecom Multimedia GmbH	Principality of Liechtenstein	50	CHF	100
1)
Kasag Kabelfernsehen Steckborn AG merged into Cablecom GmbH retroactively as of January 1, 2005.

2)
Rera GmbH Immobiliengesellschaft merged into Cablecom GmbH retroactively as of January 1, 2005.

3)
Sitel SA is owned 66.7% by Cablecom GmbH and has a 58.3% stake in Télédistal SA. Fully consolidated as Cablecom Group exercises control.

4)
Coditel Sàrl merged into Cablecom GmbH retroactively as of January 1, 2003.

5)
Balcab was merged into Cablecom GmbH retroactively as of January 1, 2004.

6)
Cablecom Business AG was merged into Cablecom GmbH retroactively as of January 1, 2004.

7)
SwissOnline AG was merged into Cablecom GmbH retroactively as of January 1, 2004.

All subsidiaries have end of fiscal year on December 31.

31.    Related party disclosures

31.1    General

The following table provides the total amount of transactions, which have been entered into with related parties for the relevant financial year (for information regarding outstanding balances at year end, refer to notes 21).

	Sales to related parties	Rendering of services by/ Purchases from related parties	Amounts owed by related parties	Amounts owed to related parties
	(CHF in thousands)
Year end 2004:
Glacier Holdings S.C.A.	461	—	2,295	35,067	1)
Consortium	—	4,500	—	—

Total entities with significant influence over the Group	461	4,500	2,295	35,067

Associated companies	3,050	1,936	400	2

Key management personnel of the Group:
Director	—	630	—	27
Former director	—	1,875	—	—

Total key management personnel	—	2,505	—	27

1)
Include the nominal value of the CHF 20,000 thousand shareholder loan which has been amortized to CHF 91 thousand according to IAS 39 (see note 26).

Year end 2003:
Glacier Holdings S.C.A.	—	—	—	28
Consortium	—	605	—	—

Total entities with significant influence over the Group	—	605	—	28

Associated companies	3,693	1,890	795	—

Key management personnel of the Group: Director	—	705	—	—

Year end 2002:
Total entities with significant influence over the Group	—	—	—	—

Associated companies	3,246	1,891	728	—

Key management personnel of the Group: Director	—	1,500	—	—

Related to the refinancing transactions that took place in 2004 and 2005, certain arrangement and underwriting, placement, discretionary and other fees were paid to the banks involved. Portions of these fees, which were at arm's length, were paid to Goldman Sachs International. The fees were mainly deducted from gross proceeds of the transactions and not paid by the Company to each involved bank separately, and therefore these amounts are not included in the amounts in the table pertaining to Note 31.1.

31.2    Ultimate parent

Since October 2003, the ultimate parent of the Company is Glacier Holdings S.C.A., Luxembourg which is owned by various financial investors. The Company has a subordinated loan payable to Glacier Holdings S.C.A., the ultimate parent company, amounting to CHF 20,000 thousand, which is repayable on April 15, 2064. This subordinated loan bears no interest. This loan originated in the year 2003 when Glacier Holdings S.C.A. paid certain refinancing expenses to the banking consortium, as part of the financial restructuring of November 12, 2003, when they became equity holders of the Cablecom Group.

The Shareholders' Agreement by and among Glacier Holdings S.C.A., Glacier Holdings GP S.A. and each of Glacier Holding S.C.A.'s and Glacier Holdings GP S.A.'s shareholders, dated November 12, 2003 provides the terms and conditions of the governance and management of the various parties.

There is a Consulting Services Agreement by and among Cablecom GmbH, Glacier Holdings S.C.A., Apollo Management LP, GS Capital Partners 2000, L.P. and certain affiliates of Goldman, Sachs & Co. and TowerBrook Capital Partners L.P. (the "Consortium"), dated November 12, 2003. Pursuant to this agreement, the Consortium will receive annual fees in an amount equal to CHF 4,500 thousand, paid quarterly, in respect of consulting services provided by them. In the event the agreement is terminated, the fee is payable in full to the anniversary date of the agreement.

Furthermore, in 2003 the Company paid restructuring fees, coordinator and Steering Committee fees and travel expenses to the parent and the equity lenders in accordance with the Second Restatement Credit Agreement in the amount of CHF 5,146 thousand.

Consortium cost and expenses due upon closing of as of November 12, 2003, were paid directly by the ultimate parent Glacier Holdings S.C.A., Luxembourg. Glacier Holdings S.C.A. recharged CHF 15,000 thousand for expenses relating to the refinancing, which they paid in advance on behalf of Cablecom GmbH. These expenses are accrued in the total amount, which is planned to be paid back in several tranches until the end of 2005.

As a result of the financial restructuring on November 12, 2003, and the loan forgiveness, certain creditors at the time of the restructuring also became equity holders. Their share of the outstanding term loan facility under the credit agreements dated November 12, 2003 and April 15, 2004, respectively, and the related interest payments can be considered transactions with related parties. As a part of the tax rulings obtained with Federal and Cantonal Swiss Tax Authorities, it was accepted that interest rates on all tranches of the current debt facility are based on the principles of arm's length.

In 2004, the board of directors of Glacier Holdings GP S.A. implemented a plan whereby senior executives of Cablecom GmbH invested directly in one of two intermediary Luxembourg companies and a former senior director invested in another intermediary corporation formed under the laws of the Isle of Jersey, with the general partner acting as the sole partner and General partner of each Luxembourg intermediary. The Luxembourg intermediaries as well as the Jersey intermediary, wholly owned by a former senior executive, have in turn invested in Glacier Holdings S.C.A. and the Glacier Holdings GP S.A. on behalf of the executives.

31.3    Associates

The Group has a significant influence over the following entities:

Name	Country of incorporation	Share capital/ stockholders equity in thousands	Currency	Capital owned %
Regionalantenne Ermatingen AG	Switzerland	400	CHF	32.5
TELEBE Kabelfernsehen Berlingen AG	Switzerland	100	CHF	20.0
Télécarouge SA	Switzerland	300	CHF	49.0
Téléonex SA	Switzerland	650	CHF	48.9
Télélancy SA	Switzerland	1,000	CHF	45.0
Télé-Prégny-Chambésy SA	Switzerland	400	CHF	25.0
DigiTV SA 1)	Switzerland	400	CHF	50.0
Boisy TV SA 2)	Switzerland	1,000	CHF	49.9
Linth Signal AG	Switzerland	250	CHF	21.9
Regionale Gemeinschaftsantennenanlage Spiez AG	Switzerland	300	CHF	30.0
1)
25% of DigiTV SA is held by Sitel SA and 25% by Cablecom GmbH. Cablecom Group does not exercise control as Sitel SA is not a 100% subsidiary.

2)
The share capital was decreased from CHF 3,000 thousand to CHF 1,000 thousand.

31.4    Terms and conditions of transactions with related parties

Sales to and purchases from related parties are made at normal market prices. Outstanding balances at year end are unsecured and settlement occurs in cash. There have been no guarantees provided or received for any related party receivables. For the year ended December 31, 2004, the Group has not recorded any provision for doubtful debts relating to amounts owed by related parties (2003 and 2002: CHF zero). This assessment is undertaken each financial year through examining the financial position of the related party and the market in which the related party operates.

31.5    Transactions with other related parties

Director

Based on a consulting agreement between January 1, 2004 and December 31, 2005, a refinancing success fee of USD 1,500 thousand was paid upon completion of the refinancing 2004 to a former director.

During 2004, services totaling CHF 630 thousand at normal market prices have been provided by Bär & Karrer, of which Rolf Watter is a partner to the Group. These services do not include Rolf Watter's fees for his role as a board member as those are not paid by the Group.

During 2003, purchases totaling CHF 568 thousand (in 2002 CHF 1,500 thousand) at normal market prices have been made by Group companies from Prager Dreifuss, of which Gaudenz Domenig (former managing director until November 12, 2003) is a partner. These purchases also include Gaudenz Domenig's fees for his role as a board member.

Walter Bosch, who serves as a member of our board of directors, owns 29% of the outstanding equity interest of Star TV, a television station. Cablecom distributes Star TV over its network.

Pension funds

	December 31,
	2004	2003	2002
	(CHF in thousands)
Amounts due to pension funds
Current	1,680	1,536	1,509
Non-current	600	600	600

Total pension funds	2,280	2,136	2,109

31.6    Compensation of key management personnel of the Group

	December 31,
	2004	2003	2002
	(CHF in thousands)
Short-term employee benefits	6,500	6,059	3,217
Post-employment benefits	1,323	953	480
Other long-term benefits	—	—	—
Termination benefits	2,009	—	—
Share-based payments	—	—	—

Total compensation of key management personnel of the Group	9,832	7,012	3,697

The non-executive directors do not receive pension entitlements from the Group.

See note 24 for employer contributions paid to defined benefits and defined contribution plans.

32.    Financial risk management objectives and policies

The Group's principal financial instruments, other than derivatives, comprise CHF 1,350 million Senior Bank Debt, which includes a CHF 150 million revolving credit facility, EUR 290 million 9.375% Senior Notes issued by Cablecom Luxembourg S.C.A., bank loans and mortgages, finance lease obligations as well cash as short-term money market deposits. The main purpose of most of these financial instruments is to raise financing for the Group's operations. The Group has various other financial instruments such as trade debtors and trade creditors, which arise directly from its operations.

The Group also enters into derivative transactions, principally financing related cross currency and interest rate swaps as well as operations related forward currency contracts. The purpose is to manage the currency and interest rate risks arising from the Group's sources of finance and its operations, in accordance with the board approved treasury and hedging guidelines.

It is, and has been throughout the year under review, the Group's policy that no speculative trading in financial instruments shall be undertaken.

The main risks arising from the Group's financial instruments are foreign currency risk, interest rate risk, liquidity risk and credit risk. The board reviewed and agreed policies for managing each of these risks which are summarized below. The Group also monitors market price risk arising from all financial instruments. The magnitude of this risk that has arisen over the year is discussed in note 33. The Group's accounting policies in relation to derivatives are set out in note 2.

Interest rate risk

The Group's exposure to market risk for changes in interest rates relates primarily to the Group's long-term debt obligations.

The Group's policy is to manage its interest cost using a mix of fixed and variable rate debt. The Group's policy is to keep at least 40% of the total external debt at fixed rates of interest. In situations where floating long-term debt has the characteristics of bridge financing, i.e. non permanent financing, which is expected to be outstanding for less than 2 years, total interest cost in respect of at least 25% of the total external financing shall be at fixed rates. Short-term drawings under the revolving credit facility are not hedged.

To manage this mix in a cost-efficient manner, the Group enters into interest rate swaps, in which the Group agrees to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed upon notional principal amount. These swaps are designated to hedge underlying debt obligations. At December 31, 2004, after taking into account the effect of amortizing step up interest rate swaps, approximately 93% of the Group's strategic financing, which consists of the Senior Bank Debt and the Senior Notes, are at a fixed rate of interest.

Foreign currency risk

The Group's policy is to fund itself in CHF to the highest extent possible to naturally avoid foreign currency risk related to financing transactions. Financing transactions might, however, need to be denominated in foreign currencies for marketability and other reasons. In such cases, it is the Group's policy to hedge the foreign exchange risk.

As a result of the refinancing on April 15, 2004, the Group has bonds and borrowings outstanding in EUR and USD. In accordance with the Group's hedging policy, these positions in foreign exchange have been fully swapped into CHF to protect the Company against the risk of adverse currency fluctuations in the EUR/CHF and USD/CHF exchange rates.

While almost all of the Group's revenues are denominated in CHF, a portion of our operating expenses and capital expenditures are denominated in currencies other than CHF. Therefore, the Group is primarily exposed to the adverse effect of a weaker CHF against EUR and USD. The Group purchases foreign currencies in advance once the commitment to incur the outflow has been made. Such currency purchases are based on the Group's own foreign exchange forecast. The Group usually hedges foreign currency exposures in excess of CHF 2 million and with a maturity beyond 1 month as soon as the exposure is identified.

Credit risk

As a result of the large number of the Group's subscribers and the resulting diversification of credit risk, the Group's exposure to bad debts is limited.

With respect to credit risks arising from other financial assets of the Group, which comprise cash and cash equivalents and certain derivative instruments, the Group's exposure to credit risks arises from default of the counter party, with a maximum exposure equal to the carrying amount of these instruments. The Group's treasury policy, in relation to investments, defines counter party limits which depend on the credit quality of the counter party. In general, the Group allocates its investment and derivative business in a diversified manner so that the counter party risk is reduced to a reasonable level.

Liquidity risk

The Group maintains cash and cash equivalents to fund the day-to-day cash requirements of the business. The Group holds cash primarily in CHF, but also maintains EUR, USD and GBP accounts for normal supplier and other payments. In addition, a CHF 150 million undrawn revolving credit facility is available to the Group subject to compliance with certain conditions.

The Group's policy is to have a minimum of CHF 30 million in cash and liquid cash equivalents available at any time, including available liquidity under the revolving credit facility. Furthermore, the minimum consolidated cash position held at any time shall not be less than CHF 10 million.

The principal risk to the Group's sources of liquidity are operational risks, including risks associated with decreased pricing, reduced subscriber growth, increased technology and marketing costs and other consequences of increasing competition.

The Group's objective is to maintain a balance between continuity of funding and flexibility through the use of financing instruments and the management of the maturity profile.

33.    Financial instruments

33.1    Fair values

Set out below is a comparison by category of carrying amounts and fair values of all of the Group's financial instruments that are carried in the financial statements at other than fair values:

	Carrying amount			Fair value
	2004	2003	2002	2004	2003	2002
	(CHF in thousands)
Financial assets
Cash and cash equivalents	64,156	144,103	118,852	64,156	144,103	118,852
Interest rate and cross currency swaps (current financial assets)	3,967	—	—	3,967	—	—
Trade accounts receivable	245,286	253,440	319,208	245,286	253,440	319,208
Other receivables	1,914	4,941	5,376	1,914	4,941	5,376
Investments accounted for using the equity method	6,790	6,122	6,397	6,790	6,122	6,397
Available-for-sale financial assets	1,870	1,935	1,937	1,870	1,935	1,937
Other financial assets (non-current)	1,304	665	231	1,304	665	231
Financial liabilities
Short-term debt 1)	47,376	6,923	3,643,345	47,376	6,923	3,643,345
Trade accounts payable	60,838	24,416	56,186	60,838	24,416	56,186
Interest rate and cross currency swaps (other current liabilities)	36,093	34,700	41,600	36,093	34,700	41,600
Long-term debt 1)	1,597,488	1,741,493	22,182	1,597,488	1,741,493	22,182
1)
includes floating rate Senior Bank Debt term loan facilities A, B and C of the year 2004 financing (see note 26) carried at amortized cost and hedged with 5-year amortizing step-up interest rate swaps and cross-currency agreements resulting in CHF exposure and CHF fixed interest payments; and fixed rate EUR 290m Senior Notes at amortized cost and hedged with 3-year cross-currency swaps resulting in CHF exposure and CHF fixed interest payments. The hedges are discussed below.

The fair values of long-term debt and financial lease obligations have been estimated using a market interest rate for similar debt instruments. Market values have been used to determine the fair value of listed available-for-sale financial assets. Investments in equity instruments that do not have a quoted market price in an active market and whose fair value cannot be reliably measured are stated at cost rather than at fair value (see notes 16 and 17). The fair values of derivative items have been calculated by discounting the expected future cash flows at prevailing interest rates.

33.2    Interest rate risk

The following table sets out the carrying amount, by maturity, of the Group's financial instruments that are exposed to interest rate risks:

Year ended December 31, 2004	< 1 year	> 1 < 2 years	> 2 < 3 years	> 3 < 4 years	> 4 < 5 years	> 5 years	Total
	(CHF in thousands)
Fixed rate
EUR 290m 9.375% Senior Notes 1)	—	—	—	—	—	437,051	437,051
Senior Bank Debt 1) + 2)	43,125	57,500	71,875	115,000	115,000	781,368	1,183,868
Finance Lease Obligations	1,625	1,649	1,674	1,699	1,725	11,900	20,272
Loan from Glacier Holdings S.C.A. (shareholders loan)	—	—	—	—	—	91	91
Term loans & mortgages	163	956	—	—	—	—	1,119
Floating rate
Mortgages	2,214	—	—	—	—	—	2,214
Other	249	—	—	—	—	—	249
1)
the effects of cross currency and step-up interest rate swaps are discussed below.

2)
the Senior Bank Debt was refinanced subsequent to the balance sheet date with issuance of new Senior Secured Notes as explained in note 34.

Interest on financial instruments classified as floating rate is re-priced at intervals of less than one year. Interest on financial instruments classified as fixed rate is fixed until the maturity of the instrument. As explained below, the Company has entered into various step-up interest rate swaps and cross currency swaps to convert substantial amounts of the floating rate Senior Bank Debt and Senior Notes into CHF fixed rate debt. The other financial instruments of the Group that are not included in the above tables are non-interest bearing and are therefore not subject to interest rate risk.

33.3    Cash flow hedges

At December 31, 2004, the Group held various cross currency swaps designated as cash flow hedges of variability in the CHF functional currency equivalent cash flows associated with the EUR 290m Senior Notes and Senior Bank Debt, which are discussed below.

Hedged Item: EUR 290m Senior Notes

Effective April 22, 2004, Cablecom GmbH entered into two 3-year EUR/CHF cross currency swaps with Deutsche Bank and Goldman Sachs to hedge the cash flow variability associated with the 10 year fixed, EUR-denominated Senior Notes with principal equal to the swap notional over the term of the swap (i.e. from April 22, 2004 to April 15, 2007) for the first three years.

The terms of these swaps are as follows:

	Deutsche Bank	Goldman Sachs	Total/blended rate
	(CHF in thousands)
Initial exchange	EUR 188,500	EUR 94,250	EUR 282,750
Strike (exchange rate)	1.55065	1.55065
Recurring exchange
Pay (CHF)	8.3275%	8.4050%	8.3533%
Receive (EUR)	9.7446%	9.7446%	9.7446%
Final exchange	EUR 193,333	EUR 96,667	EUR 290,000
Strike (exchange rate)	1.55065	1.55065
Maturity date	April 15, 2007	April 15, 2007
Negative fair value at December 31, 2004	CHF (937)	CHF (730)	CHF (1,667)
Accrued interest receivable at December 31, 2004	CHF 876	CHF 413	CHF 1,289

Hedged Items: Senior Bank Debt

On April 27 and 28, 2004, and July 7, 2004, the Group entered into

  •
  three 5-year amortizing step-up pay-fixed/receive-floating interest rate swaps for 90% of the anticipated outstanding senior debt which are hedging the variability in cash flows attributable to changes in CHF LIBOR rate; and

  •
  four 5-year cross currency swap agreements to protect the Company against variability in cash flows attributable to exchange rate USD/CHF and EUR/CHF fluctuations on interest payments and expected principal amounts.

The net results are combined 5-year hedging instruments hedging the variability in CHF cash flows attributable to USD/CHF and EUR/CHF exchange rate fluctuations and CHF interest rate fluctuations and interest payments related to approximately 90% of anticipated debt outstanding.

The terms of the swaps are as follows:

a)
Amortizing Step-up Interest Rate Swaps

All amounts in thousands	Term Loan A	Term Loan B	Term Loan C	Total
Principal amount	CHF575,000	CHF325,000	CHF300,000	CHF1,200,000
Notional amount	CHF517,500	CHF292,500	CHF270,000	CHF1,080,000
Maturity date	June 15, 2009	June 15, 2009	June 15, 2009
Amortized notional amount at maturity	CHF77,940	CHF222,183	CHF205,092	CHF505,215
Receive interest	CHF LIBOR 3-month	CHF LIBOR 3-month	CHF LIBOR 3-month
Pay interest	Fixed step-up see below	Fixed step-up see below	Fixed step-up see below
Counter party	BNP Paribas	Deutsche Bank	Goldman Sachs
(Negative) Fair value at December 31, 2004	CHF(6,006)	CHF(7,251)	CHF(6,330)	CHF(19,587)
Accrued interest payable at December 31, 2004	CHF(89)	CHF(50)	CHF(41)	CHF(180)

Summary of Step-up Interest Rate Swap related to Term Loan A

Period
		Outstanding Notional amount CHF in thousands
From	To		Fixed rate
July 15, 2004	September 15, 2004	517,500	0.60%
September 15, 2004	December 15, 2004	517,500	0.86%
December 15, 2004	March 15, 2005	517,500	1.14%
March 15, 2005	June 15, 2005	498,094	1.33%
June 15, 2005	March 15, 2006	247,040	1.63% to 2.17%
March 15, 2006	September 15, 2006	236,851	2.24% to 2.25%
September 15, 2006	March 15, 2007	222,734	2.42% to 2.59%
March 15, 2007	September 15, 2007	196,510	2.66% to 2.71%
September 15, 2007	March 15, 2008	178,865	2.84% to 2.97%
March 15, 2008	September 15, 2008	143,515	3.04% to 3.11%
September 15, 2008	March 15, 2009	115,282	3.22% to 3.32%
March 15, 2009	June 15, 2009	77,940	3.33%

Summary of Step-up Interest Rate Swap related to Term Loan B

Period
		Outstanding Notional amount CHF in thousands
From	To		Fixed rate
July 15, 2004	September 15, 2004	292,500	0.60%
September 15, 2004	December 15, 2004	292,500	0.85%
December 15, 2004	March 15, 2005	292,500	1.13%
March 15, 2005	June 15, 2005	292,500	1.32%
June 15, 2005	March 15, 2006	272,544	1.63% to 2.16%
March 15, 2006	March 15, 2007	261,303	2.23% to 2.58%
March 15, 2007	March 15, 2008	251,240	2.62% to 2.96%
March 15, 2008	March 15, 2009	241,243	3.04% to 3.32%
March 15, 2009	June 15, 2009	222,183	3.32%

Summary of Step-up Interest Rate Swap related to Term Loan C

Period
		Outstanding Notional amount CHF in thousands
From	To		Fixed rate
July 15, 2004	September 15, 2004	270,000	0.56%
September 15, 2004	December 15, 2004	270,000	0.82%
December 15, 2004	March 15, 2005	270,000	1.10%
March 15, 2005	June 15, 2005	270,000	1.29%
June 15, 2005	March 15, 2006	251,579	1.59% to 2.13%
March 15, 2006	March 15, 2007	241,203	2.20% to 2.55%
March 15, 2007	March 15, 2008	231,914	2.62% to 2.93%
March 15, 2008	March 15, 2009	222,686	3.00% to 3.28%
March 15, 2009	June 15, 2009	205,092	3.29%

b)
Cross-Currency Swaps

All amounts in thousands	Pertaining to term loan facility B		Pertaining to term loan facility C		Total
Swapped notional amounts	USD 58,620	EUR 54,750	USD 56,380	EUR 69,750
	CHF 72,396	CHF 83,121	CHF 69,629	CHF 105,894
Receive interest	USD Libor + 3.25%	Euribor + 3.25%	USD Libor + 3.6%	Euribor + 3.6%
Pay interest	CHF Libor + 3.391%	CHF Libor + 3.329%	CHF Libor + 3.86%	CHF Libor + 3.67%
Maturity date	June 15, 2009	June 15, 2009	June 15, 2009	June 15, 2009
Counter party	Deutsche Bank	Deutsche Bank	BNP Paribas	Deutsche Bank
Fair value at December 31, 2004	CHF(7,224)	CHF1,079	CHF(7,435)	CHF1,400	CHF(12,180)
Accrued interest receivable December 31, 2004	CHF39	CHF56	CHF32	CHF72	CHF199

34.    Events after the balance sheet date

34.1    Refinancing April 2005

The Company refinanced on April 8, 2005 the Senior Bank Debt consisting of term loan facilities A, B and C by issuing floating rate Senior Secured Notes (Series A CHF 390 million and EUR 200 million and Series B EUR 375 million) with net proceeds of CHF 1.253 billion and replaced the revolving credit facility of CHF 150 million which is unused as of June 30, 2005.

As a result of this refinancing, the Company incurred significant charges relating to fees paid and amortization of financing fees due to the de-recognition of the mentioned debt which was carried at amortized cost.

In addition, the Company ceased to use hedge accounting in April, 2005, on certain of its financial hedges as a result of the de-designation from hedge accounting of certain swaps.

The impact on the income in 2005 for the major items of the refinancing is summarized below:

CHF in thousands
Reclassification of hedge losses from retained earnings to financial expenses	23,238
Loss on derecognition of debt carried at amortized cost	15,478
Non capitalizable costs incurred in 2nd quarter 2005 approx.	6,500

As a result of the dedesignation of all prior year swaps relating to the financing of the Senior Bank Debt (term loan facilities A, B and C), the fair value changes of the derivatives and the currency exchange gains and losses for the new debt denominated in EUR, will be recognized in the future income which will lead to higher volatility of financial income/expenses until the maturity of the derivates.

Following is an overview of the new financing of April 8, 2005, and related new and adjusted hedging instruments.

Overview of terms and conditions of refinanced debt as of June 30, 2005 after refinancing 2005

	Original interest rate	Effective interest rate	Maturity	Nominal value	Gross proceeds of New Debt Issue April 8, 2005	Net proceeds of New Debt Issue April 8, 2005	Carrying Amount at amortized cost June 30, 2005
					(CHF in thousands)
Floating Rate Senior Secured Notes
Series A CHF Notes	Libor +2.625%	5.016%	2010	CHF390,000	390,000	380,682	382,015
Series A EUR Notes	Euribor +2.500%	6.047%	2010	EUR200,000	311,140	303,706	303,096
Series B EUR notes	Euribor +2.750%	6.396%	2012	EUR375,000	583,388	569,449	568,427

					1,284,528	1,253,837	1,253,538

CHF 150m revolving credit facility	Libor +2.25%	Libor +2.25%	2010	CHF 150,000	—	—	—

On April 8, 2005, Cablecom Luxembourg S.C.A. issued the floating rate Senior Secured Notes with maturities in the years 2010 and 2012. These notes are carried at amortized cost using the respective future interest rate curves.

These Senior Secured Notes are subject to certain covenants by which the issuer (Cablecom Luxembourg S.C.A.) and the parent guarantee will limit, among other things, the issuers' ability to incur additional indebtedness, pay dividends or make other distributions, make certain other restricted payments and investments, create or permit to exist liens, impose restrictions on the ability of the subsidiaries to pay dividends or make other payments, transfer or sell assets, merge or consolidate with other entities, and enter into transactions with affiliates. Each of the covenants is subject to a number of exceptions and qualifications.

If the issuer experiences a change of control, it will be required to offer to repurchase the Senior Secured Notes at 101% of their principal amount plus accrued and unpaid interest.

The Senior Secured Notes benefit from credit support in form of a first-ranking security on certain intercompany loans and the shares in Cablecom GmbH (share pledge).

The Company entered into and adjusted various interest rate swap and cross-currency swap agreements. These swaps result in an economic hedge of approximately all foreign exchange risk and approximately 87% of the interest rate risk as of June 30, 2005.

The revolving credit facility was replaced on April 8, 2005 as a result of the Senior Secured Notes refinancing of the Senior Bank Debt with a new revolving credit facility which matures in 2010. The new revolving credit facility is for the same amount of available principal, and although it has limited security over assets of Cablecom GmbH, the new revolving credit facility is in general pari-passu with the 2005 Senior Secured Notes.

Interest rate and cross-currency swaps as of June 30, 2005 (including the new and adjusted swaps relating to the refinancing April 2005).

Product	Strike (first number = spread Cablecom)	Maturity Date	Currency	Notional (in thousands)	Final exchange rate CHF	Fair Value (in brackets negative fair value) (CHF in thousands)
EUR-CHF cross currency swap 1)	8.41% vs. 9.74%	April 15, 2007	EUR	96,667	1.5506	10
EUR-CHF cross currency swap 1)	8.33% vs. 9.74%	April 15, 2007	EUR	193,333	1.5506	436
EUR-CHF cross currency swap 2)	2.50% vs. 2.50%	April 15, 2008	EUR	100,000	1.5521	(433)
EUR-CHF cross currency swap 2)	2.50% vs. 2.50%	April 15, 2008	EUR	100,000	1.5521	(431)
EUR-CHF cross currency swap 2)	2.74% vs. 2.75%	April 15, 2008	EUR	58,333	1.5521	(239)
EUR-CHF cross currency swap 2)	2.75% vs. 2.75%	April 15, 2008	EUR	58,333	1.5521	(257)
EUR-CHF cross currency swap 2)	2.76% vs. 2.75%	April 15, 2008	EUR	58,333	1.5521	(296)
EUR-CHF cross currency swap 2)	2.71% vs. 2.75%	April 15, 2008	EUR	75,500	1.5521	(195)
EUR-CHF cross currency swap 3)	2.85% vs. 2.75%	July 15, 2009	EUR	54,750	1.5182	1,305
EUR-CHF cross currency swap 3)	2.85% vs. 2.75%	July 15, 2009	EUR	69,750	1.5182	1,662
Interest rate top-up swap 4)	1.375%	April 15, 2008	CHF	183,535		(851)
Interest rate top-up swap 4)	1.4525%	April 15, 2008	CHF	100,000		(880)
Interest rate top-up swap 4)	1.4525%	April 15, 2008	CHF	100,000		(880)
Interest rate step-up swap 5)	step-up	July 15, 2009	CHF	270,000		(11,348)
Interest rate step-up swap 5)	step-up	July 15, 2009	CHF	517,500		(9,460)
Interest rate step-up swap 5)	step-up	July 15, 2009	CHF	292,500		(12,589)
USD-CHF cross currency swap 6)	3.39% vs. 3.25%	June 15, 2009	USD	58,620	1.2350	2,087
USD-CHF cross currency swap 6)	3.86% vs. 3.60%	June 15, 2009	USD	56,380	1.2350	1,663
USD-CHF cross currency swap 6)	3.25% vs. 3.01%	June 15, 2009	USD	(58,620)	1.2350	(3,228)
USD-CHF cross currency swap 6)	3.60% vs. 3.28%	June 15, 2009	USD	(56,380)	1.2350	(3,304)

Total fair value, net						(37,228)

Thereof positive fair value						7,163
Thereof negative fair value						(44,391)
1)
EUR/CHF cross currency swaps relating to the EUR 290m Senior Notes. These swaps remain unchanged. Hedge accounting continues in 2005.

2)
EUR/CHF cross currency swaps entered into on April 19 and 20, 2005 relating to the new Senior Secured Notes (series A and B denominated in EUR). No hedge accounting.

3)
EUR/CHF cross currency swaps adjusted on May 17, 2005. Hedge accounting discontinued in 2005.

4)
CHF interest rate swaps entered into on April 15, 2005 to hedge part of the notional value of floating rates of new Senior Secured Notes. One swap with decreasing amounts as from July 17, 2006. Hedge accounting.

5)
CHF step-up interest rate swaps adjusted on May 12, 13 and 17 with decreasing notional values and dates similar to prior year Step-up swaps. Hedge accounting discontinued in 2005.

6)
USD/CHF cross currency swaps and offset swaps entered into on July 7, 2004 and March 15, 2005. Hedge accounting of prior year swaps discontinued in 2005. New offset swaps match with prior year swaps.

34.2    Disposal of real estate

Cablecom GmbH sold on March 15, 2005, the headquarters' office building at Zollstrasse 42 in Zurich for a gross amount of CHF 35,361 thousand and entered into a long-term lease agreement for a yearly lease of CHF 2,008 thousand which will be subject to inflation adjustments. The lease will qualify as an operating lease.

On March 3, 2005, Cablecom GmbH sold an office building in Lausanne for a gross amount of CHF 2,660 thousand.

The resulting capital gain amounts to CHF 13,734 thousand, net of tax. The decision to dispose these assets was taken in January 2005.

34.3    Business Combinations

Between January 3 and June 30, 2005, the Company entered into four business transactions and acquired:

a)
the remaining 41.5% of the voting shares of KASAG on January 3, 2005 (cable network).

b)
100% of the voting shares of Unified Business Solutions AG on May 24, 2005 (Internet voice information technology).

c)
100% of the voting shares of Radio TV Riedo AG (cable network) on June 30, 2005.

d)
100% of the voting shares of Medicom AG (cable network) on June 27, 2005.

The business combinations effected during this period are individually immaterial. Aggregate information is provided as follows:

The total costs of the combinations amounted to CHF 7,300 thousand including acquisition costs of CHF 174 thousand.

Amounts recognized at acquisition date (preliminary) relating to a) - d): fair value of net assets acquired amounts to CHF 4,365 thousand; excess of cost over interest in the net fair value is CHF 2,935 thousand.

35.    Explanation of transition to IFRS

A detailed explanation of how the transition from previous GAAP (Swiss GAAP FER) to IFRS has affected the Group's financial position, financial performance and cash flows is set out below in the following tables with explanatory comments:

35.1    Transition table from previous GAAP to IFRS for the consolidated financial statements 2004

CONSOLIDATED BALANCE SHEET

		December 31, 2004
	Comment	Previous GAAP	Reclassi- fication	IFRS Adjust- ment	IFRS
			(CHF in thousands)
ASSETS
Current assets
Cash and cash equivalents		64,156	—	—	64,156
Trade accounts receivable		245,286	—	—	245,286
Other receivables		1,914	—	—	1,914
Inventories		19,593	—	—	19,593
Prepaid expenses and other current assets	1	32,735	(1,020)	4,116	35,831

Total current assets		363,684	(1,020)	4,116	366,780

Non-current assets
Property, plant and equipment	2	1,417,728	3,532	(14,281)	1,406,979
Goodwill and other intangible assets	3	907,150	(3,532)	46,532	950,150
Investments in associates	4	5,982	—	808	6,790
Available-for-sale financial assets		1,870	—	—	1,870
Other financial assets		284	1,020	—	1,304
Deferred tax asset	5	—	—	90,126	90,126

Total non-current assets		2,333,014	1,020	123,185	2,457,219

Total assets		2,696,698	—	127,301	2,823,999

CONSOLIDATED BALANCE SHEET

			December 31, 2004
	Comment	Previous GAAP	Reclassi- fication	IFRS Adjustment	IFRS
			(CHF in thousands)
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term debt		44,988	2,388	—	47,376
Trade accounts payable		60,838	—	—	60,838
Other current liabilities and accrued expenses	6	157,458	(4,780)	37,357	190,035
Current tax liability	5	4,221	—	(2,134)	2,087
Deferred subscriber revenue		353,693	—	—	353,693
Provisions		—	7,843	—	7,843

Total current liabilities		621,198	5,451	35,223	661,872

Non-current liabilities
Long-term debt	7	1,661,431	(2,388)	(61,555)	1,597,488
Provisions	5	13,956	(3,063)	2,135	13,028
Deferred tax liability	5	5,166	—	2,483	7,649
Pension liability	8	—	—	68,536	68,536

Total non-current liabilities		1,680,553	(5,451)	11,599	1,686,701

Total liabilities		2,301,751	—	46,822	2,348,573

Shareholders' equity
Capital stock		100	—	—	100
Retained earnings		381,217	—	80,479	461,696

Total shareholders' equity excluding minorities		381,317	—	80,479	461,796

Minority interest		13,630	—	—	13,630

Total shareholders' equity and minority interest		394,947	—	80,479	475,426

Total liabilities and shareholders' equity		2,696,698	—	127,301	2,823,999

Explanatory comments on IFRS adjustments to the balance sheet as of December 31, 2004

1)
In the previous GAAP, financial derivate instruments have not been recognized in the balance sheet. Under IFRS, derivative instruments have to be recognized and measured at their fair value. In addition, the accrued interest receivable from swap partners has to be recognized. The amount of CHF 4,116 thousand consists of following items: CHF 2,479 thousand fair values of financial hedge derivatives and CHF 1,637 thousand accrued interest.

2)
In the previous GAAP, fixed assets acquired under financial leases have been measured at nominal value. Under IFRS, the assets acquired under financial lease have to be measured at the present value of the net minimum lease payments. This leads to a decrease in fixed assets of CHF 25,388 thousand and a decrease in cumulative depreciation of CHF 11,107 thousand.

3)
Under previous GAAP, transaction costs and premiums paid for debt financing have been capitalised as an intangible asset and amortised on a linear basis over the loan terms. Under IFRS, debt is measured initially at fair value less transaction costs and premiums paid and subsequently valued at amortized cost using the effective interest rate method. As a result, the Company reversed capitalized transaction costs in the amount of CHF 7,157 thousand relating to the senior debt and CHF 10,697 thousand relating to the senior EUR notes. Under previous GAAP goodwill was amortized by CHF 64,386 thousand. Under IFRS, the Company applied IFRS 3 effective January 1, 2002. Therefore, goodwill was no longer amortized after that date.

4)
Under IFRS, investments in associates have to be accounted for using the equity method based on financial statements as of the same date as the financial statements of the investor. In the previous GAAP, the investments have been measured using financial statements from the previous year. This leads to an adjustment of CHF 808 thousand.

5)
Cablecom GmbH has unused tax losses carryforwards. Under IFRS, deferred tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the unused tax losses can be utilized. In addition, the Company provided for deferred taxes on timing differences resulting from IFRS adjustments and reclassified certain amounts from current tax liabilities to non-current provisions.

6)
Under the previous GAAP, financial derivative instruments have not been recognized in the balance sheet. Under IFRS, interest and cross currency swaps and accrued interest relating to the hedge transactions have to be recognized at fair value. The amount of CHF 37,357 thousand consists of following items: CHF 1,667 thousand fair values of financial hedge derivatives and CHF 1,264 thousand accrued interest relating to the senior EUR notes, and CHF 34,246 thousand fair values of financial hedge derivatives and CHF 180 thousand accrued interest relating to the senior debt (term loan facilities).

7)
The IFRS adjustment of CHF 61,555 thousand includes the following debt items: Under the previous GAAP, debt was measured at nominal value and hedged exchange rates. Under IFRS, debt is measured at amortized cost using the effective interest rate method and year-end exchange rates. The amount of CHF 26,841 thousand consists of following items: CHF 10,709 thousand relating to amortized cost of senior EUR notes, CHF 7,602 thousand relating to amortized cost of senior debt, CHF 8,530 thousand relating to exchange rate difference of senior debt. In the previous GAAP, the financial lease obligation has been measured at its nominal value. Under IFRS, the financial lease has to be measured at the present value of the net minimum lease payments. This leads to a decrease of the financial lease obligation of CHF 14,805 thousand. CHF 19,909 thousand relate to amortized cost difference of interest free shareholder loan from Glacier Holdings S.C.A. reclassified into other reserves.

8)
Like in previous GAAP, the post-employment benefits plan of the Company qualifies under IFRS as a defined benefit plan. As a consequence of the actuarial calculations using the projected unit credit method and the application of IAS 19, the amount recognized as a defined benefit liability under IFRS at December 31, 2004 is CHF 68,536 thousand.

CONSOLIDATED INCOME STATEMENT

		2004
	Comment	Previous GAAP	Reclassification	IFRS Adjustment	IFRS
		(CHF in thousands)
CONTINUING OPERATIONS
Revenue, net		724,610	2,077	—	726,687
Other income		—	1,851	—	1,851

Total revenue		724,610	3,928	—	728,538

Cost of goods and services		(163,123)	—	—	(163,123)
Personnel expenses	9	(175,918)	(2,864)	660	(178,122)
Other operating expenses	10	(68,809)	(17,843)	(1,863)	(88,515)
Net gain on disposal of assets		—	1,745	—	1,745

Earnings before financial income/expenses, taxes, depreciation and amortization	16	316,760	(15,034)	(1,203)	300,523

Depreciation and amortization	11	(369,572)	—	90,842	(278,730)

Earnings before financial income/expenses and taxes		(52,812)	(15,034)	89,639	21,793

Financial expenses	12	(108,420)	(24,912)	(36,263)	(169,595)
Financial income	13	2,668	—	34,898	37,566
Exceptional income/expense		(41,697)	41,697	—	—
Gain/(loss) on sale of fixed assets		1,751	(1,751)	—	—
Share of profit of associates	14	898	—	(77)	821

Profit/(loss) before taxes		(197,612)	—	88,197	(109,415)

Income tax income/(expenses)	15	(3,087)	—	33,070	29,983

Profit/(loss) from continuing operations		(200,699)	—	121,267	(79,432)

Net Profit/(loss)		(200,699)	—	121,267	(79,432)

Attributable to:
Equity holders of the parent		(202,841)	—	121,267	(81,574)
Minority interests		2,142	—	—	2,142

		(200,699)	—	121,267	(79,432)

Explanatory comments on IFRS adjustments to the income statement for the year ended December 31, 2004

9)
Under previous GAAP, the pension expenses have been recognized based on the amounts to be contributed to the pension plan for each period. In previous GAAP and IFRS, the Company's pension plan qualifies as defined benefit plan. Accordingly, an actuarial calculation has been prepared to calculate the pension expense to be recognized in the income statement. As a result, the expense in 2004 under IFRS is CHF 660 thousand lower than under previous GAAP.

10)
Under previous GAAP, capital taxes of CHF 1,399 thousand, were reported under income tax expenses. Under IFRS, this as well as other adjustments CHF 464 thousand has been disclosed under other operating expenses.

11)
As a result of measuring debt and finance lease contracts at amortized cost, the resulting amortization expense relating to capitalized intangibles and to the depreciation of leased assets have to be reversed in IFRS. The total difference of CHF 26,456 thousand consists of following items: CHF 24,869 thousand relate to reversals of amortization expenses of capitalized transactions costs and fees (see comment 4 to the balance sheet table) and CHF 1,587 thousand relate to the reversal of excessive depreciation expense due to a lower cost base of leased fixed assets (see comment 3 to the balance sheet table). Under IFRS, the Company applied IFRS 3 effective January 1, 2002, so the amortization of CHF 64,386 thousand was reversed.

12)
Under previous GAAP, financial expenses included only accrued and interest paid. Under IFRS, financial expenses also include charges of amortized cost for debt carried at amortized cost and interest charges for finance leases. The total difference between previous GAAP and IFRS of CHF 36,263 thousand consists of following items: CHF 1,582 thousand and CHF 22,804 thousand relating to amortized cost charges and non-capitalizable finance fees of the senior EUR notes and the senior debt, CHF 10,088 thousand relating to exit fees which in previous GAAP had been accrued in 2003 and in IFRS only recognized at the time of derecognition, CHF 1,432 thousand relating to accrued interest of the finance lease obligations, CHF 5 thousand relating to amortized cost of the interest free shareholder loan and CHF 352 thousand relating to currency translations.

13)
Under previous GAAP, the financial derivatives "caps and floors" have not been recognized in the balance sheet. Under IFRS, these financial instruments have been recognized at their negative fair value in the balance sheet as of December 31, 2003. As a result of the refinancing in April 2004, these financial instruments were settled and accordingly have been derecognized in the IFRS Balance Sheet which leads to a reversal of CHF 34,700 thousand in the income statement. The remaining difference between previous GAAP and IFRS of CHF 198 thousand relates to accrued interest receivable from interest swaps.

14)
The effect of the equity accounting method using actual figures under IFRS is explained in comment 4 to the balance sheet table.

15)
This adjustment relates to the effect of the recalculation of the deferred taxes in accordance with IFRS of CHF 31,671 thousand and reclassification of capital taxes in the amount of CHF 1,399 thousand as explained in comment 10 above.

16)
The reported previous GAAP CHF 316,760 thousand corresponded to EBITDA before exceptional items. The IFRS adjustments of CHF 1,203 thousand have already been explained in comment 9 and 10 above. The reclassifications of CHF 15,034 thousand consist mainly of transfers from exceptional expenses to other operating expenses. The amount consist of expenses of CHF 2,864 thousand (see note 5.4), and CHF 15,748 thousand (see note 5.5) and income in the amount of CHF 1,745 thousand (see table above) and CHF 1,615 thousand (see note 5.2).

CONSOLIDATED CASH FLOW STATEMENT

		December 31, 2004
	Comment	Previous GAAP	IFRS reclassification	IFRS
		(CHF in thousands)
Net cash flows from operating activities		208,057	7	208,064

Net cash flows used in investing activities		(77,844)	(112,496)	(190,340)

Net cash flows from/(used in) financing activities		(66,030)	(31,614)	(97,644)

Net increase in cash and cash equivalents		64,183	(144,103)	(79,920)
Net foreign exchange difference		(27)	—	(27)
Cash and cash equivalents at beginning of year		—	144,103	144,103

Cash and cash equivalents at end of year		64,156	—	64,156

The reclassification of 144,103 thousand realigns the opening cash position to reflect the change in the Group's structure in 2003.

35.2    Transition table from previous GAAP to IFRS for the consolidated financial statements 2003

CONSOLIDATED BALANCE SHEET

		December 31, 2003
	Comment	Previous GAAP	Reclassification	IFRS Adjustment	IFRS
		(CHF in thousands)
ASSETS
Current assets
Cash and cash equivalents		144,110	(7)	—	144,103
Trade accounts receivable		253,440	—	—	253,440
Other receivables		5,412	(471)	—	4,941
Inventories		20,249	—	—	20,249
Prepaid expenses and other current assets		18,292	7	—	18,299

Total current assets		441,503	(471)	—	441,032

Non-current assets
Property, plant and equipment	1	1,506,022	3,771	(15,867)	1,493,926
Goodwill and other intangible assets		953,896	(3,771)	—	950,125
Investment in associates	2	5,237	—	885	6,122
Available-for-sale financial assets		1,935	—	—	1,935
Other financial assets		194	471	—	665
Deferred tax asset	3	—	—	52,812	52,812

Total non-current assets		2,467,284	471	37,830	2,505,585

Total assets		2,908,787	—	37,830	2,946,617

CONSOLIDATED BALANCE SHEET

		December 31, 2003
	Comment	Previous GAAP	Reclassification	IFRS Adjustment	IFRS
		(CHF in thousands)
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term debt		3,675	3,248	—	6,923
Trade accounts payable		24,416	—	—	24,416
Other current liabilities and accrued expenses	4	146,991	—	24,612	171,603
Current tax liability	3	10,605	(2,269)	(2,688)	5,648
Deferred subscriber revenue		348,996	—	—	348,996
Provisions		—	5,295	—	5,295

Total current liabilities		534,683	6,274	21,924	562,881

Non-current liabilities
Long-term debt	5	1,760,978	(3,248)	(16,237)	1,741,493
Provisions	3	7,973	(3,026)	2,688	7,635
Deferred tax liability	3	8,235	—	(3,607)	4,628
Pension liability	6	—	—	69,196	69,196

Total non-current liabilities		1,777,186	(6,274)	52,040	1,822,952

Total liabilities		2,311,869	—	73,964	2,385,833

Shareholders' equity
Capital stock		100	—	—	100
Retained earnings/(accumulated deficit)		584,684	—	(36,134)	548,550

Total shareholders' equity excluding minorities		584,784	—	(36,134)	548,650

Minority interest		12,134	—	—	12,134

Total shareholders' equity and minority interest		596,918	—	(36,134)	560,784

Total liabilities and shareholders' equity		2,908,787	—	37,830	2,946,617

Explanatory comments on IFRS adjustments to the balance sheet as of December 31, 2003

1)
In the previous GAAP, fixed assets acquired under financial lease have been measured at nominal value. Under IFRS, the assets acquired under financial lease have to be measured at the present value of the net minimum lease payments. This leads to a decrease in fixed assets of CHF 25,388 thousand and a decrease in cumulative depreciation of CHF 9,521 thousand.

2)
Under IFRS, investments in associates have to be accounted for using the equity method based on financial statements as of the same date as the financial statements of the investor. In the previous GAAP, the investments have been measured using financial statements from the previous year figures. This leads to an adjustment of CHF 885 thousand.

3)
Cablecom GmbH has unused tax losses carryforwards. Under IFRS, deferred tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the unused tax losses can be utilized. In addition, the Company provided for deferred taxes on timing differences resulting from IFRS adjustments and reclassified certain amounts from current tax liabilities to non-current provisions.

4)
Under previous GAAP, the financial derivatives "caps and floors" have not been recognized in the balance sheet. Under IFRS, these financial instruments have been recognized at their negative fair value of CHF 34,700 in the balance sheet as of December 31, 2003, increasing other current liabilities. In previous GAAP, an accrual for exit fees in connection with the anticipated re-financing in April 2004 was recognized in the balance sheet. Under IFRS, the exit fees are recognized at the time of de-recognition of the debt, i.e. in April 2004. This transition item of CHF 10,088 thousand decreases other current liabilities.

5)
In the previous GAAP, the financial lease obligation has been measured at its nominal value. Under IFRS, the financial lease has to be measured at the present value of the net minimum lease payments. This leads to a decrease of the financial lease obligation of CHF 16,237 thousand.

6)
Like in previous GAAP, the post-employment benefits plan of the Company qualifies under IFRS as a defined benefit plan. As a consequence of the actuarial calculations using the projected unit credit method and the application of IAS 19, the amount recognized as a defined benefit liability under IFRS at December 31, 2003 is CHF 69,196 thousand.

CONSOLIDATED INCOME STATEMENT

		2003
	Comment	Previous GAAP	Reclassification	IFRS Adjustment	IFRS
		(CHF in thousands)
CONTINUING OPERATIONS
Revenue, net		652,252	—	—	652,252
Other income		—	8	—	8

Total revenue		652,252	8	—	652,260

Cost of goods and services		(116,521)	—	—	(116,521)
Personnel expenses	7	(167,029)	(2,373)	1,711	(167,691)
Other operating expenses	8	(88,739)	(45,394)	6,788	(127,345)
Net gain on disposal of assets		—	160	—	160

Earnings before financial income/expenses, taxes, depreciation and amortization	15	279,963	(47,599)	8,499	240,863

Depreciation and amortization	9	(347,302)	—	76,667	(270,635)
Impairment of goodwill, tangible and intangible assets	9	—	—	(64,385)	(64,385)

Earnings before financial income/expenses and taxes		(67,339)	(47,599)	20,781	(94,157)

Financial expenses	10	(123,522)	—	(118,204)	(241,726)
Financial income	11	2,390	—	8,757	11,147
Debt restructuring related income	14	2,044,373	47,759	(81)	2,092,051
Gain/(loss) on sale of fixed assets		160	(160)	—	—
Share of profit of associates	12	933	—	(104)	829

Profit/(loss) before taxes		1,856,995	—	(88,851)	1,768,144

Income tax income/(expenses)	13	(5,951)	—	47,494	41,543

Profit/(loss) from continuing operations		1,851,044	—	(41,357)	1,809,687

Net Profit/(loss)		1,851,044	—	(41,357)	1,809,687

Attributable to:
Equity holders of the parent		1,849,584	—	(41,357)	1,808,227
Minority interests		1,460	—	—	1,460

		1,851,044	—	(41,357)	1,809,687

Explanatory comments on IFRS adjustments to the income statement for the year ended December 31, 2003

7)
Under previous GAAP, pension expenses have been recognized based on the amounts to be contributed to the pension plan for each period. Under IFRS, the Company's pension plan qualifies as defined benefit plan. Accordingly, an actuarial calculation has been prepared to calculate the pension expense to be recognized in the income statement. As a result, the expense in 2003 under IFRS is CHF 1,711 thousand lower than under previous GAAP.

8)
The amount of CHF 6,788 thousand consists of the following items: CHF 10,088 thousand relate to reversal of exit fees which in previous GAAP had been accrued in 2003 and in IFRS are recognized at the time of derecognition as explained in comment 4 to the balance sheet table. CHF 3,300 thousand relate to reclassifications from income tax expense to other operating expenses.

9)
As a result of measuring debt and finance lease contracts at amortized cost, the resulting amortization expense relating to capitalized intangibles and to the depreciation of leased assets have to be reversed in IFRS. The total difference of CHF 12,282 thousand consists of following items: CHF 10,695 thousand relate to reversal of amortization expenses of capitalized transactions costs and fees of the initial financing arrangement (CHF 2.7 billion) (as a result of its derecognition in the year 2003) and CHF 1,587 thousand relate to the reversal of excessive depreciation expense due to a lower cost base of leased fixed assets. Under previous GAAP, the Company applied straight line amortization of the goodwill by CHF 64,385 thousand. The amortization was reclassified to impairment charge under IFRS based on the results of the impairment analysis.

10)
Under previous GAAP, financial expenses only included accrued and paid interest. Under IFRS, financial expenses include also charges of amortized cost for debt carried at amortized cost and interest charges for finance leases. The total difference between previous GAAP and IFRS of CHF 118,204 thousand consists of following items: CHF 116,754 thousand relating to unamortized cost of the CHF 2.7 billion debt at derecognition in November 2003 was taken to income under IFRS. The remaining amount of CHF 1,450 thousand represents accrued interest of the finance lease obligations.

11)
Under previous GAAP, finance income did not include changes of fair value of financial derivatives ("floors and caps") and this was not been recognized in the balance sheet. Under IFRS, these financial instruments have been recognized at their negative fair value in the balance sheet as of December 31, 2003 and 2002. The decrease of the negative fair value of CHF 6,900 thousand is recognized under IFRS as a release in finance cost. The remaining CHF 1,857 thousand relates to currency translations.

12)
The effect of the equity accounting method using actual figures under IFRS is explained in comment 2 to the balance sheet table.

13)
This includes the effect of the recalculation of the deferred taxes in accordance with IFRS CHF 43,999 thousand and reclassification of capital taxes and stamp tax provision CHF 3,495 thousand; as explained in comment 3 to the balance sheet table.

14)
This relates to the reclassification of CHF 81 thousand from income tax expenses.

15)
Under previous GAAP CHF 279,963 thousand corresponded to EBITDA before exceptional items. The reclassifications of CHF 47,599 thousand consist of transfer from exceptional expenses to other operating costs. The amount consist of expenses of CHF 2,373 thousand (see note 5.4), and CHF 35,306 thousand (see note 5.5), exit fees in the amount of CHF 10,088 thousand (effect is restated under the IFRS column) and income in the amount of CHF 160 thousand (see table above). The IFRS adjustments of CHF 8,499 thousand have been explained in comment 7 and 8 above.

CONSOLIDATED CASH FLOW STATEMENT

		December 31, 2003
	Comment	Previous GAAP	IFRS reclassification	IFRS
		(CHF in thousands)
Net cash flows from operating activities		167,014	(7)	167,007

Net cash flows used in investing activities		(176,126)	—	(176,126)

Net cash flows from/(used in) financing activities		34,171	—	34,171

Net increase in cash and cash equivalents		25,059	(7)	25,052
Net foreign exchange difference		199	—	199
Cash and cash equivalents at beginning of year		118,852	—	118,852

Cash and cash equivalents at end of year		144,110	(7)	144,103

Cablecom Holdings AG was founded in 2003 with a share capital of CHF 100 thousand. The cash at the beginning 2003 relates to the cash from the Cablecom GmbH Group from the year 2002.

35.3    Transition table from previous GAAP to IFRS for the consolidated financial statements 2002

CONSOLIDATED BALANCE SHEET

		December 31, 2002
	Comment	Previous GAAP	Reclassification	IFRS Adjustment	IFRS
		(CHF in thousands)
ASSETS
Current assets
Cash and cash equivalents		118,852	—	—	118,852
Trade accounts receivable		319,208	—	—	319,208
Other receivables		5,416	(40)	—	5,376
Inventories		30,116	—	—	30,116
Prepaid expenses and other current assets		16,638	—	—	16,638

Total current assets		490,230	(40)	—	490,190

Non-current assets
Property, plant and equipment	1	1,598,197	4,011	(17,454)	1,584,754
Goodwill and other intangible assets	2	1,029,577	(4,011)	(10,695)	1,014,871
Investment in associates	3	5,408	—	989	6,397
Available-for-sale financial assets		1,935	2	—	1,937
Other financial assets		193	38	—	231
Deferred tax asset	4	—	—	11,381	11,381

Total non-current assets		2,635,310	40	(15,779)	2,619,571

Total assets		3,125,540	—	(15,779)	3,109,761

CONSOLIDATED BALANCE SHEET

		December 31, 2002
	Comment	Previous GAAP	Reclassification	IFRS Adjustment	IFRS
		(CHF in thousands)
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term debt	5	3,759,697	401	(116,753)	3,643,345
Trade accounts payable		56,186	—	—	56,186
Other current liabilities and accrued expenses	6	183,962	—	41,600	225,562
Current tax liability		7,648	—	(2,850)	4,798
Deferred subscriber revenue		319,472	—	—	319,472
Provisions		—	3,703	—	3,703

Total current liabilities		4,326,965	4,104	(78,003)	4,253,066

Non-current liabilities
Long-term debt	7	40,270	(401)	(17,687)	22,182
Provisions		7,714	(3,703)	2,850	6,861
Deferred tax liability		6,609	—	(1,039)	5,570
Pension liability	8	—	—	70,907	70,907

Total non-current liabilities		54,593	(4,104)	55,031	105,520

Total liabilities		4,381,558	—	(22,972)	4,358,586

Shareholders' equity
Capital Stock		2,000	—	—	2,000
Retained earnings/(accumulated deficit)		(1,269,094)	—	7,193	(1,261,901)

Total shareholders' equity excluding minorities		(1,267,094)	—	7,193	(1,259,901)

Minority interest		11,076	—	—	11,076

Total shareholders' equity and minority interest		(1,256,018)	—	7,193	(1,248,825)

Total liabilities and shareholders' equity		3,125,540	—	(15,779)	3,109,761

Explanatory comments on IFRS adjustments to the balance sheet as of December 31, 2002

1)
In the previous GAAP, fixed assets acquired under financial lease have been measured at nominal value. Under IFRS, the assets acquired under financial lease have to be measured at the present value of the net minimum lease payments. This leads to a decrease in fixed assets of CHF 25,388 thousand and a decrease in cumulative depreciation of CHF 7,934 thousand.

2)
Under previous GAAP, transaction costs paid for debt financing have been capitalised as an intangible asset and amortised on a linear basis over the loan terms. Under IFRS, debt is measured initially at fair value less transaction costs and premiums paid and subsequently at amortized cost using the effective interest rate method. As a result, the Company reversed capitalized transaction costs in the amount of CHF 10,695 thousand relating to the CHF 2.7 billion debt.

3)
Under IFRS, investments in associates have to be accounted for using the equity method based on financial statements as of the same date as the financial statements of the investor. In the previous GAAP, the investments have been measured using financial statements from the previous year. This leads to an adjustment of CHF 989 thousand.

4)
Cablecom GmbH has unused tax losses carryforwards. Under IFRS, deferred tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the unused tax losses can be utilized. In addition, the Company provided for deferred taxes on timing differences resulting from IFRS adjustments and reclassified certain amounts from current tax liabilities to non-current provisions.

5)
Under the previous GAAP, debt was measured at nominal value. Under IFRS, debt is measured at amortized cost using the effective interest rate method. The amount of CHF 116,753 thousand consists of the difference between the nominal value of the CHF 2.7 billion debt and the carrying amount at amortized cost using the effective interest rate method.

6)
Under previous GAAP, the financial derivatives "caps and floors" have not been recognized in the balance sheet. Under IFRS, these financial instruments have been recognized at their negative fair value of CHF 41,600 thousand in the balance sheet as of December 31, 2002, increasing the other current liabilities.

7)
In the previous GAAP, the financial lease obligation has been measured at its nominal value. Under IFRS, the financial lease obligation has to be measured at the present value of the net minimum lease payments. This leads to a decrease of the financial lease obligation of CHF 17,687 thousand.

8)
Compared to previous GAAP, the post-employment benefits plan of the Company qualifies as a defined benefit plan. As a consequence of the actuarial calculations using the projected unit credit method and the application of IAS 19, the amount recognized as a defined benefit liability under IFRS at December 31, 2002 is CHF 70,907 thousand.

CONSOLIDATED INCOME STATEMENT

		2002
	Comment	Previous GAAP	Reclassification	IFRS Adjustment	IFRS
		(CHF in thousands)
CONTINUING OPERATIONS
Revenue		718,681	(77,294)	—	641,387
Other income		560	—	—	560

Total revenue		719,241	(77,294)	—	641,947

Cost of goods and services		(190,053)	58,783	—	(131,270)
Personnel expenses	9	(164,000)	18,720	(2,465)	(147,745)
Other operating expenses	10	(111,377)	(2,989)	(2,546)	(116,912)
Net gain/(loss) on disposal of assets		—	(165)	—	(165)

Earnings before financial income/expenses, taxes, depreciation and amortization	16	253,811	(2,945)	(5,011)	245,855

Depreciation and amortization	11	(440,432)	820	192,637	(246,975)
Impairment of goodwill, tangible and intangible assets	12	(1,346,148)	—	(191,332)	(1,537,480)

Earnings before financial income/expenses and taxes		(1,532,769)	(2,125)	(3,706)	(1,538,600)

Financial expenses	13	(179,580)	727	(37,652)	(216,505)
Financial income	13	3,857	(55)	—	3,802
Exceptional income/expenses		(60,655)	60,655	—	—
Gain/loss on sale of fixed assets		2,968	(2,968)	—	—
Share of profit of associates	14	202	—	496	698

Profit/(loss) before taxes		(1,765,977)	56,234	(40,862)	(1,750,605)

Income tax income/(expenses)	15	(10,387)	(183)	31,873	21,303

Profit/(loss) from continuing operations		(1,776,364)	56,051	(8,989)	(1,729,302)

DISCONTINUING OPERATIONS
Loss from discontinuing operations		—	(56,051)	—	(56,051)

Net profit/(loss)		(1,776,364)	—	(8,989)	(1,785,353)

Attributable to:
Equity holders of the parent		(1,777,576)	—	(8,989)	(1,786,565)
Minority interests		1,212	—	—	1,212

		(1,776,364)	—	(8,989)	(1,785,353)

Explanatory comments on IFRS adjustments to the income statement for the year ended December 31, 2002

9)
Like in previous GAAP, the pension expenses have been recognized based on the amounts to be contributed to the pension plan for each period. Under IFRS, the Company's pension plan qualifies as defined benefit plan. Accordingly, an actuarial calculation has been prepared to calculate the pension expense to be recognized in the income statement. As a result, the expense in 2002 under IFRS is CHF 2,465 thousand higher than under previous GAAP.

10)
Under previous GAAP, capital taxes of CHF 2,546 thousand are reported under income tax expenses. Under IFRS, this has been disclosed under other operating expenses.

11)
As a result of measuring debt and finance lease contracts, the resulting amortization expense relating to capitalized intangibles and to the depreciation of leased assets have to be reversed in IFRS. The total difference of CHF 192,637 thousand consists of following items: CHF 32,078 thousand relate to reversals of amortization expenses of capitalized transactions costs and fees of the initial financing arrangement (CHF 2.7 billion) and CHF 1,587 thousand relate to the reversal of excessive depreciation expense due to a lower cost base of leased fixed assets. Under previous GAAP, the Company applied straight line amortization of the goodwill by CHF 158,972 thousand. The amortization was reclassified to impairment charge under IFRS based on the results of the impairment analysis.

12)
Restatement of impairment charge on tangible assets relating to the opening balance of shareholders' equity as of January 1, 2002.

13)
Under previous GAAP, financial expense included only accrued and paid interest. Under IFRS, financial expense includes also charges of amortized cost for debt carried at amortized cost, change of fair value of financial derivatives ("floors and caps") and interest charges for finance lease. The total difference between previous GAAP and IFRS of CHF 37,652 thousand consists of following items: Under previous GAAP, the financial derivatives "caps and floors" have not been recognized in the balance sheet. Under IFRS, these financial instruments have been recognized at their negative fair value in the balance sheet as of December 31, 2002, and in the opening balance as of January 1, 2002. The increase of the negative fair value of CHF 16,400 thousand is recognized under IFRS as a charge in financial expenses. As a result of using the amortized cost method in IFRS, a charge of CHF 19,779 thousand relating to the CHF 2.7 billion debt has to be recognized in income under IFRS. The remaining amount of CHF 1,473 thousand represents accrued interest of the finance lease obligations.

14)
The effect of the equity accounting method using actual figures under IFRS is explained in comment 3 to the balance sheet table.

15)
This includes the effect of the recalculation of the deferred taxes in accordance with IFRS CHF 26,623 thousand, stamp duty tax pertaining to the prior year CHF 2,660 thousand and reclassification of capital taxes and other CHF 2,590 thousand.

16)
Under previous GAAP, CHF 253,811 thousand corresponded to EBITDA before exceptional items. The reclassifications of CHF 2,945 thousand consist mainly of movements from exceptional expenses of CHF 60,655 thousand. This amount includes CHF 15,546 thousand transferred to other operating expenses (see note 5.5) and income in the amount of CHF 2,968 thousand (see table above) and the deconsolidation of Rediffusion (see note 8).

CONSOLIDATED CASH FLOW STATEMENT

		December 31, 2002
	Comment	Previous GAAP	IFRS reclassification	IFRS
		(CHF in thousands)
Net cash flows from operating activities		84,879	(19,654)	65,225

Net cash flows used in investing activities		(214,886)	19,654	(195,232)

Net cash flows from/(used in) financing activities		173,551	—	173,551

Net increase in cash and cash equivalents		43,544	—	43,544
Net foreign exchange difference		(9)	—	(9)
Cash and cash equivalents at beginning of year		75,317	—	75,317

Cash and cash equivalents at end of year		118,852	—	118,852

As Cablecom Holdings AG was founded in 2003, the cash flow statement 2002 relates to the Cablecom GmbH Group.

35.4    Explanation of material adjustments to the opening balance of shareholders' equity as of January 1, 2002

(CHF in thousands)
Shareholders' equity (before minority interest) as of January 1, 2002 as per previous GAAP	510,349

Adjustments to comply with International Financial Reporting Standards (IFRS)
1) Restatement of financial lease	(19,041)
2) Restatement of capitalized transaction costs included in intangibles	(42,773)
3) Restatement of associates	493
4) Restatement of fair value of financial derivatives	(25,200)
5) Debt amortized cost	136,532
6) Financial lease obligation	19,160
7) Restatement of pension liability	(68,442)
8) Restatement of deferred taxes	(16,863)
9) Restatement of impairment charges on tangible assets	32,360

Total restatements	16,226

Shareholders' equity (before minority interest) as of January 1, 2002 as per IFRS	526,575

Explanatory comments on IFRS adjustments to shareholders' equity as of January 1, 2002

1)
In the previous GAAP, the fixed assets acquired under financial lease have been measured at nominal value. Under IFRS, the assets acquired under financial lease have to be measured at the present value of the net minimum lease payments. This leads to a decrease in fixed assets of CHF 25,388 thousand and a decrease in cumulative depreciation of CHF 6,347 thousand, net CHF 19,041 thousand.

2)
Under previous GAAP, transaction costs paid for debt financing relating to the CHF 2.7 billion initial debt have been capitalised as intangible asset and amortised on a linear basis over the loan terms. Under IFRS, debt is measured initially at fair value less transaction costs and premiums paid and subsequently at amortized cost using the effective interest rate method. As a result, the transaction cost is included in debt and the amount capitalized as intangible in previous GAAP as of January 1, 2002 of CHF 42,773 thousand has to be reversed.

3)
Under IFRS, investments in associates have to be accounted for using the equity method based on financial statements as of the same date as the financial statements of the investor. In the previous GAAP, the investments have been measured using financial statements with previous year figures. This leads to an adjustment of CHF 493 thousand as of January 1, 2002.

4)
Under previous GAAP, the financial derivatives "caps and floors" have not been recognized in the balance sheet. Under IFRS, these financial instruments have to be recognized at their negative fair value of CHF 25,200 thousand in the balance sheet as of January 1, 2002, decreasing shareholders' equity.

5)
Under the previous GAAP, debt was measured at nominal value. Under IFRS, debt is measured at amortized cost using the effective interest rate method. The amount of CHF 136,532 thousand consists of the difference between the nominal value of the CHF 2.7 billion debt and the carrying amount at amortized cost using the effective interest rate method as of January 1, 2002.

6)
In the previous GAAP, the financial lease obligation has been measured at its nominal value. Under IFRS, the financial lease obligation has to be measured at the present value of the net minimum lease payments. This leads to a decrease of the financial lease obligation of CHF 19,160 thousand.

7)
Like in previous GAAP, the post-employment benefits plan of the Company qualifies as defined benefit plan. As a consequence of the actuarial calculations using the projected unit credit method and the application of IAS 19, the amount recognized as a defined benefit liability under IFRS at January 1, 2002 is CHF 68,442 thousand. The Company opted to elect to use the exemption of IFRS 1 par 20 which allows a first-time adopter of IFRS to elect to recognize all cumulative actuarial gains and losses.

8)
Deferred tax has been calculated on any taxable differences between previous GAAP and IFRS CHF 14,203 thousand. Unused tax losses carryforwards have not been recognized as of January 1, 2002, because at the time of the approval of the previous GAAP financial statements of December 31, 2001, it was not probable that future taxable profit will be available against which the unused tax losses can be utilized. In addition, an amount of CHF 2,660 thousand relating to stamp duty taxes in connection with the financial restructuring 2001 which became due in 2002 have been restated as this item relates to prior year.

9)
Restatement of impairment charge on tangible assets relating to prior year.

Cablecom Holdings AG

Statutory Interim Financial Statements

for the Six Months Ended June 30, 2005 and 2004

STATUTORY INTERIM FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004

BALANCE SHEETS

	June 30,
	2005	2004
	(CHF in thousands)
ASSETS
Current assets
Cash and cash equivalents	5	100
Other receivables	6	—

Total current assets	11	100

Non-current assets
Investments in financial assets	20,150	20,000

Total non-current assets	20,150	20,000

Total assets	20,161	20,100

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable group companies	82	—
Loan from group company	30	—
Accrued expenses	43	20

Total current liabilities	155	20

Non-current liabilities
Loan from parent company (subordinated)	20,000	20,000

Total non-current liabilities	20,000	20,000

Shareholders' equity
Share capital	100	100
Revaluation reserve	150	—
Retained earnings
Opening balance	(150)	(10)
Loss for the period	(94)	(10)

Total retained earnings	(244)	(20)

Total shareholders' equity	6	80

Total liabilities and shareholders' equity	20,161	20,100

INCOME STATEMENTS

	01.01.-30.06. 2005	01.01.-30.06. 2004
	(CHF in thousands)
Other operating expenses	(94)	(10)

Profit/(loss) before taxes	(94)	(10)

Taxes	—	—

Net profit/(loss)	(94)	(10)

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

	Issued capital	Revaluation reserve	Retained earnings	Total
Balance at December 31, 2003	100	—	(10)	90
Loss for the period	—	—	(10)	(10)

Balance at June 30, 2004	100	—	(20)	80

	Issued capital	Revaluation reserve	Retained earnings	Total
Balance at December 31, 2004	100	150	(150)	100
Loss for the period	—	—	(94)	(94)

Balance at June 30, 2005	100	150	(244)	6

NOTES TO THE INTERIM FINANCIAL STATEMENTS AT JUNE 30, 2005

	June 30, 2005	June 30, 2004
	(CHF in thousands)
Significant investments
Ccom Holdings (Luxembourg) S.à r.l.
Former Ccom Holdings (Gibraltar) Limited
Called up share capital (EUR 3 thousand)	5	5
Ownership in %	100.0%	100.0%
Significant shareholders
Glacier Holdings S.C.A.
Ownership in %	100.0%	100.0%

Revaluation of assets

The investment in CCom Holdings SA was revaluated by CHF 150 thousand in order to eliminate the negative retained earnings. The revaluated carrying amount of CHF 20,150 thousand is below the fair value.

Subordinated Loan to Shareholder

The loan granted from Glacier Holdings S.C.A., Luxembourg in the amount of CHF 20,000 thousand is due to be repaid in April 2064 and is subordinated to the claims of all other creditors.

Cablecom Holdings AG
Statutory Financial Statements
for the Years Ended December 31, 2004 and 2003

[omitted]

STATUTORY FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

Balance Sheets

	December 31,
	2004	2003
	(CHF in thousands)
ASSETS
Current assets
Cash and cash equivalents	100	100

Total current assets	100	100

Non-current assets
Investments in financial assets	20,150	—

Total non-current assets	20,150	—

Total assets	20,250	100

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable group companies	32	—
Accrued expenses	118	10

Total current liabilities	150	10

Non-current liabilities
Loan from parent company (subordinated)	20,000	—

Total non-current liabilities	20,000	—

Shareholders' equity
Share capital	100	100
Revaluation reserve	150	—
Retained earnings
Opening balance	(10)	—
Loss for the year	(140)	(10)

Total retained earnings	(150)	(10)

Total shareholders' equity	100	90

Total liabilities and shareholders' equity	20,250	100

Income Statements

	2004	2003
	(CHF in thousands)
Financial expense	(2)	—
Other operating expenses	(138)	(10)

Net profit/(loss) before taxes	(140)	(10)

Taxes	—	—

Net profit/(loss)	(140)	(10)

Statements of Changes in Shareholders' Equity

	Issued capital	Revaluation reserve	Retained earnings	Total
Balance at January 1, 2003	—	—	—	—
Issued capital	100	—	—	100
Loss for the year	—	—	(10)	(10)

Balance at December 31, 2003	100	—	(10)	90

Revaluation financial assets	—	150	—	150
Loss for the year	—	—	(140)	(140)

Balance at December 31, 2004	100	150	(150)	100

NOTES TO THE FINANCIAL STATEMENTS at December 31, 2004 and 2003

	December 31
	2004	2003
	(CHF in thousands)
Significant investments
Ccom Holdings (Luxembourg) S.à r.l.
Former Ccom Holdings (Gibraltar) Limited
Called up share capital (EUR 3 thousand)	5	5
Ownership in %	100.0%	100.0%
Cablecom GmbH
Capital stock	—	200
Ownership in %	—	100.0%
Significant shareholders
Glacier Holdings S.C.A. Ownership in %	100.0%	100.0%

Revaluation of assets

The investment in CCom Holdings SA was revaluated by CHF 150 thousand in order to eliminate the negative retained earnings. The revaluated carrying amount of CHF 20,150 thousand is below the fair value.

Subordinated Loan to Shareholder

The loan granted from Glacier Holdings S.C.A., Luxembourg in the amount of CHF 20,000 thousand is due to be repaid in April 2064 and is subordinated to the claims of all other creditors.

Pledged assets

In 2003 shares of Cablecom GmbH were pledged.

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Excerpts from Schedule 4.6 to the Share Purchase Agreement